Exhibit 2.1

FIRST AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

by and among

INERGY, L.P.

INERGY GP, LLC

and

INERGY HOLDINGS, L.P.

INERGY HOLDINGS GP, LLC

NRGP LIMITED PARTNER, LLC

and

NRGP MS, LLC

Dated as of September 3, 2010

TABLE OF CONTENTS

DISCLOSURE SCHEDULES

Schedule A	Inergy Disclosure Schedule

Schedule B	Holdings Disclosure Schedule

A-i

A-ii

A-iii

SCHEDULE A

INERGY, L.P. DISCLOSURE SCHEDULE

Schedule 5.2(b)

Inergy Long Term Incentive Plan (as Amended and Restated August 14, 2008)

Grant Type	# Granted	# Exercised	# Exercisable	# Outstanding
Non-Qualified Options	67,500	0	30,000	67,500

Schedule 5.2(c)

Inergy, L.P. Subsidiaries

1. Inergy Propane, LLC, a Delaware limited liability company

2. Inergy Finance Corp., a Delaware corporation

3. Inergy Midstream, LLC, a Delaware limited liability company

4. L & L Transportation, LLC, a Delaware limited liability company

5. Inergy Transportation, LLC, a Delaware limited liability company

6. Inergy Sales & Service, Inc., a Delaware corporation

7. Inergy Canada Company, a Nova Scotia unlimited company

8. Stellar Propane Service, LLC, a Delaware limited liability company

9. Liberty Propane, L.P., a Delaware limited partnership

10. Liberty Propane GP, LLC, a Delaware limited liability company

11. Liberty Propane Operations, LLC, a Delaware limited liability company

12. Inergy Gas Marketing, LLC, a Delaware limited liability company

13. US Salt, LLC, a Delaware limited liability company

14. Inergy Storage, Inc., a Delaware corporation

15. Finger Lakes LPG Storage, LLC, a Delaware limited liability company

16. Central New York Oil And Gas Company, L.L.C., a New York limited liability company

17. Arlington Storage Company, LLC, a Delaware limited liability company

18. Inergy Pipeline East, LLC, a Delaware limited liability company

19. Steuben Gas Storage Company, a New York general partnership

20. Arlington Associates Limited Partnership, a Massachusetts limited partnership

21. Inergy ASC, LLC, a Delaware limited liability company

22. Escondido Gas Storage, LLC, a Texas limited liability company (75% ownership interest)

Schedule A

SCHEDULE B

INERGY HOLDINGS, L.P. DISCLOSURE SCHEDULE

Schedule 5.2(b)

Inergy Holdings Long Term Incentive plan (as Amended and Restated August 14, 2008)

Grant Type	# Granted	# Exercised	# Exercisable	# Outstanding
Non-Qualified Options	1,459,500	227,600	964,400	1,181,900

Schedule 5.2(c)

Inergy Holdings, L.P. Subsidiaries

1. IPCH Acquisition Corp., a Delaware corporation

2. Inergy Partners, LLC, a Delaware limited liability company

3. Inergy GP, LLC, a Delaware limited liability company

Schedule B

FIRST AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This FIRST AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of September 3, 2010 (this “Agreement”), is entered into by and among Inergy, L.P., a Delaware limited partnership (“Inergy”), Inergy GP, LLC, a Delaware limited liability company and the managing general partner of Inergy (“Inergy GP”), NRGP Limited Partner, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Holdings GP (as defined below) (“New NRGP LP”), Inergy Holdings, L.P., a Delaware limited partnership (“Holdings”), Inergy Holdings GP, LLC, a Delaware limited liability company and the general partner of Holdings (“Holdings GP”), and NRGP MS, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Holdings GP (“MergerCo”).

WITNESSETH:

WHEREAS, on August 7, 2010, Inergy, Inergy GP, New NRGP LP, Holdings, Holdings GP and MergerCo entered into an Agreement and Plan of Merger (the “Original Agreement”);

WHEREAS, the Holdings GP Board (as defined herein) and the Inergy GP Board (as defined herein) have determined that the business combination provided for herein pursuant to which MergerCo will, subject to the terms and conditions set forth herein, merge with and into Holdings, with Holdings surviving (the “Merger”), such that following the Merger, New NRGP LP will be the sole limited partner of Holdings, is fair and reasonable to, and in the best interests of, Holdings and its limited partners, and Inergy and its limited partners, respectively;

WHEREAS, as a condition and inducement to Inergy, Inergy GP and Inergy Partners entering into the Original Agreement, the affiliated unitholders of Holdings who collectively beneficially own approximately 58.1% of the outstanding Common Units (as defined herein) and who are identified as parties to the Holdings Unitholder Support Agreement (as defined below) (collectively, such Holdings unitholders, the “Holdings Supporting Unitholders”) entered into the Holdings Unitholder Support Agreement, pursuant to which, among other things, the Holdings Supporting Unitholders have agreed, subject to the terms and conditions set forth therein, to vote all of their Common Units beneficially owned by them as set forth in Schedule I thereto in favor of the Merger and the approval and adoption of the Original Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time, and the transactions contemplated thereby;

WHEREAS, the parties desire to amend and restate the Original Agreement;

WHEREAS, Section 9.2 of the Original Agreement provides that, subject to applicable Law (as defined below), prior to Closing (as defined below), any provision of the Original Agreement may be amended or modified at any time, whether before or after the Holdings Unitholder Approval (as defined below), by an agreement in writing between the parties thereto approved by the Inergy GP Board (as defined below) in the case of Inergy and by the Holdings GP Board (as defined below) in the case of Holdings and executed in the same manner as the Original Agreement; and

WHEREAS, each of the Inergy GP Board, on behalf of Inergy, and the Holdings GP Board, on behalf of Holdings, has approved this Agreement.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto do hereby amend and restate the Original Agreement in its entirety as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition Proposal” means: any proposal or offer from or by any Person other than Inergy, Inergy GP, and MergerCo relating to (i) any direct or indirect acquisition of (A) more than 20% of the assets of Holdings and its Subsidiaries, taken as a whole, (B) more than 20% of the outstanding equity securities of Holdings or (C) a business or businesses that constitute more than 20% of the cash flow, net revenues, net income or assets of Holdings and its Subsidiaries, taken as a whole; (ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any Person beneficially owning more than 20% of the outstanding equity securities of Holdings; or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Holdings, other than the Merger.

“Action” shall have the meaning set forth in Section 6.12(a).

“Affiliate” shall have the meaning set forth in Rule 405 of the Securities Act, unless otherwise expressly stated herein.

“Agreement” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Amendment No. 1 to the Holdings Partnership Agreement” shall mean Amendment No. 1 to the Holdings Partnership Agreement substantially in the form attached hereto as Annex D.

“Book-Entry Units” shall have the meaning set forth in Section 3.2(d).

“Business Day” shall mean any day which is not a Saturday, Sunday or other day on which banks are authorized or required to be closed in the City of New York, New York.

“Certificate” shall have the meaning set forth in Section 3.2(d).

“Certificate of Merger” shall have the meaning set forth in Section 2.1(b).

“Change in U.S. Federal Income Tax Law” shall mean the enactment or promulgation of, or any change in or amendment to, the Code, Treasury Regulations, administrative pronouncements of the Internal Revenue Service, or judicial interpretations of the foregoing that occurs on or after the date of the Original Agreement; provided that Change in U.S. Federal Income Tax Law shall not include a change in the rate of taxation generally applicable to income or gain (as opposed to, for example, a change in the treatment of an item of gross income as ordinary income or capital gain for U.S. federal income tax purposes).

“Claim” shall have the meaning set forth in Section 6.12(a).

“Class A Units” shall mean the Class A Units representing limited partner interests of Inergy having the rights and obligations specified with respect to such Class A Units in the Inergy Amended and Restated Partnership Agreement.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Units” or “Holdings Common Units” shall mean the common units representing limited partner interests of Holdings having the rights and obligations specified with respect to Common Units in the Holdings Partnership Agreement.

“Compensation and Benefit Plan” shall mean all material bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee unit ownership, unit bonus, unit purchase, restricted unit and unit option plans, all employment or severance contracts, all medical, dental, disability, health and life insurance plans, all other employee benefit and fringe benefit plans, contracts or arrangements and any applicable “change of control” or similar provisions in any plan, contract or arrangement maintained or contributed to for the benefit of officers, former officers, employees, former employees, directors, former directors, or the beneficiaries of any of the foregoing, including all “employee benefit plans” as defined in ERISA Section 3(3).

“Confidentiality Agreement” shall mean a confidentiality agreement of the nature generally used in similar circumstances, as determined by Holdings in its reasonable business judgment; provided, however, that such Confidentiality Agreement shall (i) have a term of not less than one year, (ii) provide that all non-public information pertaining to Inergy be protected as confidential information thereunder, subject to customary exceptions, and (iii) contain a provision relating to a “standstill” with respect to the Inergy LP Units that is no less favorable to Inergy than the form of standstill provision contained in Annex B hereto. In addition, if such Confidentiality Agreement provides for the disclosure of any non-public information pertaining to Inergy that is protected as confidential information under the Confidentiality Agreement, then Inergy shall have the right to approve or consent to any amendment or waiver (a) of the one-year term of the Confidentiality Agreement, (b) that would have the effect of causing any non-public information pertaining to Inergy that is protected as confidential information under the Confidentiality Agreement not to be protected as confidential information under the Confidentiality Agreement, (c) of the provision described in (iii) above or (d) of Inergy’s ability to enforce its rights as a third party beneficiary to such Confidentiality Agreement.

“Consideration” shall mean the Holdings Unitholder Consideration (taking into consideration the GP Exchange).

“Disclosure Schedule” shall have the meaning set forth in Section 5.1.

“DLLCA” shall mean the Delaware Limited Liability Company Act, 6 Del.C. §18-101 et seq.

“DRULPA” shall mean the Delaware Revised Uniform Limited Partnership Act, 6 Del.C. §17-101 et seq.

“Effective Time” shall have the meaning set forth in Section 2.1(b).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” shall mean the Holdings Escrow Agent or Inergy Escrow Agent, as applicable.

“Escrow Fund” shall have the meaning set forth in Section 9.1(g).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” shall mean such entity as may be selected by Inergy subject to the reasonable approval of Holdings.

“Exchange Fund” shall have the meaning set forth in Section 3.4(a).

“Expenses” shall have the meaning set forth in Section 9.1(f).

“Governmental Authority” means any national, state, local, county, parish or municipal government, domestic or foreign, any agency, board, bureau, commission, court, tribunal, subdivision, department or other governmental or regulatory authority or instrumentality, or any arbitrator in any case that has jurisdiction over Holdings or Inergy, as the case may be, or any of their respective properties or assets.

“GP Exchange” shall have the meaning set forth in Section 3.1(a).

“Holdings” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Holdings Amended and Restated Partnership Agreement” shall have the meaning set forth in Section 2.1(c).

“Holdings Certificate of Limited Partnership” means the certificate of limited partnership of Holdings as filed with the Delaware Secretary of State on April 28, 2005.

“Holdings Change in Recommendation” shall have the meaning set forth in Section 6.6(c).

“Holdings Conflicts Committee” shall mean the Conflicts Committee of the Holdings GP Board, consisting (as of the date of the Original Agreement) of Richard T. O’Brien.

“Holdings Credit Agreements” means the Credit Agreement dated as of July 22, 2005 among Holdings, IPCH Acquisition Corp. and Enterprise Bank and Trust, as amended to the date of the Original Agreement, and the Credit Agreement, dated as of August 9, 2005, between Holdings and Southwest Bank of St. Louis, as amended to the date of the Original Agreement.

“Holdings Disclosure Schedule” shall mean the Disclosure Schedule delivered by Holdings pursuant to Section 5.1.

“Holdings Escrow Agent” shall mean an escrow agent as appointed by Holdings and Inergy, in their reasonable discretion, for the benefit of Holdings for certain payments under Article IX.

“Holdings GP” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Holdings GP Board” means the Board of Directors of Holdings GP.

“Holdings GP LLC Agreement” means the Limited Liability Company Agreement of Holdings GP, dated March 14, 2005.

“Holdings LP Units” means 1,080,453 LP Units owned as of the date of the Original Agreement and the date hereof by Holdings.

“Holdings LTIP” shall have the meaning set forth in Section 3.6(a)(i).

“Holdings Meeting” shall have the meaning set forth in Section 6.2.

“Holdings Partnership Agreement” shall mean the Amended and Restated Agreement of Limited Partnership of Holdings, dated as of June 24, 2005.

“Holdings Recommendation” shall have the meaning set forth in Section 6.2.

“Holdings Restricted Unit” shall have the meaning set forth in Section 3.6(a)(i).

“Holdings Supporting Unitholders” shall have the meaning set forth in the recitals to this Agreement.

“Holdings Termination Fee” shall mean an amount equal to $20.0 million in cash.

“Holdings Unaffiliated Unitholders” means the holders of Common Units other than Holdings GP and its Affiliates, officers and directors.

“Holdings Unitholder Approval” shall have the meaning set forth in Section 7.1.

“Holdings Unitholder Consideration” shall have the meaning set forth in Section 3.1(b).

“Holdings Unitholder Support Agreement” shall mean the Support Agreement dated as of August 7, 2010 by and among Inergy and the Holdings Supporting Unitholders.

“Holdings Unit Option” shall have the meaning set forth in Section 3.6(a)(i).

“Holdings Unit Purchase Right” shall have the meaning set forth in Section 3.6(b).

“Incentive Distribution Rights” shall have the meaning set forth in the Inergy Partnership Agreement.

“Indemnification Expenses” shall have the meaning set forth in Section 6.12(a).

“Indemnified Parties” shall have the meaning set forth in Section 6.12(a).

“Indemnitees” shall have the meaning set forth in the Holdings Partnership Agreement.

“Inergy” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Inergy Acquisition Proposal” shall mean any proposal or offer from or by any Person other than Holdings and its Subsidiaries relating to (i) any direct or indirect acquisition of (A) more than 50% of the assets of Inergy and its Subsidiaries, taken as a whole, (B) more than 50% of the outstanding equity securities of Inergy (excluding any equity securities of Inergy held or controlled by John J. Sherman) or (C) a business or businesses that constitute more than 50% of the cash flow, net revenues, net income or assets of Inergy and its Subsidiaries, taken as a whole; (ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any Person beneficially owning more than 50% of the outstanding equity securities of Inergy; or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Inergy other than the Merger.

“Inergy Amended and Restated Partnership Agreement” shall mean the Third Amended and Restated Agreement of Limited Partnership of Inergy substantially in the form attached hereto as Annex A.

“Inergy Debt Assumption” shall have the meaning set forth in Section 3.1(b).

“Inergy Disclosure Schedule” shall mean the Disclosure Schedule delivered by Inergy pursuant to Section 5.1.

“Inergy Escrow Agent” shall mean an escrow agent as appointed by Inergy and Holdings, in their reasonable discretion, for the benefit of Inergy for certain payments under Article IX.

“Inergy GP” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Inergy GP Board” shall mean the board of directors of Inergy GP.

“Inergy GP Interest” shall mean the general partner interest in Inergy having the rights and obligations specified to a General Partner interest in the Inergy Partnership Agreement.

“Inergy GP LLC Agreement” means the Limited Liability Company Agreement of Inergy GP, dated as of March 2, 2001.

“Inergy LTIP” shall have the meaning set forth in Section 3.6(a)(i).

“Inergy Merger Transactions” shall have the meaning set forth in Section 5.2(k)(ii).

“Inergy Non-Public Information” shall have the meaning set forth in Section 6.6(b).

“Inergy Partners” means Inergy Partners, LLC, a Delaware limited liability company and the non-managing general partner of Inergy.

“Inergy Partnership Agreement” shall mean the Second Amended and Restated Agreement of Limited Partnership of Inergy, dated as of January 7, 2004, as amended by Amendment No. 1 thereto, effective as of February 9, 2004, as further amended by Amendment No. 2 thereto, effective as of January 21, 2005, and as further amended by Amendment No. 3 thereto, effective as of August 9, 2005.

“Inergy Special Committee” shall mean the Special Committee of the Inergy GP Board, consisting (as of the date of the Original Agreement) of Robert D. Taylor.

“IPCH” means IPCH Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Holdings.

“Law” shall mean any law, rule, regulation, directive, ordinance, code, governmental determination, guideline, judgment, order, treaty, convention, governmental certification requirement or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Authority.

“Lien” shall mean any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

“LP Units” or “Inergy LP Units” shall mean the units representing limited partner interests of Inergy having the rights and obligations specified with respect to LP Units in the Inergy Partnership Agreement.

“Material Adverse Effect” shall mean, with respect to either Holdings or Inergy, any effect that (x) is or could reasonably be expected to be material and adverse to the financial position, results of operations, business, assets or prospects of Holdings and its Subsidiaries taken as a whole, or Inergy and its Subsidiaries taken as a whole, respectively, or (y) materially impairs or could reasonably be expected to materially impair the ability of Holdings or Inergy, respectively, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement.

“Merger” shall have the meaning set forth in the recitals to this Agreement.

“Merger Transactions” shall have the meaning set forth in Section 5.2(k)(i).

“MergerCo” shall have the meaning set forth in the introductory paragraph in this Agreement.

“New LP Purchase Right” shall have the meaning set forth in Section 3.6(b).

“New LP Units” shall have the meaning set forth in Section 3.1(b).

“New NRGP LP” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Non-Qualifying Income Cushion” shall have the meaning set forth in Section 9.1(g).

“Notice of Proposed Recommendation Change” shall have the meaning set forth in Section 6.6(c).

“NRGP Nonparticipating Limited Partner Units” shall mean the “Nonparticipating Limited Partner Units” as such term is defined in Amendment No. 1 to the Holdings Partnership Agreement.

“NYSE” shall mean the New York Stock Exchange.

“Original Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Person” or “person” shall mean any individual, bank, corporation, partnership, limited liability company, association, joint-stock company, business trust or unincorporated organization.

“PIK Recipients” shall mean John J. Sherman, Phillip L. Elbert, R. Brooks Sherman, Jr., Carl A. Hughes, William C. Gautreaux, Andrew L. Atterbury and Paul E. McLaughlin.

“PIK Units” shall have the meaning set forth in Section 3.1(b) and shall be represented by the Class B units as set forth in the Inergy Amended and Restated Partnership Agreement.

“Proxy Statement” shall have the meaning set forth in Section 6.3(a).

“Receiving Party” shall have the meaning set forth in Section 6.6(a).

“Registration Statement” shall have the meaning set forth in Section 6.3(a).

“Regulatory Authorities” shall mean any federal or state governmental agency or court or authority or other body.

“Representatives” shall mean with respect to a Person, its directors, officers, members, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative.

“Rights” shall mean, with respect to any person, securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, equity securities of such person.

“Rule 145 Affiliate” shall have the meaning set forth in Section 6.7(a).

“SEC” shall mean the Securities and Exchange Commission.

“SEC Documents” shall have the meaning set forth in Section 5.2.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Subsidiary” shall have the meaning ascribed to such term in Rule 1-02 of Regulation S-X under the Securities Act, except, in the case of Holdings, Inergy Partners, Inergy GP and its Subsidiaries (including, for the sake of clarity, Inergy) shall not be deemed to be Subsidiaries of Holdings (unless otherwise specifically provided in this Agreement).

“Superior Proposal” means any bona fide Acquisition Proposal (except that references to 20% within the definition of “Acquisition Proposal” shall be replaced by “50%”) made by a third party to Holdings or the Holdings GP Board on terms that the Holdings GP Board determines, in its good faith judgment and after consulting with Holdings’ financial advisor and outside legal counsel, and taking into account the financial, legal, regulatory and other aspects of the Acquisition Proposal (including, without limitation, any conditions to and the expected timing of consummation and any risks of non-consummation), to be more favorable to the holders of Common Units from a financial point of view than the Merger (taking into account any revised proposal by the Inergy Special Committee on behalf of Inergy to amend the terms of this Agreement), provided, that, to the extent any Acquisition Proposal includes an Inergy Acquisition Proposal, it shall not be a Superior Proposal without the consent of a majority of the members of the Inergy GP Board and the Inergy Special Committee.

“Surviving Entity” shall have the meaning set forth in Section 2.1(a).

“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under state or federal law.

“Taxes” shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, whether disputed or not.

“Tax Returns” shall have the meaning set forth in Section 5.2(i).

“Termination Date” shall have the meaning set forth in Section 8.1(b).

ARTICLE II

THE MERGER; EFFECTS OF THE MERGER

Section 2.1 The Merger.

(a) The Surviving Entity. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below), MergerCo shall merge with and into Holdings, the separate existence of MergerCo shall cease and Holdings shall survive and continue to exist as a Delaware limited partnership (Holdings, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”), such that immediately following the Merger, Holdings GP will continue to be the sole general partner of Holdings and Holdings GP and New NRGP LP will remain as the only holders of limited partner interests in Holdings in proportion to their respective NRGP Nonparticipating Limited Partner Units.

(b) Effectiveness and Effects of the Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VII in accordance with this Agreement, the Merger shall become effective upon the later to occur of the filing in the office of the Secretary of State of the State of Delaware of a properly executed certificate of merger (the “Certificate of Merger”) and such later date and time as may be set forth in the Certificate of Merger (the “Effective Time”), in accordance with the DRULPA and the DLLCA. The Merger shall have the effects prescribed in the DRULPA and the DLLCA.

(c) Holdings Certificate of Limited Partnership and Holdings Partnership Agreement. At the Effective Time, the Holdings Certificate of Limited Partnership shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity, until duly amended in accordance with applicable Law. At the Effective Time, the Holdings Partnership Agreement shall be amended and restated in its entirety to reflect Holdings GP as the sole general partner of Holdings and Holdings GP and New NRGP LP as the only holders of limited partner interests in Holdings in proportion to their respective NRGP Nonparticipating Limited Partner Units, and such other matters as contemplated by this Agreement, and as so amended and restated shall be the partnership agreement (the “Holdings Amended and Restated Partnership Agreement”) of the Surviving Entity until duly amended in accordance with the terms thereof and applicable Law.

Section 2.2 Closing. Subject to the satisfaction or waiver of the conditions as set forth in Article VII in accordance with this Agreement, the Merger and the other transactions contemplated hereby (the “Closing”) shall occur on (a) the third Business Day after the day on which the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement or (b) such other date to which the parties may agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.” The Closing of the transactions contemplated by this Agreement shall take place at the offices of

Vinson & Elkins LLP, 1001 Fannin Street, Houston, Texas at 9:00 a.m. Central Time on the Closing Date.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 3.1 Holdings Exchange and Contribution.

(a) At the Effective Time, in exchange for the consideration described in Section 3.1(b), Holdings hereby agrees to distribute to the holders of the Common Units the Holdings LP Units pro rata, with such distribution to be made pursuant to Section 3.4(a) as a component of the Holdings Unitholder Consideration (defined below). In addition, Holdings agrees to (i) exchange with Inergy the Incentive Distribution Rights and (ii) contribute to Inergy all of Holdings’ ownership interests in IPCH and Inergy Partners. The exchange and contribution set forth in (i) and (ii) above are collectively referred to herein as the “GP Exchange.”

(b) At Closing, as consideration for the GP Exchange, Inergy will (i) deposit or cause to be deposited with the Exchange Agent for exchange in accordance with this Article III, through the Exchange Agent, 35,031,991 LP Units, subject to adjustment for equity awards granted under the Holdings LTIP (which together with the Holdings LP Units are referred to as the “New LP Units”) and 11,568,560 special units of Inergy having such rights, preferences and limitations as are set forth in the Inergy Amended and Restated Partnership Agreement (the “PIK Units”), (ii) provide cash to be paid in lieu of any fractional New LP Unit or PIK Unit, as applicable, in accordance with Section 3.4(e), and (iii) assume Holdings’ liabilities under the Holdings Credit Agreements (the “Inergy Debt Assumption”). The New LP Units and PIK Units and any cash paid in lieu of any fractional New LP Unit or PIK Unit are collectively referred to herein as the “Holdings Unitholder Consideration.” Holdings hereby acknowledges and agrees that the deposit of the Holdings Unitholder Consideration and the Inergy Debt Assumption shall constitute complete satisfaction of all sums due to Holdings with respect to the GP Exchange.

(c) Upon the GP Exchange, without further action by Inergy prior to the Effective Time, the Incentive Distribution Rights shall be cancelled and have no further force or effect and the 789,202 LP Units owned by IPCH and the 2,837,034 LP Units and 0.71% general partner interest in Inergy owned by Inergy Partners shall be converted into Class A Units of equivalent value.

Section 3.2 Holdings Unitholder Consideration. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Inergy, Holdings or any holder of Common Units:

(a) All of the limited liability company interests in MergerCo outstanding immediately prior to the Effective Time shall be converted into and become limited partner interests in Holdings, which limited partner interests shall be duly authorized and validly issued, fully paid (to the extent required under the Holdings Partnership Agreement and the Holdings Amended and Restated Partnership Agreement) and non-assessable (except to the extent such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA), and shall be held by New NRGP LP and Holdings GP in proportion to their respective NRGP Nonparticipating Limited Partner Units.

(b) The general partner interest and NRGP Nonparticipating Limited Partner Units in Holdings issued and outstanding immediately prior to the Effective Time shall remain outstanding and unchanged subject to such changes as are set forth in the Holdings Amended and Restated Partnership Agreement, and Holdings GP shall continue to be the sole general partner of Holdings.

(c) Each Common Unit issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.770 LP Units, except that with respect to the 11,568,560 LP Units to which the PIK Recipients otherwise would be entitled pursuant to the Merger, the respective PIK Recipients shall instead receive the PIK Units in accordance with Annex C. Such right to receive 0.770 LP Units shall be satisfied upon the receipt of the Holdings Unit Consideration as provided in Section 3.4.

(d) All Common Units, when converted as a result of and pursuant to the Merger, shall cease to be outstanding and shall automatically be canceled and cease to exist. At the Effective Time, each holder of a certificate representing Common Units (a “Certificate”) and each holder of non-certificated Common Units represented by book-entry (“Book-Entry Units”) shall cease to be a unitholder of Holdings and (except as set forth in Section 3.3) cease to have any rights with respect thereto, except the right to receive (i) such holder’s portion of the Holdings Unitholder Consideration, including any cash to be paid in lieu of any fractional New LP Unit or PIK Unit, as applicable, in accordance with Section 3.4(e), and the right to be admitted as a limited partner of Inergy in connection therewith, and (ii) any distributions in accordance with Section 3.4(c), and in each case, to be issued or paid in consideration therefor in accordance with Section 3.4.

Section 3.3 Rights As Unitholders; Unit Transfers. At the Effective Time, holders of Common Units shall cease to be, and shall have no rights as, unitholders of Holdings, other than to receive (a) any distribution with respect to such Common Units with a record date occurring prior to the Effective Time that may have been declared or made by Holdings on such Common Units in accordance with the terms of this Agreement or prior to the date of the Original Agreement and which remains unpaid at the Effective Time and (b) the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the unit transfer books of Holdings with respect to the Common Units.

Section 3.4 Exchange of Certificates.

(a) Exchange Agent. Promptly after the Effective Time, Inergy and Holdings shall deposit or shall cause to be deposited with the Exchange Agent for the benefit of the holders of Common Units, for exchange in accordance with this Article III, through the Exchange Agent, the Holdings Unitholder Consideration required by this Article III (with Holdings depositing or causing to be deposited the Holdings LP Units and the PIK Units and Inergy depositing the remainder of the Holdings Unitholder Consideration). Inergy agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any distributions pursuant to Section 3.3(a) and Section 3.4(c) and to make payments in lieu of any fractional New LP Units and PIK Units, as applicable, pursuant to Section 3.4(e). Any cash, New LP Units and PIK Units deposited with the Exchange Agent (including as payment for any fractional New LP Units and PIK Units in accordance with Section 3.4(e)

and any distributions in accordance with Section 3.4(c)) shall hereinafter be referred to as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Holdings Unitholder Consideration contemplated to be paid for Common Units pursuant to this Agreement out of the Exchange Fund. Except as contemplated by Sections 3.4(c) and 3.4(e), the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. Promptly after the Effective Time, Inergy shall instruct the Exchange Agent to mail to each record holder of Common Units as of the Effective Time (i) a letter of transmittal (which shall specify that in respect of certificated units, delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and shall be in customary form and agreed to by Inergy and Holdings prior to the Effective Time) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Units in exchange for the Holdings Unitholder Consideration payable in respect of the Common Units represented by such Certificates or Book-Entry Units. Promptly after the Effective Time, upon surrender of Certificates, if any, for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents (including in respect of Book-Entry Units) as may be required pursuant to such instructions, the holders of Common Units shall be entitled to receive in exchange therefor (A) New LP Units or PIK Units, as applicable, representing, in the aggregate, the whole number of New LP Units or PIK Units, as applicable, that such holder has the right to receive pursuant to this Article III (after taking into account all Common Units then held by such holder) and (B) a check in the amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to this Article III, including cash payable in lieu of any fractional New LP Units and PIK Units pursuant to Section 3.4(e) and distributions pursuant to Section 3.4(c). No interest shall be paid or accrued on any Holdings Unitholder Consideration or on any unpaid distributions payable to holders of Certificates or Book-Entry Units. In the event of a transfer of ownership of Common Units that is not registered in the transfer records of Holdings, the Holdings Unitholder Consideration payable in respect of such Common Units may be paid to a transferee, if the Certificate representing such Common Units or evidence of ownership of the Book-Entry Units are presented to the Exchange Agent, and in the case of both certificated and book-entry Common Units, accompanied by all documents required to evidence and effect such transfer and the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Holdings Unitholder Consideration in any name other than that of the record holder of such Common Units, or shall establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable. Until the required documentation has been delivered and Certificates, if any, have been surrendered, as contemplated by this Section 3.4, each Certificate or Book-Entry Unit shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Holdings Unitholder Consideration payable in respect of the Common Units and any cash in lieu of fractional units pursuant to Section 3.4(e) and any distributions to which such holder is entitled pursuant to Section 3.3.

(c) Distributions with Respect to Unexchanged Common Units. No distributions declared or made with respect to LP Units or PIK Units with a record date after the Effective Time shall be paid to the holder of any Common Units with respect to the New LP Units or PIK Units, as applicable, that such holder would be entitled to receive in accordance herewith and no cash payment in lieu of fractional New LP Units or PIK Units, as applicable, shall be paid to any such holder until such holder shall deliver the required documentation and surrender any Certificate as contemplated by this Section 3.4. Subject to applicable Law, following compliance with the requirements of Section 3.4(b), there shall be paid to such holder of the New LP Units or PIK Units, as applicable, issuable in exchange therefor, without interest, (i) promptly after the time of such compliance, the amount of any cash payable in lieu of fractional New LP Units or PIK Units, as applicable, to which such holder is entitled pursuant to Section 3.4(e) and the amount of distributions with a record date after the Effective Time theretofore paid with respect to the New LP Units or PIK Units, as applicable, and payable with respect to such New LP Units or PIK Units, as applicable, and (ii) at the appropriate payment date, the amount of distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such compliance payable with respect to such New LP Units or PIK Units, as applicable.

(d) Further Rights in Holdings Units. The Holdings Unitholder Consideration issued upon conversion of a Common Unit in accordance with the terms hereof (including any cash paid pursuant to Section 3.3, Section 3.4(c) or Section 3.4(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Common Unit.

(e) Fractional LP Units. No certificates or scrip of the New LP Units or PIK Units, as applicable, representing fractional New LP Units or PIK Units, as applicable, or book-entry credit of the same shall be issued upon the exchange of Common Units in accordance with Section 3.4(b), and such fractional interests will not entitle the owner thereof to vote or to have any rights as a holder of any New LP Units or PIK Units, as applicable. Notwithstanding any other provision of this Agreement, each holder of Common Units exchanged in connection with the Merger who would otherwise have been entitled to receive a fraction of a New LP Unit or PIK Unit, as applicable (after taking into account all Common Units exchanged by such holder), shall receive, in lieu thereof, cash (without interest, rounded up to the nearest whole cent) in an amount equal to the product of (i) the volume weighted average trading price of the LP Units as reported by Bloomberg during the 20 trading day period ending on the third trading day immediately preceding the date on which the Effective Time shall occur and (ii) the fraction of a New LP Unit or PIK Unit, as applicable, that such holder would otherwise be entitled to receive pursuant to this Article III. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Inergy, and Inergy shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund constituting New LP Units, PIK Units or cash that remains undistributed to the holders of Common Units after 180 days following the Effective Time shall be delivered to Inergy upon demand by Inergy and, from and after such delivery, any former holders of Common Units who have not theretofore complied with this Article III shall thereafter look only to Inergy for the Holdings Unitholder Consideration payable in respect of such Common Units, any cash in lieu of fractional New LP Units or PIK Units, as applicable, to which they are entitled pursuant to Section 3.4(e) and any distributions with respect to the New LP Units or PIK Units, as applicable, to which they are entitled pursuant to Section 3.4(c), in each case, without any interest thereon. Any amounts remaining unclaimed by holders of Common Units immediately prior to such time as such amounts would otherwise escheat to or become the property of any governmental entity shall, to the extent permitted by applicable Law, become the property of Inergy, free and clear of any Liens, claims or interest of any Person previously entitled thereto.

(g) No Liability. To the fullest extent permitted by Law, neither Inergy, Holdings, nor the Surviving Entity shall be liable to any holder of Common Units for any New LP Units (or distributions with respect thereto), PIK Units, or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Inergy, the posting by such Person of a bond, in such reasonable amount as Inergy may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Holdings Unitholder Consideration payable in respect of the Common Units represented by such Certificate and any distributions to which the holders thereof are entitled pursuant to Section 3.3.

(i) Withholding. Each of Inergy, the Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Common Units such amounts as Inergy, the Surviving Entity or the Exchange Agent is required to deduct and withhold under the Code or any provision of state, local, or foreign Tax Law, with respect to the making of such payment; provided, however, that Inergy, the Surviving Entity or the Exchange Agent, as the case may be, shall provide reasonable notice to the applicable holders of Common Units prior to withholding any amounts pursuant to this

Section 3.4(i). To the extent that amounts are so deducted and withheld by Inergy, the Surviving Entity or the Exchange Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Common Units in respect of whom such deduction and withholding was made by Inergy, the Surviving Entity or the Exchange Agent, as the case may be.

(j) Book Entry and Admission of Holders of New LP Units and PIK Units as Additional Limited Partners of Inergy. All New LP Units and PIK Units to be issued in connection with the Merger shall be issued in book entry form, without physical certificates. Upon the issuance of New LP Units and PIK Units, as applicable, to the holders of Common Units in accordance with this Section 3.4 and the compliance by such holders with the requirements of Section 10.4 of the Inergy Amended and Restated Partnership Agreement, Inergy GP shall consent to the admission of such holders as limited partners of Inergy and reflect such admission on the books and records of Inergy.

Section 3.5 Anti-Dilution Provisions. In the event of any subdivisions, reclassifications, recapitalizations, splits, combinations or distributions in the form of equity interests with respect to the Common Units or the LP Units (in each case, as permitted pursuant to Section 4.3), the number of New LP Units or PIK Units, as applicable, to be issued in connection with the Merger and the volume weighted average trading price of the LP Units determined in accordance with Section 3.4(e) will be correspondingly adjusted to provide the holders of the New LP Units or PIK Units, as applicable, the same economic effect as contemplated by this Agreement prior to such event.

Section 3.6 Unit Options and Restricted Units.

(a)(i) Except as provided in Sections 3.6(b) and 3.6(c), at the Effective Time, each right to purchase Common Units (a “Holdings Unit Option”), whether vested or unvested, and each Common Unit subject to a forfeiture period (a “Holdings Restricted Unit”) outstanding immediately prior to the Effective Time shall be assumed by Inergy and converted into an option to purchase LP Units or an Inergy Restricted LP Unit, as applicable, in accordance with this Section 3.6(a) to be issued pursuant to the Amended and Restated Inergy Long-Term Incentive Plan (the “Inergy LTIP”). Each Holdings Unit Option and Holdings Restricted Unit as so assumed and converted shall continue to have, and be subject to, the same terms and conditions as set forth in the Amended and Restated Inergy Holdings, L.P. Long Term Incentive Plan (the “Holdings LTIP”) and any agreements thereunder immediately prior to the Effective Time, except that, as of the Effective Time, (A) (i) each Holdings Unit Option as so assumed and converted shall be exercisable for that number of whole LP Units equal to the product of the number of Common Units that were subject to such Holdings Unit Option immediately prior to the Effective Time multiplied by 0.770, rounded down to the nearest whole number of LP Units, and (ii) the per unit exercise price for the LP Units subject to such assumed Holdings Unit Option as so assumed and converted shall be equal to the quotient determined by dividing the exercise price per Common Unit of such Holdings Unit Option immediately prior to the Effective Time by 0.770, rounded up to the nearest whole cent and (B) each Holdings Restricted Unit as so assumed shall be converted into that number of Inergy Restricted LP Units with respect to whole LP Units equal to the product of the number of Common Units that were subject to such Holdings Restricted Unit immediately prior to the Effective Time multiplied by 0.770, rounded down to the nearest whole number of LP Units. It is intended that Holdings Unit Options assumed and converted into options to acquire LP Units in accordance with the foregoing shall be converted in a manner that satisfies the requirements of Treasury Regulation § 1.409A-1(b)(5)(v)(D) so as not to be treated as the grant of a new stock right or change in the form of payment for purposes of Treasury Regulations §§ 1.409A-1 through 1.409A-6. The Holdings LTIP shall be terminated immediately following the Effective Time.

(ii) As soon as practicable after the Effective Time, Inergy shall deliver to the participants in the Holdings LTIP appropriate notice setting forth such participants’ rights pursuant thereto and the grants pursuant to the Holdings LTIP shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 3.6 after giving effect to the Merger).

(iii) The Holdings GP Board (or appropriate committee thereof) shall, prior to or as of the Effective Time, take all necessary actions, if any, pursuant to and in accordance with the terms of the Holdings LTIP and the instruments evidencing Holdings Unit Options or the Holdings Restricted Units, as applicable, to provide for the assumption and conversion of Holdings Unit Options into options to acquire LP Units or the Holdings Restricted Units into Inergy Restricted LP Units, as applicable in accordance with this Section 3.6 without the consent of the holders of the Holdings Unit Options or the Holdings Restricted Units, as applicable.

(b) Prior to the Effective Time and except as provided in Section 3.6(c), the Holdings GP Board (or, if appropriate, any committee thereof) and the Inergy GP Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide that, effective at the Effective Time, each right to purchase Common Units outstanding immediately prior to the Effective Time (a “Holdings Unit Purchase Right”) under the Holdings Unit Purchase Plan shall be assumed by Inergy and shall continue in effect on the same terms and conditions as in effect immediately prior to the Effective Time (subject to the adjustments in this Section 3.6(b)), and each such Holdings Unit Purchase Right shall be converted automatically into a right to purchase LP Units (a “New LP Purchase Right”). Each New LP Purchase Right shall entitle the holder thereof to purchase the number of LP Units determined under the terms and conditions of the Holdings Unit Purchase Plan, as provided for herein. Effective at the Effective Time, Inergy (i) shall assume the Holdings Unit Purchase Plan, (ii) shall amend the Holdings Unit Purchase Plan to substitute references to LP Units for references to Common Units therein, provide that the total number of LP Units available for issuance under the Holdings Unit Purchase Plan shall be 100,000 multiplied by the Exchange Ratio (rounded down to the nearest LP Unit), and make such other changes as shall be necessary to assume the Holdings Unit Purchase Plan and New LP Purchase Right pursuant to this Section 3.6(b), and (iii) shall continue the Holdings Unit Purchase Plan with respect to the New LP Purchase Rights. The Holdings Unit Purchase Plan shall terminate immediately following the end of the “Purchase Period” (as defined in the Holdings Unit Purchase Plan) in effect immediately prior to the Effective Time and participants in the Holdings Unit Purchase Plan shall become participants in the Amended and Restated Inergy Employee Unit Purchase Plan pursuant to their elections in effect under the Holdings Unit Purchase Plan immediately prior to its termination unless such election is otherwise changed in accordance with the terms of the Amended and Restated Inergy Employee Unit Purchase Plan.

(c) To the extent any employee of Inergy GP, LLC holds rights to purchase Common Units prior to the Effective Time that will be, but for application of this Section 3.6(c), converted into rights to purchase LP Units pursuant to Sections 3.6(a) and 3.6(b), the Holdings GP Board (or, if appropriate, any committee thereof) and/or the Inergy GP Board (or, if appropriate, any committee thereof) will take such actions as may be necessary or appropriate to avoid the imposition of additional taxes on such employees pursuant to Section 409A of the Code.

(d) Inergy shall take all action necessary, on or prior to the Effective Time, to authorize and to reserve for issuance a sufficient number of LP Units for delivery under the Inergy LTIP and the Holdings Unit Purchase Plan in accordance with this Section 3.6. As soon as practicable after the Effective Time, Inergy shall file a registration statement on Form S-8 (or any successor or other appropriate forms), with respect to the LP Units subject to the assumed Holdings Unit Options and New LP Purchase Rights, and shall use all reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

ARTICLE IV

ACTIONS PENDING MERGER

From the date of the Original Agreement until the Effective Time, except as expressly contemplated by this Agreement, (a) without the prior written consent of the Inergy Special Committee (which consent shall not be unreasonably withheld, delayed or conditioned), Holdings and Holdings GP will not, and will cause each of its Subsidiaries not to, and (b) without the prior written consent of the Holdings Conflicts Committee (which consent shall not be unreasonably withheld, delayed or conditioned), Inergy and Inergy GP will not, and will cause each of its Subsidiaries not to:

Section 4.1 Ordinary Course. Conduct the business of it and its Subsidiaries other than in the ordinary and usual course or, to the extent consistent therewith, fail to use commercially reasonable best efforts to preserve intact its business organizations, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would have a Material Adverse Effect.

Section 4.2 Equity. In the case of Holdings and its Subsidiaries, other than with respect to grants of equity or other Rights made in the ordinary and usual course pursuant to the Holdings LTIP and the Inergy Holdings, L.P. Employee Unit Plan and except as contemplated by Amendment No. 1 to the Holdings Partnership Agreement, (a) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity, any appreciation rights or any Rights, (b) enter into any agreement with respect to the foregoing or (c) permit any additional equity interests to become subject to new grants of employee unit options, unit appreciation rights or similar equity-based employee Rights. In the case of Inergy and its Subsidiaries, other than with respect to the grants of equity or other Rights made in the ordinary and usual course pursuant to the Inergy Long Term Incentive Plan and the Amended and Restated Inergy Unit Purchase Plan, Inergy will not, and Inergy will cause its Subsidiaries not to take any action described in clause (a), (b) or (c) above, which would have a Material Adverse Effect.

Section 4.3 Distributions; Equity Changes.

(a) Make, declare or pay any distribution (except in the case of Holdings and Inergy, regular quarterly cash distributions of Available Cash (as defined in the Holdings Partnership Agreement, in the case of Holdings, or the Inergy Partnership Agreement, in the case of Inergy) on the Common Units or the LP Units, as applicable, in the ordinary course consistent with past practice) on or in respect of, or declare or make any distribution on, any shares of its equity securities;

(b) Split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests; or

(c) Repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire any partnership interests, except as required by the terms of its securities outstanding on the date hereof or as contemplated by any existing Compensation and Benefit Plan.

Section 4.4 Acquisitions and Dispositions. In the case of Holdings and its Subsidiaries, sell, lease, dispose of or discontinue any portion of its assets, business or properties, including, without limitation, the sale, disposition or transfer, in whole or in part, of (i) the Incentive Distribution Rights (as defined in the Inergy Partnership Agreement), (ii) IPCH or (iii) Inergy Partners, which is material to it and such Subsidiaries taken as a whole, or acquire, by merger or otherwise, or lease (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) any assets or all or any portion of, the business or property of any other entity which, in either case, is material to it and such Subsidiaries taken as a whole, or would be likely to have a Material Adverse Effect. In the case of Inergy, Inergy will not, and will cause its Subsidiaries not to, merge, consolidate or enter into any other business combination transaction with any Person or make any acquisition or disposition that would be likely to have a Material Adverse Effect.

Section 4.5 Amendments. In the case of Holdings GP and Holdings, amend the Inergy GP LLC Agreement, the Inergy Partnership Agreement or the Holdings Partnership Agreement other than in accordance with this Agreement.

Section 4.6 Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by Law or generally accepted accounting principles.

Section 4.7 Insurance. Fail to use commercially reasonable best efforts to maintain with financially responsible insurance companies, insurance in such amounts and against such risks and losses as has been customarily maintained by it in the past.

Section 4.8 Taxes.

(a) Make or rescind any material express or deemed elections relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election;

(b) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; or

(c) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the most recent taxable year for which a return has been filed, except as may be required by applicable Law, or required or permitted by the Inergy Amended and Restated Partnership Agreement (or any successor agreement thereto).

Section 4.9 Debt, Capital Expenditures and the Like. In the case of Holdings and its Subsidiaries, (a) incur any indebtedness for borrowed money or guarantee any such indebtedness of others, (b) enter into any material lease (whether operating or capital), (c) create any Lien on its property or the property of its Subsidiaries in connection with any pre-existing indebtedness, new indebtedness or lease, or (d) make or commit to make any capital expenditures. In the case of Inergy, Inergy will not, and Inergy will cause its Subsidiaries not to take any action described in clauses (a), (b), (c) or (d) above which would materially adversely affect its or Holdings’ ability to consummate the transactions contemplated by this Agreement.

Section 4.10 No Dissolution. Authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation.

Section 4.11 Adverse Actions. Except as permitted by Sections 6.2 and 6.6, knowingly take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at the Closing Date, (b) any of the conditions set forth in Article VII not being satisfied, (c) any material delay or prevention of the consummation of the Merger or (d) a material violation of any provision of this Agreement except, in each case, as may be required by applicable Law.

Section 4.12 Agreements. Agree or commit to do anything prohibited by Sections 4.1 through 4.11.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1 Disclosure Schedule. On or prior to the date of the Original Agreement, Inergy delivered to Holdings and Holdings has delivered to Inergy a schedule (respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of its representations and warranties; provided, however, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect in any material respect, and (b) the mere inclusion of an item in a Disclosure Schedule shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.

Section 5.2 Representations and Warranties. Subject to Section 5.1 and except as set forth in its Disclosure Schedule or (other than with respect to Sections 5.2(a) and (b)) as set forth in its annual report on Form 10-K for the fiscal year ended September 30, 2009, and all other reports, registration statements, definitive proxy statements or information statements filed by it or any of its Subsidiaries subsequent to September 30, 2009 under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, in the form filed with the SEC (collectively, its “SEC Documents”) and publicly available prior to the date of the Original Agreement (excluding any disclosures included therein to the extent they are cautionary, predictive or forward-looking in nature, including those in any risk factor section of such documents), Holdings and MergerCo hereby represent and warrant (and to the extent necessary with respect to any representations by Holdings and MergerCo herein, Holdings GP also represents and warrants) to Inergy, and Inergy hereby represents and warrants (and to the extent necessary with respect to any representations by Inergy herein, Inergy GP also represents and warrants) to Holdings, to the extent applicable, in each case with respect to itself and its Subsidiaries, as follows:

(a) Organization, Standing and Authority. Such party is a limited partnership or limited liability company, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Such party (i) has the requisite limited partnership or limited liability company power and authority to own and lease all of its properties and assets and to carry on its business as it is now being conducted, (ii) is duly qualified to do business and is in good standing in the states of the United States where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has in effect all federal, state, local, and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted except where the failure to have such qualifications, authorizations or permits in effect would not have a Material Adverse Effect.

(b) Capitalization.

(i) In the case of Holdings, as of the date of the Original Agreement, there were 61,923,382 Common Units issued and outstanding, and as of the date hereof, there are 61,974,199 Common Units issued and outstanding, and all such Common Units and the limited partner interests represented thereby were duly authorized and validly issued in accordance with the Holdings Partnership Agreement and are fully paid (to the extent required under the Holdings Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA), and are not subject to any preemptive or similar rights (and were not issued in violation of any preemptive or similar rights). As of the date of the Original Agreement and the date hereof, Holdings GP owned a non-economic (0.0%) general partner interest in Holdings, and such general partner interest was duly authorized and validly issued in accordance with the Holdings Partnership Agreement. The limited partner interest in Holdings to be issued to New NRGP LP in accordance with this Agreement will be duly authorized and validly issued in accordance with the Holdings Amended and Restated Partnership Agreement and will be fully paid (to the extent required under the Holdings Amended and Restated Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA).

(ii) In the case of Inergy, as of the date of the Original Agreement, there were 65,904,536 LP Units issued and outstanding, and as of the date hereof, there are 65,889,264 Common Units issued and outstanding, and all of such LP Units, including the Holdings LP Units, and the limited partner interests represented thereby were duly authorized and validly issued in accordance with the Inergy Partnership Agreement and are fully paid (to the extent required under the Inergy Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA). As of the date of the Original Agreement and the date hereof, Inergy GP owned and owns a non-economic (0.0%) general partner interest in Inergy and Inergy Partners owned and owns a 0.71% general partner interest in Inergy, and such general partner interests were duly authorized and validly issued in accordance with the Inergy Partnership Agreement. The New LP Units and the PIK Units will be duly authorized and validly issued in accordance with the Inergy Partnership Agreement and the Inergy Amended and Restated Partnership Agreement, as applicable, and will be fully paid (to the extent required under the Inergy Partnership Agreement and the Inergy Amended and Restated Partnership Agreement, as applicable) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA).

(iii) Other than issuances pursuant to options, restricted units, warrants and phantom unit awards granted pursuant to any existing Compensation and Benefit Plan and in existence as of the date of the Original Agreement as set forth on Schedule 5.2(b) of such party’s Disclosure Schedule, there are no interests of such party’s equity securities authorized and reserved for issuance, such party does not have any Rights issued or outstanding with respect to its equity securities, and such party does not have any commitment to authorize, issue or sell any such equity securities or Rights, except pursuant to this Agreement.

(iv) Except as provided on Schedule 5.2(b), there are no LP Units that are issuable by Inergy upon exercise of any employee or director options to purchase LP Units.

(c) Subsidiaries.

(i)(A) Such party has set forth in Schedule 5.2(c) of its Disclosure Schedule a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) it owns, directly or indirectly, all of the equity interests of each of its Subsidiaries, except as set forth in Schedule 5.2(c) of such party’s Disclosure Schedule, (C) no equity interests of any of its Subsidiaries are or may become required to be issued by reason of any Rights, (D) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity interests of any such Subsidiaries, (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such equity interests, and (F) all of the equity interests of each such Subsidiary held by it or its Subsidiaries are fully paid and nonassessable and are owned by it or its Subsidiaries free and clear of any Liens (other than, in the case of Inergy, those securing obligations under the Credit Agreement dated as of November 24, 2009, by and among Inergy and the lenders thereto (the “Inergy Credit Agreement”), and in the case of Holdings, those securing obligations under the Holdings Credit Agreements).

(ii) In the case of the representations and warranties of Holdings, other than ownership of its Subsidiaries and its interests in Inergy, Inergy Partners, and Inergy GP, Holdings does not own beneficially, directly or indirectly, any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind.

(iii) Each of such party’s Subsidiaries has been duly organized and is validly existing in good standing under the Laws of the jurisdiction of its organization and (A) is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (B) has in effect all federal, state, local, and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted except where the failure to have such qualifications, authorizations or permits in effect would not have a Material Adverse Effect on such Subsidiary.

(d) Partnership or Limited Liability Company Power. Such party and each of its Subsidiaries has the partnership or limited liability company power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and it has the partnership or limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(e) Authority.

(i) Subject to Holdings Unitholder Approval in the case of Holdings, this Agreement and the transactions contemplated hereby have been authorized by all necessary (partnership or limited liability company, as applicable) action, and this Agreement has been duly executed and delivered by such party and is a legal, valid and binding agreement of such party (assuming the due execution and delivery by, or with respect to, the other parties thereto), enforceable against such party in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(ii) In the case of Inergy and Inergy GP, this Agreement and the transactions contemplated hereby have been authorized by all necessary (partnership or limited liability company, as applicable) action, and this Agreement has been duly executed and delivered by such party and is a legal, valid and binding agreement of such party (assuming the due execution and delivery by, or with respect to, the other parties thereto), enforceable against such party in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f) No Defaults. Subject to the declaration of effectiveness of the Registration Statement, required filings under federal and state securities laws and the NYSE, and assuming the other consents, filings and approvals contemplated by Article VII are duly obtained, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or properties is subject or bound, (ii) constitute a breach or violation of, or a default under, in the case of Holdings, the Holdings Partnership Agreement or Holdings Certificate of Limited Partnership, and in the case of Inergy, the Inergy Partnership Agreement or Inergy Certificate of Limited Partnership, (iii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to it or any of its Subsidiaries, (iv) result in the creation of any Lien on any of its assets or its Subsidiaries’ assets other than in connection with any indebtedness obtained in connection with the transactions contemplated by this Agreement, or (v) cause the transactions contemplated by this Agreement to be subject to Takeover Laws.

(g) Financial Reports and SEC Documents. Since September 30, 2009, its SEC Documents (i) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in partners’ equity and cash flows or equivalent statements in the case of Inergy in such SEC Documents (including any related notes and schedules thereto) fairly presents the results of operations, changes in partners’ equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which it relates, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. Except as and to the extent set forth on its balance sheet as of September 30, 2009 or as reflected in the SEC Documents filed with the SEC since such date, as of the date of the Original Agreement and the date hereof neither it nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet or in the notes thereto prepared in accordance with generally accepted accounting principles consistently applied.

(h) No Brokers. No action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, excluding, in the case of Holdings, fees to be paid to Tudor, Pickering, Holt & Co. and, in the case of Inergy, fees to be paid to Robert W. Baird & Co. Incorporated, in every case pursuant to letter agreements which have been heretofore disclosed to the other party.

(i) Tax Matters.

(i) All material returns, declarations, reports, estimates, information returns and statements required to be filed under federal, state, local or any foreign Tax Laws (“Tax Returns”) with respect to it or any of its Subsidiaries, have been timely filed, or requests for extensions have been timely filed and have not expired;

(ii) all Tax Returns filed by it are complete and accurate in all material respects;

(iii) all Taxes shown to be due on such Tax Returns and all other Taxes, if any, required to be paid by it or its Subsidiaries for all periods ending through the date hereof have been paid or adequate reserves have in accordance with generally accepted accounting principles been established for the payment of such Taxes; and

(iv) no material (A) audit or examination or (B) refund litigation with respect to any Tax Return is pending. As of the date of the Original Agreement and the date hereof, neither it nor any of its Subsidiaries (x) granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any Tax Returns or (y) is a party to any Tax sharing or Tax indemnity agreement.

(j) Regulatory Approvals. No approval of any governmental agency is necessary to consummate the transactions contemplated by this Agreement (other than filings under the Securities Act).

(k) Approvals

(i) The Holdings Conflicts Committee has determined that this Agreement and the transactions contemplated hereby, including the Merger (collectively, the “Merger Transactions”) are fair and reasonable to, and in the best interests of, Holdings and the Holdings Unaffiliated Unitholders, and has approved and declared the advisability of this Agreement and the Merger Transactions and resolved to recommend that the Holdings GP Board approve this Agreement and the Merger Transactions, and such action by the Holdings Conflicts Committee constituted Special Approval (as defined in the Holdings Partnership Agreement) of this Agreement and the Merger Transactions. At a meeting duly called and held, the Holdings GP Board has approved, and recommended that the holders of the Holdings Common Units approve the Merger and the Merger Transactions.

(ii) The Inergy GP Board, by written consent, delegated to the Inergy Special Committee the full authority of the Inergy GP Board to determine the advisability of the Merger, consider, review, evaluate, analyze and negotiate the terms of this Agreement and make a recommendation to the Inergy GP Board regarding this Agreement and the Merger. The Inergy Special Committee has determined that this Agreement and the Merger, including the issuance of the New LP Units, the Class A Units and the PIK Units, and the adoption of the Inergy Amended and Restated Partnership Agreement (collectively, the “Inergy Merger Transactions”) are fair and reasonable to, and in the best interests of, Inergy and its limited partners, and has declared the advisability of this Agreement and the Inergy Merger Transactions.

(l) Operations of MergerCo. In the case of Holdings GP, MergerCo was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business other than in connection with entering into this Agreement and engaging in the transactions contemplated hereby.

(m) Holdings Fairness Opinion. Tudor, Pickering, Holt & Co. has delivered to the Holdings Conflicts Committee its oral opinion, which was confirmed in writing, to the effect that, as of the date the Holdings GP Board approved the Original Agreement and subject to certain assumptions, qualifications, limitations and other matters stated therein, the Holdings Unitholder Consideration is fair, from a financial point of view, to the Holdings unaffiliated unitholders, it being agreed that none of Inergy, Inergy GP nor Inergy Partners may rely upon such opinion.

(n) Inergy Fairness Opinion. Robert W. Baird & Co. Incorporated has delivered to the Inergy Special Committee its written opinion dated as of August 8, 2010, that as of such date, the Consideration to be paid by Inergy is fair, from a financial point of view, to the public unaffiliated holders of the Inergy LP Units.

ARTICLE VI

COVENANTS

Each of Holdings GP, Holdings, New NRGP LP and MergerCo hereby covenants to and agrees with Inergy GP and Inergy, and each of Inergy GP and Inergy hereby covenants to and agrees with Holdings GP, Holdings, New NRGP LP and MergerCo, that:

Section 6.1 Best Efforts. Subject to the terms and conditions of this Agreement, it shall use its commercially reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, desirable or advisable under applicable Laws, so as to permit consummation of the Merger promptly and otherwise to enable consummation of the transactions contemplated hereby, including, without limitation, obtaining (and cooperating with the other party hereto to obtain) any third party approval that is required to be obtained by Holdings or Inergy or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and using commercially reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and using commercially reasonable best efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages, and each shall cooperate fully with the other parties hereto to that end, and shall furnish to the other party copies of all correspondence, filings and communications between it and its Affiliates and any Regulatory Authority with respect to the transactions contemplated hereby. In complying with the foregoing, neither it nor its Subsidiaries shall be required to take measures that would have a Material Adverse Effect on it and its Subsidiaries taken as a whole.

Section 6.2 Equityholder Approvals. Subject to the terms and conditions of this Agreement, each of them shall take, in accordance with applicable Law, applicable stock exchange rules and the Holdings Partnership Agreement, all action necessary to call, hold and convene promptly after the date hereof an appropriate meeting of the holders of Common Units of Holdings to consider and vote upon the approval of the Merger, the approval and adoption of this Agreement, and any other matters required to be approved by Holdings’ unitholders for consummation of the Merger (including any adjournment or postponement, the “Holdings Meeting”). Subject to Section 6.6(c), the Holdings GP Board shall recommend approval of the Merger, this Agreement and the transactions contemplated hereby to the holders of Common Units (the “Holdings Recommendation”), and Holdings shall take all reasonable lawful action to solicit such approval by the holders of Common Units. Notwithstanding anything in this Agreement to the contrary, in the event of a Holdings Change in Recommendation (as defined in Section 6.6(c)), Holdings shall not be required to call, hold or convene the Holdings Meeting.

Section 6.3 Registration Statement.

(a) Each of Inergy and Holdings agrees to cooperate in the preparation of a registration statement on Form S-4 (the “Registration Statement”) (including the proxy statement and prospectus and other proxy solicitation materials of Holdings constituting a part thereof (the “Proxy Statement”) and all related documents) to be filed by Inergy with the SEC in connection with the issuance of New LP Units and the PIK Units in the Merger as contemplated by this Agreement. Provided Holdings has cooperated as required above, Inergy agrees to file the Registration Statement with the SEC as promptly as practicable. Each of Holdings and Inergy agrees to use all commercially reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing thereof. Inergy also agrees to use commercially reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Each of Inergy and Holdings agrees to furnish to the other party all information concerning Inergy, Inergy GP and its Subsidiaries or Holdings, Holdings GP and its Subsidiaries, as applicable, and the officers, directors and unitholders of Inergy and Holdings and any applicable Affiliates, as applicable, and to take such other action as may be reasonably requested in connection with the foregoing.

(b) Each of Holdings and Inergy agrees, as to itself and its Subsidiaries, that (i) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to Holdings’ unitholders and at the time of the Holdings Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Holdings and Inergy further agrees that if it shall become aware prior to the Closing Date of any information that would cause any of the statements in the Registration Statement to be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, it will promptly inform the other party thereof and take the necessary steps to correct such information in an amendment or supplement to the Registration Statement.

(c) Inergy will advise Holdings, promptly after Inergy receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the New LP Units and the PIK Units for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(d) Holdings will use its commercially reasonable best efforts to cause the Proxy Statement to be mailed to its unitholders as soon as practicable after the effective date of the Registration Statement; provided, however, that Holdings shall not be obligated to cause such mailing to occur in the event of a Holdings Change in Recommendation.

Section 6.4 Press Releases. Prior to the termination of this Agreement pursuant to Article VIII or a Holdings Change in Recommendation, if any, each of Holdings and Inergy will not, without the prior approval of the Holdings GP Board and Holdings Conflicts Committee in the case of Holdings and the Inergy GP Board and Inergy Special Committee in the case of Inergy, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable Law or the rules of the NYSE, in which case it will consult with the other party before issuing any such press release or written statement.

Section 6.5 Access; Information.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each party shall, and shall cause its Subsidiaries to, afford the other parties and their officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel or other representatives, and, during such period, it shall, and shall cause its Subsidiaries to, furnish promptly to such Person and its representatives (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities law (other than reports or documents that Holdings or Inergy or their respective Subsidiaries, as the case may be, are not permitted to disclose under applicable Law) and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request. Neither Holdings nor Inergy nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any Law, fiduciary duty or binding agreement entered into prior to the date of the Original Agreement. The parties hereto will make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the preceding sentence apply.

(b) Inergy and Holdings, respectively, will not use any information obtained pursuant to this Section 6.5 (to which it was not entitled under Law or any agreement other than this Agreement) for any purpose unrelated to (i) the consummation of the transactions contemplated by this Agreement or (ii) the matters contemplated by Section 6.6 in accordance with the terms thereof, and will hold all information and documents obtained pursuant to this Section 6.5 in confidence. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

Section 6.6 Acquisition Proposals; Change in Recommendation.

(a) Commencing on the sixty-first (61st) calendar day after the Proxy Statement is first filed with the SEC, none of Holdings GP, Holdings and its Subsidiaries shall, and they shall use their commercially reasonable best efforts to cause their Representatives not to, directly or indirectly, (i) knowingly initiate, solicit or encourage the submission of any Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, any Acquisition Proposal. Notwithstanding the foregoing, but subject to the limitations in Section 6.6(b), nothing contained in this Agreement shall prohibit Holdings GP, Holdings, their Subsidiaries or any of their Representatives from furnishing any information to, including information pertaining to Inergy, or entering into or participating in discussions or negotiations with, any person that makes a solicited (prior to the 61st calendar day after the Proxy Statement is first filed with the SEC) or an unsolicited written Acquisition Proposal that did not result from a knowing and intentional breach of this Section 6.6 (a “Receiving Party”), if (i) the Holdings GP Board, after consultation with its outside legal counsel and financial advisors, determines in good faith (A) that such Acquisition Proposal constitutes or is likely to result in a Superior Proposal, and (B) that failure to take such action would be inconsistent with its fiduciary duties under the Holdings Partnership Agreement and applicable Law and (ii) prior to furnishing any such non-public information to such Receiving Party, Holdings receives from such Receiving Party an executed Confidentiality Agreement, provided, however, that if Holdings receives an Acquisition Proposal that includes an Inergy Acquisition Proposal, Holdings may, in its discretion, respond to a Receiving Party to indicate that Holdings cannot entertain an Acquisition Proposal that includes an Inergy Acquisition Proposal.

(b) Holdings may provide any Receiving Party with any non-public information or data pertaining to Inergy (the “Inergy Non-Public Information”) only if Holdings has not knowingly and intentionally breached this Section 6.6 and then only if (i) the Holdings GP Board determines in good faith, after consultation with its outside legal counsel and financial advisors that the provision of such Inergy Non-Public Information to the Receiving Party could possibly lead to a Holdings Change in Recommendation and (ii) Holdings shall have first (A) required the Receiving Party to execute a Confidentiality Agreement, which Confidentiality Agreement shall, to the extent Inergy Non-Public Information is to be furnished to the Receiving Party, expressly provide that Inergy shall be a third party beneficiary of such Confidentiality Agreement with respect to the enforcement thereof in respect of the Inergy Non-Public Information to be so furnished, (B) furnished a copy of such Confidentiality Agreement to Inergy and (C) notified Inergy of the identity of such Receiving Party. Holdings shall promptly provide or make available to Inergy any non-public information concerning Holdings or any of its Subsidiaries that is provided or made available to any Receiving Party pursuant to this Section 6.6 which was not previously provided or made available to Inergy. Inergy shall provide to Holdings and any Receiving Party that has executed a Confidentiality Agreement any Inergy Non-Public Information that Holdings reasonably requests in exercising its rights under this Section 6.6. Holdings shall not provide to any Receiving Party, and Inergy shall not be required to provide to any Receiving Party, in each case pursuant to this Section 6.6, any information pertaining to Inergy where Holdings knows that the provision of such information would (x) jeopardize the attorney-client privilege of the institution in possession or control of such information or (y) contravene any Law or binding agreement entered into prior to the date of the Original Agreement.

(c) Except as otherwise provided in this Section 6.6(c), the Holdings GP Board shall not (1) (a) withdraw, modify or qualify in any manner adverse to Inergy the Holdings Recommendation or (b) publicly approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal (any action described in this clause (1) being referred to as a “Holdings Change in Recommendation”); or (2) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow Holdings or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar contract or any tender or exchange offer providing for, with respect to, or in connection with, any Acquisition Proposal. Notwithstanding the foregoing, at any time prior to obtaining the Holdings Unitholder Approval, the Holdings GP Board may make a Holdings Change in Recommendation if it has concluded in good faith, after consultation with its outside legal counsel and financial advisors, that failure to make a Holdings Change in Recommendation would be inconsistent with its fiduciary duties under the Holdings Partnership Agreement and applicable Law; provided, however, that the Holdings GP Board shall not be entitled to exercise its right to make a Holdings Change in Recommendation pursuant to this sentence unless Holdings and Holdings GP have: (w) complied in all material respects with this Section 6.6, (x) provided to Inergy and the Inergy Special Committee two (2) Business Days prior written notice (such notice, a “Notice of Proposed Recommendation Change”) advising Inergy that the Holdings GP Board intends to take such action and specifying the reasons therefor in reasonable detail, including, if applicable, the terms and conditions of any Superior Proposal that is the basis of the proposed action and the identity of the Person making the proposal and contemporaneously providing a copy of all relevant proposed transaction documents for such Superior Proposal (it being understood and agreed that any amendment to the terms of any such Superior Proposal shall require a new Notice of Proposed Recommendation Change and an additional two (2) Business Day period), (y) during such two (2) Business Day period, engaged in good faith negotiations with Inergy to amend this Agreement in such a manner that obviates the need for such Holdings Change in Recommendation, which actions include, without limitation, providing such amendment(s) to this Agreement to the Holdings Conflicts Committee for its review and consideration, and (z) if applicable, provided to Inergy all materials and information delivered or made available to the Person or group of persons making any Superior Proposal in connection with such Superior Proposal (to the extent not previously provided). Any Holdings Change in Recommendation shall not change the approval of this Agreement or any other approval of the Holdings GP Board, including in any respect that would have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to the transactions contemplated hereby or thereby, including the Merger. Notwithstanding any provision in this Agreement to the contrary, Inergy and Inergy GP shall maintain, and cause their Representatives to maintain, the confidentiality of all information received from Holdings pursuant to this Section 6.6, subject to the exceptions contained in the Confidentiality Agreement.

(d) In addition to the obligations of Holdings set forth in this Section 6.6, Holdings shall as promptly as practicable (and in any event within 24 hours after receipt) advise Inergy orally (such oral advice to be promptly confirmed in writing) of any Acquisition Proposal or any matter giving rise to a Holdings Change in Recommendation and the material terms and conditions of any such Acquisition Proposal or any matter giving rise to a Holdings Change in Recommendation (including any changes thereto) and the identity of the Person making any such Acquisition Proposal. Holdings shall keep Inergy informed on a reasonably current basis of material developments with respect to any such Acquisition Proposal or any matter giving rise to a Holdings Change in Recommendation.

(e) Nothing contained in this Agreement shall prevent Holdings or the Holdings GP Board from taking and disclosing to the holders of Common Units a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to limited partners) or from making any legally required disclosure to unitholders. Any “stop-look-and-listen” communication by Holdings or the Holdings GP Board to the limited partners of Holdings pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the limited partners of Holdings) shall not be considered a failure to make, or a withdrawal, modification or change in any manner adverse to Inergy of, all or a portion of the Holdings Recommendation.

Section 6.7 Affiliate Arrangements.

(a) Not later than the 15th day after the mailing of the Proxy Statement, Holdings shall deliver to Inergy a schedule of each person that, to its knowledge, is or is reasonably likely to be, as of the date of the Holdings Meeting, deemed to be an “affiliate” of Holdings (a “Rule 145 Affiliate”) as that term is used in Rule 145 under the Securities Act.

(b) Holdings shall use its commercially reasonable best efforts to cause its Rule 145 Affiliates not to sell any securities received under the Merger in violation of the registration requirements of the Securities Act, including Rule 145 thereunder.

Section 6.8 Takeover Laws. Neither party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Laws, and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any rights plan adopted by such party or any applicable Takeover Law, as now or hereafter in effect, including, without limitation, Takeover Laws of any state that purport to apply to this Agreement or the transactions contemplated hereby.

Section 6.9 No Rights Triggered. Each of Holdings and Inergy shall take all steps necessary to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby and any other action or combination of actions, or any other transactions contemplated hereby, do not and will not result in the grant of any Rights to any person (a) in the case of Holdings under the Holdings Partnership Agreement, and in the case of Inergy under the Inergy Partnership Agreement or (b) under any material agreement to which it or any of its Subsidiaries is a party.

Section 6.10 Units Listed. In the case of Inergy, Inergy shall use its commercially reasonable best efforts to list, prior to the Closing, on the NYSE, upon official notice of issuance, the New LP Units, including LP Units subject to issuance upon the conversion of PIK Units into LP Units in accordance with their terms.

Section 6.11 Third Party Approvals.

(a) Inergy and Holdings and their respective Subsidiaries shall cooperate and use their respective commercially reasonable best efforts to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties necessary to consummate the transactions contemplated by this Agreement and to comply with the terms and conditions of such permits, consents, approvals and authorizations and to cause the Merger to be consummated and the Inergy Amended and Restated Partnership Agreement to be effective as expeditiously as practicable. Each of Inergy and Holdings shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Regulatory Authorities in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and promptly. Each party hereto agrees that it will consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and unitholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Proxy Statement or any filing, notice or application made by or on behalf of such other party or any of such Subsidiaries to any Regulatory Authority in connection with the transactions contemplated hereby.

Section 6.12 Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting any additional rights that any current and former director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the Holdings Partnership Agreement, Holdings Amended and Restated Partnership Agreement, the Holdings GP LLC Agreement, or this Agreement or, if applicable, similar organizational documents or agreements of any of Holdings’ Subsidiaries, from and after the Effective Time, Inergy shall: (i) indemnify and hold harmless each person who is at the date of the Original Agreement or during the period from the date of the Original Agreement through the date of the Effective Time serving as a director or officer of Holdings, Holdings GP or any of their Subsidiaries, or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA), (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, in connection with any Claim and any losses, claims, damages, liabilities, costs, Indemnification Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) resulting therefrom; and (ii) promptly pay on behalf of or, within ten (10) days after any request for advancement, advance to each of the Indemnified Parties, any Indemnification Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Indemnification Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security. The indemnification and advancement obligations of Inergy pursuant to this Section 6.12(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement, including approval at the Holdings Meeting, and the consummation of the Merger and the transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director or officer of Holdings, Holdings GP or any of their Subsidiaries or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) before or after the date of the Original Agreement and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. As used in this Section 6.12(a): (x) the term “Claim” means any threatened, asserted, pending or completed action, whether instituted by any party hereto, any Governmental Authority or any other person, that any Indemnified Party in good faith believes might lead to the institution of any action or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism (“Action”), arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director or officer of Holdings, Holdings GP, any of their Subsidiaries, or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by any of the foregoing at or prior to the Effective Time; and (y) the term “Indemnification Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 6.12(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party. Inergy shall not settle, compromise or consent to the entry of any judgment in any actual or threatened Action in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Action without admission or finding of wrongdoing, or such Indemnified Party otherwise consents thereto.

(b) Without limiting the foregoing, Inergy agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the Indemnitees as provided in the Holdings Partnership Agreement (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of

Holdings’ Subsidiaries) and indemnification agreements of Holdings, Holdings GP or any of their Subsidiaries shall be assumed by Inergy and Inergy GP in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(c) For a period of six (6) years from the Effective Time, the Inergy Amended and Restated Partnership Agreement shall contain provisions no less favorable with respect to indemnification, advancement of expenses and limitations on liability of directors and officers than are set forth in the Holdings Partnership Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were Indemnified Parties, unless such modification shall be required by Law and then only to the minimum extent required by Law.

(d) Inergy shall maintain for a period of at least six (6) years following the Effective Time, the current policies of directors’ and officers’ liability insurance maintained by Holdings, Holdings GP and their Subsidiaries (provided, that Inergy may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous to such directors and officers of Holdings and Holdings GP than the terms and conditions of such existing policy from carriers with the same or better rating as the carrier under the existing policy provided that such substitution shall not result in gaps or lapses of coverage with respect to matters occurring before the Effective Time) with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the Merger and the transactions contemplated by this Agreement; provided, that Inergy shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by Holdings or Holdings GP prior to the date of the Original Agreement but in such case shall purchase as much coverage as reasonably practicable for such amount.

(e) The provisions of Section 6.12(d) shall be deemed to have been satisfied if prepaid “tail” policies have been obtained by Inergy for purposes of this Section 6.12 from carriers with the same or better rating as the carrier of such insurances as of the date of the Original Agreement, which policies provide such directors and officers with the coverage described in Section 6.12(d) for an aggregate period of not less than six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, in respect of the Merger and the transactions contemplated by this Agreement.

(f) If Inergy, Inergy GP or any of their respective successors or assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Inergy and Inergy GP assume the obligations set forth in this Section 6.12.

(g) This Section 6.12 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and the Indemnitees and their respective heirs and personal representatives, and shall be binding on Inergy, Inergy GP and their respective successors and assigns.

Section 6.13 Notification of Certain Matters. Each of Holdings, Holdings GP, Inergy GP and Inergy shall give prompt notice to the other of (a) any fact, event or circumstance known to it that would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, and (b) any change in its condition (financial or otherwise) or business or any litigation or governmental complaints, investigations or hearings, in each case to the extent such change, litigation, complaints, investigations, or hearings results in, or would reasonably be expected to result in, a Material Adverse Effect.

Section 6.14 Rule 16b-3. Prior to the Effective Time, Holdings shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Holdings equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of Holdings GP to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

Section 6.15 Amended and Restated Partnership Agreement of Inergy. Concurrently with the Closing, Inergy GP shall execute and make effective the Inergy Amended and Restated Partnership Agreement.

Section 6.16 Amendment No 1. to the Holdings Partnership Agreement. Prior to the Effective Time, Holdings GP shall execute and make effective Amendment No. 1 to the Holdings Partnership Agreement.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

The obligations of each of the parties to consummate the Merger are conditioned upon the satisfaction at or prior to the Closing of each of the following:

Section 7.1 Unitholder Vote. This Agreement and the Merger Transactions shall have been approved and adopted by the affirmative vote of holders (as of the record date for the Holdings Meeting) of a majority of Common Units outstanding and entitled to vote at the Holdings Meeting (“Holdings Unitholder Approval”).

Section 7.2 Governmental Approvals. All filings required to be made prior to the Effective Time with, and all other consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any Regulatory Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the parties hereto or their Affiliates shall have been made or obtained, except where the failure to obtain such consents, approvals, permits and authorizations would not be reasonably likely to result in a Material Adverse Effect on Inergy or Holdings.

Section 7.3 No Injunction. No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no Law shall have been enacted or adopted, that enjoins, prohibits or makes illegal consummation of any of the transactions contemplated hereby, and no action, proceeding or investigation by any Regulatory Authority with respect to the Merger or the other transactions contemplated hereby shall be pending that seeks to restrain, enjoin, prohibit or delay consummation of the Merger or such other transaction or to impose any material restrictions or requirements thereon or on Inergy or Holdings with respect thereto; provided, however, that prior to invoking this condition, each party shall have complied fully with its obligations under Section 6.1.

Section 7.4 Representations, Warranties and Covenants of Inergy and Inergy GP. In the case of Holdings’ obligation to consummate the Merger:

(a) each of the representations and warranties contained herein of Inergy and Inergy GP shall be true and correct as of the date of the Original Agreement, the date hereof and upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case, in all material respects.

(b) each and all of the agreements and covenants of Inergy and Inergy GP to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects; and

(c) Holdings shall have received a certificate signed by the Chief Executive Officer of the Inergy GP, dated the Closing Date, to the effect set forth in Section 7.4(a) and Section 7.4(b).

Section 7.5 Representations, Warranties and Covenants of Holdings and Holdings GP. In the case of Inergy’s obligation to consummate the Merger:

(a) each of the representations and warranties contained herein of Holdings and Holdings GP shall be true and correct as of the date of the Original Agreement, the date hereof and upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case, in all material respects.

(b) each and all of the agreements and covenants of Holdings and Holdings GP to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects; and

(c) Inergy shall have received a certificate signed by the Chief Financial Officer of Holdings GP, dated the Closing Date, to the effect set forth in Section 7.5(a) and Section 7.5(b).

Section 7.6 Effective Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

Section 7.7 Opinion of Vinson & Elkins LLP. In the case of Inergy’s obligation to consummate the transactions described in Article III, Inergy and the Inergy Special Committee shall have received an opinion from Vinson & Elkins LLP to the effect that:

(a) the adoption of the Inergy Amended and Restated Partnership Agreement and the transactions contemplated by this Agreement will not result in the loss of limited liability of any limited partner of Inergy;

(b) the adoption of the Inergy Amended and Restated Partnership Agreement and the transactions contemplated by this Agreement will not cause Inergy to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes; and

(c) no gain or loss should be recognized by existing holders of Inergy LP Units as a result of the Merger and other matters contemplated by this Agreement (other than gain resulting from (i) any decrease in partnership liabilities pursuant to Section 752 of the Code, or (ii) amounts paid to Inergy pursuant to Section 9.1 of this Agreement); and

(d) The section of the Registration Statement entitled “Material U.S. Federal Income Tax Consequences of the Ownership of Inergy LP Units and Class B Units,” to the extent it sets forth statements of legal conclusions, and subject to the conditions described therein, represents the opinion of Vinson and Elkins LLP.

In rendering such opinions, Vinson & Elkins LLP may require and rely upon representations and covenants including those contained in certificates of officers of the Inergy GP and others and opinions of Delaware counsel, reasonably satisfactory in form and substance to Vinson & Elkins LLP.

Section 7.8 Opinion of Andrews Kurth LLP. In the case of Holdings’ obligation to consummate the transactions described in Article III, Holdings shall have received an opinion from Andrews Kurth LLP to the effect that the Registration Statement accurately sets forth the material federal income tax consequences to the holders of the Common Units of the transactions contemplated hereby, which, subject to the limitations stated therein, shall include that no gain or loss should be recognized by the holders of Holdings Common Units to the extent LP Units or PIK Units, as applicable, are received in exchange therefor (other than gain resulting from either (i) any decrease in partnership liabilities pursuant to Section 752 of the Code or (ii) any actual or constructive cash or other property distributions or (iii) amounts paid by one Person to or on behalf of another Person pursuant to Section 9.1 of this Agreement).

In rendering such opinion, Andrews Kurth LLP may require and rely upon representations and covenants including those contained in certificates of officers of Holdings GP and others and opinions of Delaware counsel reasonably satisfactory in form and substance to Andrews Kurth LLP.

Section 7.9 Opinion of Vinson & Elkins LLP. In the case of Holdings’ obligation to consummate the transactions described in Article III, Holdings shall have received an opinion from Vinson & Elkins LLP to the effect that the Registration Statement accurately sets forth the material federal income tax consequences to the holders of the Common Units of the ownership and disposition of LP Units or PIK Units, as applicable, received in exchange for such Common Units. In rendering such opinion, Vinson & Elkins LLP may require and rely upon representations and covenants including those contained in certificates of officers of Holdings GP, as well as others, and opinions of Delaware counsel reasonably satisfactory in form and substance to Vinson & Elkins LLP.

Section 7.10 NYSE Listing. The New LP Units, and the LP Units subject to issuance upon conversion of the PIK Units in accordance with their terms, shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 7.11 Inergy Amended and Restated Partnership Agreement. In the case of Holdings’ obligation to consummate the Merger, Inergy GP shall have executed and made effective the Inergy Amended and Restated Partnership Agreement.

Section 7.12 Consents. Inergy shall have received any consent necessary for the Inergy Debt Assumption.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time whether before or after unitholder approval of this Agreement:

(a) By the mutual consent of Inergy and Holdings in a written instrument, including as a result of, but not limited to, a determination by each of the Holdings GP Board and the Inergy GP Board that securing an investment in Holdings by a strategic buyer is in the long term best interests of the unitholders of both Holdings and Inergy.

(b) By either Inergy or Holdings upon written notice to the other, if:

(i) the Merger has not been consummated on or before December 31, 2010 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to a party whose failure to fulfill any material obligation under this Agreement or other material breach of this Agreement has been the primary cause of, or resulted in, the failure of the Merger to have been consummated on or before such date;

(ii) any Regulatory Authority has issued a statute, rule, order, decree or regulation or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or making the Merger illegal and such statute, rule, order, decree, regulation or other action shall have become final and nonappealable (provided that the terminating party is not then in breach of Section 6.1);

(iii) there has been a material breach of the Holdings Unitholder Support Agreement; provided that Holdings shall not be entitled to terminate this Agreement pursuant to this Section 8.1(b)(iii) if Holdings has breached any of its obligations under Section 6.6;

(iv) there has been a material breach of or any material inaccuracy in any of the representations or warranties set forth in this Agreement on the part of any of the other parties (treating Inergy and Inergy GP as one party for the purposes of this Section 8.1 and treating Holdings and Holdings GP as one party for the purposes of this Section 8.1), which breach is not cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Termination Date (provided in any such case that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(iv) unless the breach of a representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated by this Agreement under Section 7.4 (in the case of a breach of representation or warranty by Inergy or Inergy GP) or Section 7.5 (in the case of a breach of representation or warranty by Holdings or Holdings GP); or

(v) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of any of the other parties, which breach has not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Termination Date (provided in any such case that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(v) unless the breach of covenants or agreements, together with all other such breaches, would entitle the party receiving the benefit of such covenants or agreements not to consummate the transactions contemplated by this Agreement under Section 7.4. (in the case of a breach of covenants or agreements by Inergy or Inergy GP) or Section 7.5 (in the case of a breach of covenants or agreements by Holdings or Holdings GP).

(c) By Inergy, upon written notice to Holdings, in the event that (i) Holdings has materially breached Section 6.6; or (ii) a Holdings Change in Recommendation has occurred.

(d) By Holdings, upon written notice to Inergy, in the event that if, at any time after the date of this Agreement and prior to obtaining the Holdings Unitholder Approval, Holdings receives an Acquisition Proposal and the Holdings GP Board shall have concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal, the Holdings GP Board shall have made a Holdings Change in Recommendation pursuant to Section 6.6(c) with respect to such Superior Proposal, Holdings has not knowingly and intentionally breached Section 6.6 of this Agreement, and the Holdings GP Board concurrently approves, and Holdings concurrently enters into, a definitive agreement with respect to such Superior Proposal and has paid the Holdings Termination Fee pursuant to Section 9.1(b).

(e) By Holdings, upon written notice to Inergy, if as a result of a Change in U.S. Federal Income Tax Law, the the Holdings Conflicts Committee determines, in its reasonable judgment, that consummation of the transactions contemplated by Article III could materially increase the amount of U.S. federal income tax due from any holder of Common Units as a result of owning or disposing of the LP Units acquired pursuant to such transactions, as compared to U.S. federal income tax due from such holder as a result of owning or disposing of any Common Units in the event the transactions contemplated by Article III did not occur; provided that Holdings shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) in the event, within 30 days after the receipt of such notice, Inergy has provided to Holdings the opinion of nationally recognized tax counsel, reasonably acceptable to Holdings, to the effect that such holder of Common Units should not be liable for such increased tax as a result of owning or disposing of LP Units.

(f) By Inergy, upon written notice to Holdings, if as a result of a Change in U.S. Federal Income Tax Law, the consummation of the transactions contemplated by Article III could materially increase the amount of U.S. federal income tax due from any holder of LP Units as a result of owning or disposing of the LP Units, as compared to U.S. federal income tax due from such holder in the event the transactions contemplated by Article III did not occur; provided that Inergy shall not have the right to terminate this Agreement pursuant to this Section 8.1(f) in the event, within 30 days after the receipt of such notice, Holdings has provided to Inergy the opinion of nationally recognized tax counsel, reasonably acceptable to Inergy, to the effect that it is more likely than not that such holder of LP Units should not be liable for such increased tax as a result of owning or disposing of LP Units.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given by the terminating party to the other parties specifying the provision of this Agreement pursuant to which such termination is made, and except as provided in this Section 8.2, this Agreement (other than Article IX) shall forthwith become null and void after the expiration of any applicable period following such notice. In the event of such termination, there shall be no liability on the part of Inergy, MergerCo or Holdings, except as set forth in Section 9.1 of this Agreement and except with respect to the requirement to comply with the Confidentiality Agreement; provided that nothing herein shall relieve any party from any liability or obligation with respect to any fraud or intentional breach of this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Fees and Expenses.

(a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, except as otherwise provided in this Section 9.1.

(b) If this Agreement is terminated by Inergy pursuant to Section 8.1(c) or by Holdings pursuant to Section 8.1(d), then Holdings shall pay to the Escrow Agent for the benefit of Inergy the Holdings Termination Fee. If this Agreement is terminated by Inergy pursuant to Section 8.1(b)(iv) or Section 8.1(b)(v) or by Holdings or Inergy pursuant to Section 8.1(b)(iii), then Holdings shall pay to Inergy the Expenses of Inergy.

(c) In the event that (i) an Acquisition Proposal with respect to Holdings has been proposed by any Person (meaning, for the purpose of this Section 9.1(c), a Person other than Inergy, Inergy GP and MergerCo) or any Person has publicly announced its intention (whether or not conditional) to make such an Acquisition Proposal or such an Acquisition Proposal or such intention has otherwise become publicly known to the holders of Holdings’ Common Units generally and in any event such proposal or intention is not subsequently withdrawn prior to the termination of this Agreement, (ii) thereafter this Agreement is terminated by either Holdings or Inergy pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii) or by Inergy pursuant to Section 8.1(b)(iv) or Section 8.1(b)(v) and (iii) within 12 months after the termination of this Agreement, Holdings or any of its Subsidiaries enters into any definitive agreement providing for an Acquisition Proposal, or an Acquisition Proposal with respect to Holdings or any of its Subsidiaries is consummated, then Holdings shall pay to the Escrow Agent for the benefit of Inergy, if and when consummation of such Acquisition Proposal occurs, the Holdings Termination Fee less all Expenses of Inergy previously paid to Inergy; provided that for purposes of this Section 9.1(c), “50%” shall be substituted for “20%” in the definition of Acquisition Proposal.

(d) If this Agreement is terminated by Holdings pursuant to Section 8.1(b)(iv) or Section 8.1(b)(v), then Inergy shall pay to Holdings the Expenses of Holdings.

(e) Except as otherwise provided herein, any payment of the Holdings Termination Fee or Expenses pursuant to this Section 9.1 shall be made by wire transfer of immediately available funds to an account of the Inergy Escrow Agent designated by Inergy or an account of the Holdings Escrow Agent designated by Holdings, as applicable, within one Business Day after such payment becomes payable; provided, however, that any payment of the Holdings Termination Fee by Holdings as a result of termination under Section 8.1(d) shall be made prior to or concurrently with termination of this Agreement; provided further, however, that any payment of the Holdings Termination Fee pursuant to Section 9.1(c) shall be made contemporaneously with the consummation of the Acquisition Proposal as provided in clause (iii) of Section 9.1(c). The parties acknowledge that the agreements contained in this Section 9.1 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, none of the parties would enter into this Agreement.

(f)(i) If the Merger is consummated, Inergy shall pay, or cause to be paid, any and all property or transfer taxes imposed on either party in connection with the Merger, (ii) expenses incurred in connection with filing, printing and mailing the Proxy Statement and the Registration Statement shall be paid by Inergy and (iii) any filing fees payable pursuant to, regulatory Laws and other filing fees incurred in connection with this Agreement shall be paid by the party incurring the fees. As used in this Agreement, “Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and the Registration Statement and the solicitation of unitholder approvals and all other matters related to the transactions contemplated hereby; provided that the amount of Expenses payable by one party to another under this Section 9.1 shall not exceed 3.0 million exclusive of the Holdings Termination Fee, as applicable.

(g) Any amounts paid to the Escrow Agent pursuant to this Article IX, together with interest thereon (the “Escrow Fund”), shall be released by the Escrow Agent to Inergy or to Holdings, as applicable, as follows:

(i) Prior to the end of the calendar year in which the payment was made to the Escrow Agent, Inergy or Holdings, as applicable, shall submit to the Escrow Agent a certificate demanding a portion of the Escrow Fund equal to no greater than 70% of the maximum remaining amount which, in the good faith view of the Inergy GP or Holdings GP, as applicable, may still be taken into the gross income of Inergy or Holdings, as applicable, without exceeding the permissible qualifying income (as defined in Section 7704 of the Code) limits for a publicly traded partnership, after taking into consideration all other sources of non-qualifying income (such maximum remaining amount, the “Non-Qualifying Income Cushion”), and the Escrow Agent shall within one Business Day thereafter, pay Inergy or Holdings, as applicable, the amount demanded, by wire transfer of immediately available funds to an account designated by Inergy or Holdings, as applicable;

(ii) During the calendar year following the date that the payment was made to the Escrow Agent but prior to the passage of 30 Business Days following the filing of the IRS Form 1065 for the prior year, Inergy or Holdings, as applicable, shall submit to the Escrow Agent a certificate identifying the actual Non-Qualifying Income Cushion from the prior year. If the payment contemplated by clause (i) above was (A) less than 80% of the actual Non-Qualifying Income Cushion, then Inergy or Holdings, as applicable, shall submit to the Escrow Agent a certificate demanding a portion of the Escrow Fund equal to an amount which, when combined with the payment contemplated by clause (i) will equal 90% of the actual Non-Qualifying Income Cushion, and the Escrow Agent shall within one Business Day thereafter, pay Inergy or Holdings, as applicable, the amount demanded, (B) greater than or equal to 80%, but less than or equal to 90% of the actual Non-Qualifying Income Cushion, then Inergy or Holdings, as applicable, shall notify the Escrow Agent that it will not demand any additional payments from the Escrow Account, and (C) greater than 90% of the actual Non-Qualifying Income Cushion, then Inergy or Holdings, as applicable, shall deliver a certificate to such effect to the Escrow Agent and return to the Escrow Fund an amount equal to the excess of the payment contemplated by clause (i) over 80% of the Non-Qualifying Income Cushion. Any payment under this clause (ii) shall be made by the Escrow Agent, or by Inergy or Holdings, as applicable, as the case may be, by wire transfer of immediately available funds to an account designated by Inergy or Holdings, as applicable, or the Escrow Agent, as the case may be; and

(iii) Within one Business Day following the earlier of (A) completion of the procedures as contemplated by Section 9.1(g)(ii) above and (B) the passage of 30 days following the filing of the IRS Form 1065 for the prior year, the Escrow Agent shall pay Holdings or Inergy, as applicable, the remainder, if any, of the Escrow Fund, by wire transfer of immediately available funds to an account designated by Holdings or Inergy, as applicable.

Each of Holdings and Inergy, as applicable, acknowledges and agrees that (x) the amount of a payment, if any, pursuant to Section 9.1(g)(ii) above is uncertain, and that depending on the amount of the demands made by Inergy or Holdings, as applicable, pursuant to Section 9.1(g)(ii) above, the Escrow Fund may be insufficient to permit payments to Holdings or Inergy, as applicable, pursuant to Section 9.1(g)(ii) above, and (y) it shall have no rights to any amounts in the Escrow Fund (other than as contemplated by this subsection (g)) or to audit or inquire into the amounts demanded by or paid to Inergy or Holdings, as applicable.

(h) Holdings agrees that, notwithstanding any right that it or Inergy GP may otherwise have, including pursuant to the Inergy Partnership Agreement, the Inergy Amended and Restated Partnership Agreement, or otherwise, it hereby waives and renounces for itself and its Affiliates, and shall cause Inergy GP to waive and renounce, any distribution by Inergy to its partners of any amount paid to Inergy by the Escrow Agent, together with an income allocation associated with such distribution, it being understood that following payment to Inergy from the Escrow Agent, Inergy will make a distribution to the holders of LP Units who are unaffiliated with Holdings.

(i) This Section 9.1 shall survive any termination of this Agreement.

Section 9.2 Waiver; Amendment. Subject to compliance with applicable Law, prior to the Closing, any provision of this Agreement may be (a) waived in writing by the party benefited by the provision and approved by the Inergy GP Board in the case of Inergy and by the Holdings GP Board in the case of Holdings and executed in the same manner as this Agreement, or (b) amended or modified at any time, whether before or after the Holdings Unitholder Approval, by an agreement in writing between the parties hereto approved by the Inergy GP Board in the case of Inergy and by the Holdings GP Board in the case of Holdings and executed in the same manner as this Agreement, provided, that after the Holdings Unitholder Approval, no amendment shall be made that requires further Holdings Unitholder Approval without such approval.

Section 9.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

Section 9.4 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the Laws of the State of Delaware, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of federal or Delaware law govern).

Section 9.5 Confidentiality. Each of the parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith to the extent required by, and subject to the limitations of, Section 6.5(b).

Section 9.6 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Inergy, to:

Inergy, L.P.

Two Brush Creek Boulevard, Suite 200

Kansas City, Missouri 64112

Attention: General Counsel

Fax: (816) 531-3685

With copies to:

Inergy, L.P.

Two Brush Creek Boulevard, Suite 200

Kansas City, Missouri 64112

Attention: Chairman of the Special Committee

and

Husch Blackwell LLP

Attention: Steven F. Carman, Esq.

4801 Main Street, Suite 1000

Kansas City, Missouri 64112

Fax: (816) 983-8080

If to Holdings, to:

Inergy Holdings L.P.

Two Brush Creek Boulevard, Suite 200

Kansas City, Missouri 64112

Attention: General Counsel

Fax: (816) 531-3685

With copies to:

Inergy Holdings L.P.

Two Brush Creek Boulevard, Suite 200

Kansas City, Missouri 64112

Attention: Chairman of Conflicts Committee

and

Andrews Kurth LLP

Attention: G. Michael O’Leary, Esq.

600 Travis Street, Suite 4200

Houston, Texas 77002

Fax: (713) 238-7130

Section 9.7 Entire Understanding; No Third Party Beneficiaries. This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. Except as contemplated by Section 6.12, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 9.8 Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

Section 9.9 Headings. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement.

Section 9.10 Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or the Delaware Court of Chancery, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.6 shall be deemed effective service of process on such party.

Section 9.11 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or in the Delaware Court of Chancery, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.13 Survival. All representations, warranties, agreements and covenants contained in this Agreement shall not survive the Closing or the termination of this Agreement if this Agreement is terminated prior to the Closing; provided, however, that if the Closing occurs, the agreements of the parties in Sections 3.3, 6.12 and Article IX shall survive the Closing, and if this Agreement is terminated prior to the Closing, the agreements of the parties in Section 6.5(b), 8.2, and Article IX shall survive such termination.

Section 9.14 Assumption of Duties of Holdings Conflicts Committee and Inergy Special Committee. In the event the Holdings Conflicts Committee is unavailable or unable to perform its duties, responsibilities and obligations set forth herein, Arthur B. Krause, a member of the Audit Committee of the Holdings GP Board shall assume such duties, responsibilities and obligations. In connection with any actions taken in connection with the fulfillment of such duties, responsibilities and obligations, the parties agree that Mr. Krause shall have no duty or obligation to give consideration to any interest of, or factors affecting Inergy and its Subsidiaries or the holders of the Inergy LP Units. In the event the Inergy Special Committee is unavailable or unable to perform its duties, responsibilities and obligations set forth herein, Warren H. Gfeller, a member of the Audit Committee of the Inergy GP Board shall assume such duties, responsibilities and obligations. In connection with any actions taken in connection with the fulfillment of such duties, responsibilities and obligations, the parties agree that Mr. Gfeller shall have no duty or obligation to give consideration to any interest of, or factors affecting Holdings and its Subsidiaries or the holders of the Holdings Common Units.

[Remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

INERGY HOLDINGS, L.P.

By:	Inergy Holdings GP, LLC, its general partner

	By:	/S/ LAURA L. OZENBERGER
	Name:	Laura L. Ozenberger
	Title:	Senior Vice President, General Counsel and Secretary

INERGY HOLDINGS GP, LLC

By:	/S/ LAURA L. OZENBERGER
Name:	Laura L. Ozenberger
Title:	Senior Vice President, General Counsel and Secretary

INERGY, L.P.

By:	Inergy GP, LLC, its managing general partner

	By:	/S/ LAURA L. OZENBERGER
	Name:	Laura L. Ozenberger
	Title:	Senior Vice President, General Counsel and Secretary

INERGY GP, LLC

By:	/S/ LAURA L. OZENBERGER
Name:	Laura L. Ozenberger
Title:	Senior Vice President, General Counsel and Secretary

NRGP LIMITED PARTNER, LLC

By:	/S/ LAURA L. OZENBERGER
Name:	Laura L. Ozenberger
Title:	Senior Vice President, General Counsel and Secretary

NRGP MS, LLC

By:	/S/ LAURA L. OZENBERGER
Name:	Laura L. Ozenberger
Title:	Senior Vice President, General Counsel and Secretary

Signature Page to

First Amended and Restated Agreement and Plan of Merger

ANNEX A

AMENDED AND RESTATED PARTNERSHIP AGREEMENT OF INERGY

ANNEX B

FORM OF STANDSTILL PROVISION

Each party to such Confidentiality Agreement (a “Proposing Party”) agrees that without the prior written consent of the Inergy GP Board, for a period of two years from the date of the Confidentiality Agreement, it will not, and will cause each of its affiliates not to, directly or indirectly, alone or in concert with other Persons: (i) make, or in any way participate in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) with respect to Inergy LP Units, or advise or seek to influence any Person with respect to the voting of, or giving of consents with respect to, any Inergy LP Units, or form, join, or in any way participate in, a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Inergy LP Units, (ii) acquire or offer or agree to acquire, directly or indirectly, by purchase or otherwise: (a) any Inergy LP Units, (b) any option, warrant, convertible security, unit appreciation right or other right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to the Inergy LP Units or with a value derived from the Inergy, whether or not such instrument or right shall be subject to settlement in Inergy LP Units (a “Derivative Instrument”), (c) any short interest in the Inergy LP Units whereby such Proposing Party or any of its affiliates, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from a decrease in the value of the Inergy LP Units, (d) any rights to distributions on the Inergy LP Units that are separated or separable from the Inergy LP Units, (e) any performance-related payments based on any increase or decrease in the value of the Inergy LP Units or Derivative Instruments or (f) any assets of Inergy or any of its subsidiaries (other than products or services of Inergy acquired in the ordinary course of business, or in connection with any bankruptcy or insolvency proceeding involving Inergy or any of such subsidiaries) (except that the Proposing Party and its affiliates may acquire through brokerage, investment, asset management and trading activities in the ordinary course up to aggregate ownership of 4.99% of the outstanding Inergy LP Units directly or derivatively, including through options, warrants, convertible securities, unit appreciation rights or other rights, short interests, rights to distributions, or performance related payments described in clauses (b) through (e) and shall have the right to vote such securities, in each case so long as such Proposing Party shall not have used any Confidential Information in connection therewith in violation of the Confidentiality Agreement), (iii) otherwise seek to influence or control, in any manner whatsoever, the management or policies of Inergy (other than in connection with a potential acquisition of Holdings), (iv) assist, advise or otherwise encourage any other Person to do any of the foregoing, or (v) make any request to waive, terminate, or amend any portion of this provision (including this clause (v)).

ANNEX C

PIK UNITS ALLOCATION

	IHGP Units NRGP	PIK Units Received

John J. Sherman	23,772,978	7,322,077
Andrew L. Atterbury	2,616,480	805,876
William C. Gautreaux	2,572,962	792,472
Carl A. Hughes	2,476,136	762,650
Phillip L. Elbert	2,262,347	696,803
R. Brooks Sherman, Jr.	866,692	266,941
Paul E. McLaughlin	2,992,665	921,741

	37,560,260	11,568,560

ANNEX D

FORM OF AMENDMENT NO. 1

TO THE

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

INERGY HOLDINGS, L.P.

AMENDMENT NO. 1 TO THE AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF

INERGY HOLDINGS, L.P.

THIS AMENDMENT NO. 1 TO THE AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF INERGY HOLDINGS, L.P. (this “Amendment”), dated as of                     , 2010, is entered into and effectuated by Inergy Holdings GP, LLC, in its capacity as general partner (the “General Partner”) of Inergy Holdings, L.P. (the “Partnership”), pursuant to authority granted to it in Sections 5.6 and 13.1(g) of the Amended and Restated Agreement of Limited Partnership of Inergy Holdings, L.P., dated as of June 24, 2005 (the “Holdings Partnership Agreement”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Holdings Partnership Agreement.

WHEREAS, Section 5.6(a) of the Holdings Partnership Agreement provides that the Partnership may issue additional Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners;

WHEREAS, Section 5.6(b) of the Holdings Partnership Agreement provides that the Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities) as shall be fixed by the General Partner;

WHEREAS, Section 13.1(g) of the Holdings Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Holdings Partnership Agreement to reflect an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6 of the Holdings Partnership Agreement; and

WHEREAS, the General Partner deems it advisable and in the best interest of the Partnership to effectuate this Amendment to provide for (i) the creation of a new class of Units to be designated as Nonparticipating Limited Partner Units and to fix the preferences and the relative participating, optional and other special rights, powers and duties pertaining to the Nonparticipating Limited Partner Units, and (ii) such other matters as are provided herein.

NOW, THEREFORE, it is hereby agreed as follows:

A.	Amendment. The Holdings Partnership Agreement is hereby amended as follows:

1. Section 1.1 is hereby amended to add the following definition:

“Nonparticipating Limited Partner Units” means a Partnership Security representing a fractional part of the Interests of all Limited Partners, and having the rights and obligations specified with respect to the Nonparticipating Limited Partner Units in this Agreement.

2. Section 1.1 is hereby amended by amending and restating the following definitions:

“Capital Account” means the capital account maintained for a Limited Partner pursuant to Section 5.5. The “Capital Account” of a Limited Partner in respect of a Common Unit, Nonparticipating Limited Partner Unit or any other Interest shall be the amount that such Capital Account would be if such Common Unit, Nonparticipating Limited Partner Unit or other Interest were the only interest in the Partnership held by such Limited Partner from and after the date on which such Common Unit, Nonparticipating Limited Partner Unit or other Interest was first issued.

“Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Nonparticipating Limited Partner Units or other Partnership Securities or a

A-A-1

combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement.

“Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including without limitation, Common Units and Nonparticipating Limited Partner Units, which are separate classes of Interests.

“Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units and Nonparticipating Limited Partner Units.

3. Section 1.1 is hereby amended by adding the following sentence at the end of the definition of “Common Unit:”

“The term “Common Unit” does not refer to a Nonparticipating Limited Partner Unit.”

4. Article V is hereby amended to add a new Section 5.12 creating a new series of Units as follows:

Section 5.12 Establishment of Nonparticipating Limited Partner Units.

(a) General. The General Partner hereby designates and creates a series of Units to be designated as “Nonparticipating Limited Partner Units” and consisting of a total of 1,000 Nonparticipating Limited Partner Units, and fixes the designations, preferences and relative, participating, optional or other special rights, powers and duties of holders of the Nonparticipating Limited Partner Units as set forth in this Section 5.12.

(b) Allocations. Except as may be required to properly maintain Capital Accounts pursuant to Section 704(b) of the Code, no items of Partnership income, gain, loss, deduction and credit under Section 6.1(a) and Section 6.1(b) shall be allocated to the Nonparticipating Limited Partner Units;

(c) Distributions of Available Cash from Operating Surplus and Distributions of Available Cash from Capital Surplus. Notwithstanding anything to the contrary in Section 6.4 or Section 6.5, no Nonparticipating Limited Partner Unit shall have the right to share in any distributions made to the Unitholders pursuant to Section 6.4 or Section 6.5;

(d) Capital Accounts. The initial Capital Account balance associated with each Nonparticipating Limited Partner Unit shall equal $1.00.

(g) Voting Rights. The Nonparticipating Limited Partner Units shall not be entitled to vote on any matters coming before the Partners for a vote.

(h) No Certificates. The Nonparticipating Limited Partner Units will not be evidenced by certificates.

(i) Registrar and Transfer Agent. The Partnership will act as the registrar and transfer agent of the Nonparticipating Limited Partner Units.

6. Section 6.3 is hereby amended by adding the following final sentence:

“Notwithstanding anything to the contrary in this Agreement, no distributions shall be made pursuant to this Section 6.5 in respect of any Nonparticipating Limited Partner Unit.”

B.	Agreement in Effect. Except as hereby amended, the Holdings Partnership Agreement shall remain in full force and effect.

C.	Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

A-A-2

D.	Invalidity of Provisions. If any provisions of this Amendment are or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

(Signature Page Follows)

A-A-3

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

INERGY HOLDINGS, L.P.

By:	Inergy Holdings GP, LLC,
its general partner

By:
John J. Sherman
President and Chief Executive Officer

A-A-4

ANNEX B

THIRD AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

INERGY, L.P.

i

ARTICLE VI
ALLOCATIONS AND DISTRIBUTIONS

Section 6.1	Allocations for Capital Account Purposes	B-27
Section 6.2	Allocations for Tax Purposes	B-29
Section 6.3	Requirement and Characterization of Distributions; Distributions to Record Holders	B-30
Section 6.4	Special Provisions Relating to Class B Unitholders	B-31

ARTICLE VII
MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1	Management	B-32
Section 7.2	Certificate of Limited Partnership	B-33
Section 7.3	Restrictions on Managing General Partner’s Authority	B-33
Section 7.4	Reimbursement of the Managing General Partner	B-34
Section 7.5	Outside Activities	B-34
Section 7.6	Loans from the Managing General Partner; Loans or Contributions from the Partnership; Contracts with Affiliates; Certain Restrictions on the Managing General Partner	B-35
Section 7.7	Indemnification	B-36
Section 7.8	Liability of Indemnitees	B-38
Section 7.9	Resolution of Conflicts of Interest	B-38
Section 7.10	Other Matters Concerning the Managing General Partner	B-39
Section 7.11	Purchase or Sale of Partnership Securities	B-40
Section 7.12	Registration Rights of the Managing General Partner and its Affiliates	B-40
Section 7.13	Reliance by Third Parties	B-41

ARTICLE VIII
BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1	Records and Accounting	B-42
Section 8.2	Fiscal Year	B-42
Section 8.3	Reports	B-42

ARTICLE IX
TAX MATTERS

Section 9.1	Tax Returns and Information	B-43
Section 9.2	Tax Elections	B-43
Section 9.3	Tax Controversies	B-43
Section 9.4	Withholding	B-43

ARTICLE X
ADMISSION OF PARTNERS

Section 10.1	Admission of Substituted Limited Partner	B-44
Section 10.2	Admission of Successor General Partners	B-44
Section 10.3	Admission of Additional Limited Partners	B-44
Section 10.4	Amendment of Agreement and Certificate of Limited Partnership	B-45

ARTICLE XI
WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1	Withdrawal of the Managing General Partner	B-45
Section 11.2	Removal of the Managing General Partner	B-46
Section 11.3	Interest of Departing Partner and Successor General Partners	B-47
Section 11.4	Withdrawal of Limited Partners	B-47

ii

iii

THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

INERGY, L.P.

THIS THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF INERGY, L.P. dated as of                     , 2010 and effective immediately following the Effective Time (as defined below) (the “Agreement”), is entered into by and among Inergy GP, LLC, a Delaware limited liability company, as the Managing General Partner, Inergy Partners, LLC, a Delaware limited liability company, as the Withdrawing General Partner, IPCH Acquisition Corp., a Delaware corporation, and Inergy Holdings, L.P., a Delaware limited partnership, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein.

BACKGROUND

On January 7, 2004, the Managing General Partner, the Non-Managing General Partner and the Limited Partners entered into that Second Amended and Restated Agreement of Limited Partnership of the Partnership, as amended from time to time (the “Second Amended and Restated Partnership Agreement”).

On                     , 2010, the Partnership, Inergy GP LLC, the Withdrawing General Partner, NRGP Limited Partner, LLC, Inergy Holdings, L.P., Inergy Holdings GP, LLC and NRGP MS, LLC entered in an Agreement and Plan of Merger (the “Agreement and Plan of Merger”) providing for, among other things, the exchange of the outstanding Incentive Distribution Rights and Common Units owned by Inergy Holdings, L.P. for new Common Units and Class B Units, the exchange of the outstanding general partner interest and Common Units owned by the Withdrawing General Partner for Class A Units, the exchange of the outstanding Common Units owned by IPCH Acquisition Corp. for Class A Units, the contribution by Inergy Holdings, L.P. of its interests in each of IPCH Acquisition Corp. and the Withdrawing General Partner to the Partnership in exchange for Common Units, the merger of NRGP MS, LLC with and into Inergy Holdings L.P., with Inergy Holdings, L.P. surviving the merger and the distribution by Inergy Holdings, L.P. of Common Units and Class B Units in exchange for its outstanding common units.

This Agreement amends and restates the Second Amended and Restated Partnership Agreement, effective immediately following the Effective Time (as defined in the Agreement and Plan of Merger), to reflect, among other things, the withdrawal of the Withdrawing General Partner as a general partner of the Partnership and the cancellation of the Incentive Distribution Rights, to set forth the rights, preferences and privileges of the Class A Units and Class B Units, to remove obsolete provisions relating to the subordination period, subordinated units, Incentive Distribution Rights and special units, to provide for uncertificated Common Units and to make other miscellaneous revisions.

ARTICLE I

DEFINITIONS

Section 1.1 Definitions

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Acquisition” means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing the operating capacity or revenues of the Partnership Group from the operating capacity or revenues of the Partnership Group existing immediately prior to such transaction.

“Additional Limited Partner” means a Person admitted to the Partnership as a Limited Partner pursuant to Section 10.3 and who is shown as such on the books and records of the Partnership.

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each fiscal year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Sections 6.1(c)(i) or 6.1(c)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of a Common Unit, a Class A Unit, a Class B Unit or any other specified interest in the Partnership shall be the amount which such Adjusted Capital Account would be if such Common Unit, Class A Unit, Class B Unit or other interest in the Partnership were the only interest in the Partnership held by a Partner from and after the date on which such Common Unit, Class A Unit, Class B Unit or other interest was first issued.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Sections 5.3(b)(i) or 5.3(b)(ii).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including, without limitation, a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).

“Agreed Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the Managing General Partner using such reasonable method of valuation as it may adopt. The Managing General Partner shall, in its discretion, use such method as it deems reasonable and appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

“Agreement” means this Third Amended and Restated Agreement of Limited Partnership of Inergy, L.P., as it may be amended, supplemented or restated from time to time.

“Agreement and Plan of Merger” has the meaning assigned to such term in the Background to this Agreement.

“Assignee” means a Non-citizen Assignee or a Person to whom one or more Limited Partner Interests have been transferred in a manner permitted under this Agreement and who has executed and delivered a Transfer Application as required by this Agreement, but who has not been admitted as a Substituted Limited Partner.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; or (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date,

(a) the sum of (i) all cash and cash equivalents of the Partnership Group on hand at the end of such Quarter, and (ii) all additional cash and cash equivalents of the Partnership Group (excluding IPCH Acquisition Corp. and Inergy Partners, LLC) on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less

(b) the amount of any cash reserves that is necessary or appropriate in the reasonable discretion of the Managing General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions under Section 6.3 in respect of any one or more of the next four Quarters; provided, however, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the Managing General Partner so determines.

Notwithstanding the foregoing, “Available Cash” shall not include any IPCH/Inergy Partners Available Cash. “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Board of Directors” means the board of directors of the Managing General Partner (or comparable governing body of any successor to the Managing General Partner or, if established by the Board of Directors, the board of directors of the Partnership).

“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 5.3 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the states of New York or Missouri shall not be regarded as a Business Day.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.3. The “Capital Account” of a Partner in respect of a Common Unit, a Class A Unit, a Class B Unit or any other Partnership Interest shall be the amount which such Capital Account would be if such Common Unit, a Class A Unit, a Class B Unit or other Partnership Interest were the only interest in the Partnership held by a Partner from and after the date on which such Common Unit, a Class A Unit, a Class B Unit or other Partnership Interest was first issued.

“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership pursuant to this Agreement or the Contribution and Conveyance Agreement.

“Capital Improvement” means any (a) addition or improvement to the capital assets owned by any Group Member or (b) acquisition of existing, or the construction of new capital assets (including, without limitation, retail distribution centers, propane tanks, pipeline systems, storage facilities and related assets), in each case made to increase the operating capacity or revenues of the Partnership Group from the operating capacity or revenues of the Partnership Group existing immediately prior to such addition, improvement, acquisition or construction.

“Carrying Value” means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners’ and Assignees’ Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Sections 5.3(d)(i) and 5.3(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the Managing General Partner.

“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the Managing General Partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as a general partner of the Partnership.

“Certificate” means a certificate (i) substantially in the form of Exhibit A to this Agreement, (ii) issued in global form in accordance with the rules and regulations of the Depositary or (iii) in such other form as may be adopted by the Managing General Partner in its discretion, issued by the Partnership evidencing ownership of one or more Common Units or a certificate, in such form as may be adopted by the Managing General Partner in its discretion, issued by the Partnership evidencing ownership of one or more other Partnership Securities.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 2.7, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“Citizenship Certification” means a properly completed certificate in such form as may be specified by the Managing General Partner by which an Assignee or a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Citizen.

“Claim” has the meaning assigned to such term in Section 7.12(c).

“Class A Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees (but does not include Common Units), and having the rights and obligations specified with respect to Class A Units in this Agreement, which shall be identical to the rights and obligations of the Common Units except the Class A Units (i) will not have the right to vote on, approve or disapprove, or otherwise consent or not consent with respect to any matter (including mergers, share exchanges and similar statutory authorizations) except as otherwise required by any non-waivable provision of law, and (ii) will not share in any IPCH/Inergy Partners Items or any IPCH/Inergy Partners Available Cash.

“Class B Distribution Payment Date” has the meaning ascribed to such term in Section 5.7(b)(i)(A).

“Class B Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Partners, and having the rights and obligations specified with respect to the Class B Units in this Agreement and does not refer to a Common Unit issued upon conversion of a Class B Unit pursuant to the terms hereof.

“Closing Price” has the meaning assigned to such term in Section 15.1(a).

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of successor law.

“Combined Interest” has the meaning assigned to such term in Section 11.3(a).

“Commission” means the United States Securities and Exchange Commission.

“Common Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees, and having the rights and obligations specified with respect to Common Units in this Agreement, but does not include any Class A Units or Class B Units.

“Conflicts Committee” means a committee of the Board of Directors composed entirely of two or more directors who are not (a) security holders, officers or employees of the Managing General Partner, (b) officers, directors or employees of any Affiliate of the Managing General Partner or (c) holders of any ownership interest in the Partnership Group other than Common Units and who also meet the independence standards required to serve on an audit committee of a board of directors by the National Securities Exchange on which the Common Units are listed for trading.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.3(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Contribution and Conveyance Agreement” means that certain Contribution, Conveyance, Assumption and Assignment Agreement, dated as of the Closing Date, among the Managing General Partner, the Withdrawing General Partner, the Partnership, the Operating Company and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

“Conversion Common Unit” means a Common Unit issued upon the conversion of a Class B Unit or PIK Unit in accordance with Section 5.7(b)(iv).

“Conversion Ratio” has the meaning ascribed to such term in Section 5.7(b)(iv).

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(c)(ix).

“Current Market Price” has the meaning assigned to such term in Section 15.1(a).

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. § 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Departing Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Sections 11.1 or 11.2.

“Depositary” means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Effective Time” has the meaning set forth in the Agreement and Plan of Merger.

“Eligible Citizen” means a Person qualified to own interests in real property in jurisdictions in which any Group Member does business or proposes to do business from time to time, and whose status as a Limited Partner or Assignee does not or would not subject such Group Member to a significant risk of cancellation or forfeiture of any of its properties or any interest therein.

“Event of Withdrawal” has the meaning assigned to such term in Section 11.1(a).

“Final Period” has the meaning ascribed to such term in Section 5.7(b)(iv).

“General Partners” means the Managing General Partner and the Withdrawing General Partner and their successors and permitted assigns as managing general partner and non-managing general partner, respectively, of the Partnership.

“General Partner Interest” means the management interest of the Managing General Partner in the Partnership in its capacity as a general partner and/or managing general partner of the Partnership. The General Partner Interest does not have any rights to ownership, profit or any rights to receive distribution from operations or the liquidation of the Partnership.

“Group” means a Person that with or through any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons) or disposing of any Partnership Securities with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Securities.

“Group Member” means a member of the Partnership Group.

“Holder” as used in Section 7.12, has the meaning assigned to such term in Section 7.12(a).

“Incentive Distribution Right” has the meaning assigned to such term in Section 1.1 of the Second Amended and Restated Partnership Agreement.

“Indemnified Persons” has the meaning assigned to such term in Section 7.12(c).

“Indemnitee” means (a) each General Partner, (b) any Departing Partner, (c) any Person who is or was an Affiliate of a General Partner or any Departing Partner, (d) any Person who is or was a member, partner, officer, director, employee, agent or trustee of any Group Member, a General Partner or any Departing Partner or any Affiliate of any Group Member, a General Partner or any Departing Partner, and (e) any Person who is or was serving at the request of a General Partner or any Departing Partner or any Affiliate of a General Partner or any Departing Partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

“Initial Offering” means the initial offering and sale of Common Units to the public, as described in the Registration Statement.

“Initial Period” has the meaning ascribed to such term in Section 5.7(b)(iv).

“Initial Unit Price” means with respect to any class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the Managing General Partner, in each case adjusted as the Managing General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

“IPCH/Inergy Partners Available Cash” means all cash and cash equivalents on hand derived from or attributable to the Partnership’s ownership of, or sale or other disposition of, the shares of common stock of IPCH Acquisition Corp. and the membership interests of Inergy Partners, LLC.

“IPCH/Inergy Partners Items” means the income, gains, losses, deductions and credits which are attributable to the Partnership’s ownership of, or sale or other disposition of, the shares of common stock of IPCH Acquisition Corp. and the membership interests of Inergy Partners, LLC.

“Issue Price” means the price at which a Unit is purchased from the Partnership, after taking into account any sales commission or underwriting discount charged to the Partnership.

“Limited Partner” means, unless the context otherwise requires, (a) a holder of Common Units, Class A Units or Class B Units, except as otherwise provided herein, each Substituted Limited Partner and each Additional Limited Partner, or (b) solely for purposes of Articles V, VI, VII, and IX, each Assignee; provided, however, that when the term “Limited Partner” is used herein in the context of any vote or other approval, including without limitation Articles XIII and XIV, such term shall not, solely for such purpose, include any holder of Class A Units except as may otherwise be required by any non-waivable provision of law.

“Limited Partner Interest” means the ownership interest of a Limited Partner or Assignee in the Partnership, which may be evidenced by Common Units, Class A Units, Class B Units or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner or Assignee is entitled as provided in this Agreement, together with all obligations of such Limited Partner or Assignee to comply with the terms and provisions of this Agreement; provided, however, that when the term “Limited Partner Interest” is used herein in the context of any vote or other approval, including without limitation Articles XIII and XIV, such term shall not, solely for such purpose, include any holder of Class A Units except as may otherwise be required by any non-waivable provision of law.

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to reconstitute the Partnership and continue its business has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

“Liquidator” means one or more Persons selected by the Managing General Partner to perform the functions described in Section 12.3 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

“Managing General Partner” means Inergy GP, LLC and its successors and permitted assigns as managing general partner of the Partnership.

“Merger Agreement” has the meaning assigned to such term in Section 14.1.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute, or the Nasdaq National Market or any successor thereto.

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner or Assignee by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 5.3(d)(ii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Partner or Assignee upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

“Net Income” means, for any taxable year, the excess, if any, of the Partnership’s items of income and gain for such taxable year over the Partnership’s items of loss and deduction for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 5.3(b) and shall not include any items specially allocated under Sections 6.1(b) or (c).

“Net Loss” means, for any taxable year, the excess, if any, of the Partnership’s items of loss and deduction for such taxable year over the Partnership’s items of income and gain for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.3(b) and shall not include any items specially allocated under Sections 6.1(b) or (c).

“Non-citizen Assignee” means a Person whom the Managing General Partner has determined in its discretion does not constitute an Eligible Citizen and as to whose Partnership Interest the Managing General Partner has become the Substituted Limited Partner, pursuant to Section 4.9.

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Sections 6.2(b)(i)(A), 6.2(b)(ii)(A) and 6.2(b)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditures (including, without limitation, any expenditures described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“Notice of Election to Purchase” has the meaning assigned to such term in Section 15.1(b).

“Operating Company” means Inergy Propane, LLC, a Delaware limited liability company, and any successors thereto.

“Operating Company Agreement” means the Limited Liability Company Agreement of the Operating Company, as it may be amended, supplemented or restated from time to time.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the Managing General Partner or any of its Affiliates) acceptable to the Managing General Partner in its reasonable discretion.

“Outstanding” means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the Managing General Partner or its Affiliates) beneficially owns 20% or more of any Outstanding Partnership Securities of any class then Outstanding, all Partnership Securities owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by any non-waivable provision of law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement; provided, further, that the foregoing limitation shall not apply to any Person or Group who acquired, with the prior approval of the Board of Directors, 20% or more of any Partnership Securities of any class issued by the Partnership.

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

“Partners” means the Managing General Partner and the Limited Partners and, prior to its withdrawal as general partner of the Partnership, the Withdrawing General Partner.

“Partnership” means Inergy, L.P., a Delaware limited partnership, and any successors thereto.

“Partnership Event” has the meaning ascribed to such term in Section 5.7(b)(v).

“Partnership Group” means the Partnership, the Operating Company and any Subsidiary of any such entity, treated as a single consolidated entity.

“Partnership Interest” means an interest in the Partnership, which shall include the Limited Partner Interests.

“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).

“Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including without limitation, Common Units, Class A Units and Class B Units.

“Percentage Interest” means as of the date of such determination, (a) as to any Partner or Assignee holding Units, the product obtained by multiplying (i) (A) 100% less (B) the percentage applicable to clause (b) times (ii) the quotient obtained by dividing (A) the number of Units (Common Units, Class A Units and Class B Units) held by such Partner or Assignee by (B) the total number of all outstanding Units (Common Units, Class A Units and Class B Units); and (b) as to the holders of additional Partnership Securities issued by the Partnership in accordance with Section 5.4, the percentage established as a part of such issuance.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Unit held by a Person other than the Managing General Partner or any Affiliate of the Managing General Partner who holds Units.

“PIK Units” has the meaning ascribed to such term in Section 5.7(a).

“Pro Rata” means (a) when modifying Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests and (b) when modifying Partners and Assignees, apportioned among all Partners and Assignees in accordance with their relative Percentage Interests.

“Purchase Date” means the date determined by the Managing General Partner as the date for purchase of all Outstanding Units of a certain class (other than Units owned by the Managing General Partner and its Affiliates) pursuant to Article XV.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership.

“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Record Date” means the date established by the Managing General Partner for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” means the Person in whose name a Common Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or with respect to other Partnership Securities, the Person in whose name any such other Partnership Security is registered on the books which the Managing General Partner has caused to be kept as of the opening of business on such Business Day.

“Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.10.

“Registration Statement” means the Registration Statement on Form S-1 (Registration No. 333-56976) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

“Required Allocations” means any allocation of an item of income, gain, loss or deduction pursuant to Sections 6.1(c)(i), 6.1(c)(ii), 6.1(c)(iii), 6.1(c)(iv), 6.1(c)(v), 6.1(c)(vi) or 6.1(c)(viii).

“Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Sections 6.2(b)(i)(A) or 6.2(b)(ii)(A), respectively, to eliminate Book-Tax Disparities.

“Second Amended and Restated Partnership Agreement” has the meaning ascribed to such term in the Background to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Special Approval” means approval of the Conflicts Committee.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such-Person.

“Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 10.1 in place of and with all the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.

“Surviving Business Entity” has the meaning assigned to such term in Section 14.2(b).

“Trading Day” has the meaning assigned to such term in Section 15.1(a).

“Transfer” has the meaning assigned to such term in Section 4.4(a).

“Transfer Agent” means such bank, trust company or other Person (including the Managing General Partner or one of its Affiliates) as shall be appointed from time to time by the Partnership to act as registrar and transfer agent for the Common Units; provided, however, that if no Transfer Agent is specifically designated for any other Partnership Securities, the Managing General Partner shall act in such capacity.

“Transfer Application” means an application and agreement for transfer of Units in the form set forth on the back of a Certificate or in a form substantially to the same effect in a separate instrument.

“Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units, Class A Units and Class B Units but shall not include a General Partner Interest; provided, however, that when the term “Unit” is used herein in the context of any vote or other approval, including without limitation Article XIII and Article XIV, such term shall not, solely for such purpose, include any holder of Class A Units except as otherwise required by any non-waivable provision of law.

“Unitholders” means the holders of Units.

“Unit Majority” means at least a majority of the Outstanding Common Units.

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.3(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.3(d) as of such date).

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.3(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.3(d)).

“U.S. GAAP” means United States Generally Accepted Accounting Principles consistently applied.

“Withdrawal Opinion of Counsel” has the meaning assigned to such term in Section 11.1(b).

“Withdrawing General Partner” means Inergy Partners, LLC and its successors and permitted assigns as non-managing general partner of the Partnership.

“Working Capital Borrowings” means borrowings exclusively for working capital purposes made pursuant to a credit facility or other arrangement requiring all such borrowings thereunder to be reduced to a relatively small amount each year (or for the year in which the Initial Offering is consummated, the 12-month period beginning on the Closing Date) for an economically meaningful period of time.

Section 1.2 Construction

Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; and (c) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation.

ARTICLE II

ORGANIZATION

Section 2.1 Continuation

The parties hereto, pursuant to the authority contained in Article XIII of the Second Amended and Restated Partnership Agreement, do hereby amend and restate the Second Amended and Restated Partnership Agreement in its entirety, effective immediately following the Effective Time, to continue the Partnership as a limited partnership pursuant to the provisions of the Delaware Act and to set forth the rights and obligations of the Partners and certain matters related thereto. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes and a Partner has no interest in specific Partnership property.

Section 2.2 Name

The name of the Partnership shall be “Inergy, L.P.” The Partnership’s business may be conducted under any other name or names deemed necessary or appropriate by the Managing General Partner in its sole discretion, including the name of the Managing General Partner. The words “Limited Partnership,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The Managing General Partner in its discretion may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices

Unless and until changed by the Managing General Partner, the registered office of the Partnership in the State of Delaware shall be located at 1209 Orange Street, Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be located at Two Brush Creek Blvd., Suite 200, Kansas City, Missouri 64112 or such other place as the Managing General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the Managing General Partner deems necessary or appropriate. The address of the Managing General Partner shall be Two Brush Creek Blvd., Suite 200, Kansas City, Missouri 64112 or such other place as the Managing General Partner may from time to time designate by notice to the Limited Partners.

Section 2.4 Purpose and Business

The purpose and nature of the business to be conducted by the Partnership shall be to (a) serve as a member of the Operating Company and, in connection therewith, to exercise all the rights and powers conferred upon the Partnership as a member of the Operating Company pursuant to the Operating Company Agreement or otherwise, (b) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that the Operating Company is permitted to engage in by the Operating Company Agreement and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, (c) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other entity or arrangement to engage indirectly in, any business activity that the Managing General Partner approves and which lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity; provided, however, that the Managing General Partner reasonably determines, as of the date of the acquisition or commencement of such activity, that such activity (i) generates “qualifying income” (as such term is defined pursuant to Section 7704 of the Code) or a Subsidiary, or a Partnership activity that generates qualifying income, or (ii) enhances the operations of an activity of the Operating Company and (d) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member. The Managing General Partner has no obligation or duty to the Partnership, the Limited Partners, the Withdrawing General Partner or the Assignees to propose or approve, and in its discretion may decline to propose or approve, the conduct by the Partnership of any business.

Section 2.5 Powers

The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6 Power of Attorney

(a) Each Limited Partner and each Assignee hereby constitutes and appoints the Managing General Partner and, if a Liquidator shall have been selected pursuant to Section 12.3, the Liquidator (and any successor to the Liquidator by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

(i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements hereof or thereof) that the Managing General Partner or the Liquidator deems necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the Managing General Partner or the Liquidator deems necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the Managing General Partner or the Liquidator deems necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article IV, Article X, Article XI and Article XII; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Partnership Securities issued pursuant to Section 5.4; and (F) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger or consolidation of the Partnership pursuant to Article XIV; and

(ii) execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments necessary or appropriate, in the discretion of the Managing General Partner or the Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or is necessary or appropriate, in the discretion of the Managing General Partner or the Liquidator, to effectuate the terms or intent of this Agreement; provided, that when required by Section 13.3 or any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the Managing General Partner and the Liquidator may exercise the power of attorney made in this Section 2.6(a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.

Nothing contained in this Section 2.6(a) shall be construed as authorizing the Managing General Partner to amend this Agreement except in accordance with Article XIII or as may be otherwise expressly provided for in this Agreement.

(b) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner’s or Assignee’s Partnership Interest and shall extend to such Limited Partner’s or Assignee’s heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the Managing General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the Managing General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the Managing General Partner or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the Managing General Partner or the Liquidator deems necessary to effectuate this Agreement and the purposes of the Partnership.

Section 2.7 Term

The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

Section 2.8 Title to Partnership Assets

Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner or Assignee, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the Managing General Partner, one or more of its Affiliates or one or more nominees, as the Managing General Partner may determine. The Managing General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the Managing General Partner or one or more of its Affiliates or one or more nominees shall be held by the Managing General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the Managing General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the Managing General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the Managing General Partner or as soon thereafter as practicable, the Managing General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the Managing General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III

RIGHTS OF LIMITED PARTNERS

Section 3.1 Limitation of Liability

The Limited Partners and the Assignees shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 3.2 Management of Business

No Limited Partner or Assignee, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the Managing General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the Managing General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

Section 3.3 Outside Activities of the Limited Partners

Subject to the provisions of Section 7.5, any Limited Partner or Assignee shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners or Assignees shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee.

Section 3.4 Rights of Limited Partners

(a) In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a limited partner in the Partnership, upon reasonable written demand and at such Limited Partner’s own expense:

(i) to obtain true and full information regarding the status of the business and financial condition of the Partnership;

(ii) promptly after becoming available, to obtain a copy of the Partnership’s federal, state and local income tax returns for each year;

(iii) to have furnished to him a current list of the name and last known business, residence or mailing address of each Partner;

(iv) to have furnished to him a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;

(v) to obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner; and

(vi) to obtain such other information regarding the affairs of the Partnership as is just and reasonable.

(b) The Managing General Partner may keep confidential from the Limited Partners and Assignees, for such period of time as the Managing General Partner deems reasonable, (i) any information that the Managing General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the Managing General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS;

REDEMPTION OF PARTNERSHIP INTERESTS

Section 4.1 Certificates

Upon the Partnership’s issuance of Common Units to any Person, the Partnership shall issue one or more Certificates in the name of such Person evidencing the number of such Units being so issued; provided, however, with respect to the issuance of any Class B Units, the Partnership shall issue Certificates in accordance with Section 5.7(b)(iii). Upon the request of any Person owning Class A Units or any other Partnership Securities other than Common Units, the Partnership shall issue to such Person one or more certificates evidencing such Class A Units or Partnership Securities other than Common Units. Certificates shall be executed on behalf of the Partnership by the Chairman of the Board, President or any Vice President and the Secretary or any Assistant Secretary of the Managing General Partner. No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, the Common Units may be certificated or uncertificated as provided in the Delaware Act; provided, further, that if the Managing General Partner elects to issue Common Units in global form, the Common Unit Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Common Units have been duly registered in accordance with the directions of the Partnership.

Section 4.2 Mutilated, Destroyed, Lost or Stolen Certificates

(a) If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the Managing General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Securities as the Certificate so surrendered.

(b) The appropriate officers of the Managing General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

(i) makes proof by affidavit, in form and substance satisfactory to the Managing General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

(ii) requests the issuance of a new Certificate before the Managing General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii) if requested by the Managing General Partner, delivers to the Managing General Partner a bond, in form and substance satisfactory to the Managing General Partner, with surety or sureties and with fixed or open penalty as the Managing General Partner may reasonably direct, in its sole discretion, to indemnify the Managing General Partner, the Partners, the Managing General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv) satisfies any other reasonable requirements imposed by the Partnership.

If a Limited Partner or Assignee fails to notify the Managing General Partner within a reasonable time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the Managing General Partner or the Transfer Agent receives such notification, the Limited Partner or Assignee shall be precluded from making any claim against the Partnership, the Managing General Partner or the Transfer Agent for such transfer or for a new Certificate.

(c) As a condition to the issuance of any new Certificate under this Section 4.2, the Managing General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3 Record Holders

The Partnership shall be entitled to recognize the Record Holder as the Partner or Assignee with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person (a) shall be the Partner or Assignee (as the case may be) of record and beneficially, (b) must execute and deliver a Transfer Application and (c) shall be bound by this Agreement and shall have the rights and obligations of a Partner or Assignee (as the case may be) hereunder and as, and to the extent, provided for herein.

Section 4.4 Transfer Generally

(a) The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction by which a General Partner assigns its General Partner Interest to another Person who becomes a General Partner, by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner or an Assignee, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise.

(b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void.

(c) Nothing contained in this Agreement shall be construed to prevent a disposition by any member of the Managing General Partner of any or all of the issued and outstanding membership interests of the Managing General Partner.

Section 4.5 Registration and Transfer of Limited Partner Interests

(a) The Partnership shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Common Units and transfers of such Common Units as herein provided. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate officers of the Managing General Partner on behalf of the Partnership shall execute and deliver, and in the case of Common Units, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

(b) Except as otherwise provided in Section 4.9, the Partnership shall not recognize any transfer of Limited Partner Interests until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer and such Certificates are accompanied by a Transfer Application duly executed by the transferee (or the transferee’s attorney-in-fact duly authorized in writing). No charge shall be imposed by the Partnership for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the Partnership may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

(c) Limited Partner Interests may be transferred only in the manner described in this Section 4.5. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

(d) Until admitted as a Substituted Limited Partner pursuant to Section 10.1, the Record Holder of a Limited Partner Interest shall be an Assignee in respect of such Limited Partner Interest. Limited Partners may include custodians, nominees or any other individual or entity in its own or any representative capacity.

(e) A transferee of a Limited Partner Interest who has completed and delivered a Transfer Application shall be deemed to have (i) requested admission as a Substituted Limited Partner, (ii) agreed to comply with and be bound by and to have executed this Agreement, (iii) represented and warranted that such transferee has the right, power and authority and, if an individual, the capacity to enter into this Agreement, (iv) granted the powers of attorney set forth in this Agreement and (v) given the consents and approvals and made the waivers contained in this Agreement.

(f) The Managing General Partner and its Affiliates shall have the right at any time to transfer their Common Units to one or more Persons.

Section 4.6 Transfer of the Managing General Partner’s General Partner Interest

(a) Subject to Section 4.6(c) below, prior to June 30, 2011, the Managing General Partner shall not transfer all or any part of its General Partner Interest to a Person unless such transfer (i) has been approved by the prior written consent or vote of the holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the Managing General Partner and their Affiliates) or (ii) is of all, but not less than all, of its General Partner Interest to (A) an Affiliate of the Managing General Partner (other than an individual) or (B) another Person (other than an individual) in connection with the merger or consolidation of the Managing General Partner with or into another Person (other than an individual) or the transfer by such General Partner of all or substantially all of its assets to another Person (other than an individual).

(b) Subject to Section 4.6(c) below, on or after June 30, 2011, a General Partner may transfer all or any of its General Partner Interest without Unitholder approval.

(c) Notwithstanding anything herein to the contrary, no transfer by a General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of such General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner or of any member of the Operating Company or cause the Partnership or the Operating Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed), (iii) in the case of the Managing General Partner’s General Partner Interest, such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest of the Managing General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Partnership as a General Partner immediately prior to the transfer of the Partnership Interest, and the business of the Partnership shall continue without dissolution.

Section 4.7 Transfer of Class B Units

Prior to the second anniversary of the Effective Date, Class B Unitholders shall not Transfer any Class B Units without the prior written consent of the Partnership; provided, however, that these restrictions will not apply to transfers to a grantor retained annuity trust, a family limited partnership or other similar estate planning entities controlled by such holder or transfers to a deceased holder’s estate.

Section 4.8 Restrictions on Transfers

(a) Except as provided in Section 4.8(c) below, but notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership or Operating Company under the laws of the jurisdiction of its formation, or (iii) cause the Partnership or Operating Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).

(b) The Managing General Partner may impose restrictions on the transfer of Partnership Interests if a subsequent Opinion of Counsel determines that such restrictions are necessary to avoid a significant risk of the Partnership or Operating Company becoming taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes. The restrictions may be imposed by making such amendments to this Agreement as the Managing General Partner may determine to be necessary or appropriate to impose such restrictions; provided, however, that any amendment that the Managing General Partner believes, in the exercise of its reasonable discretion, could result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then traded must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

(c) Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed for trading.

Section 4.9 Citizenship Certificates; Non-citizen Assignees

(a) If any Group Member is or becomes subject to any federal, state or local law or regulation that, in the reasonable determination of the Managing General Partner, creates a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner or Assignee, the Managing General Partner may request any Limited Partner or Assignee to furnish to the Managing General Partner, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning his nationality, citizenship or other related status (or, if the Limited Partner or Assignee is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the Managing General Partner may request. If a Limited Partner or Assignee fails to furnish to the Managing General Partner within the aforementioned 30-day period such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the Managing General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership Interests owned by such Limited Partner or Assignee shall be subject to redemption in accordance with the provisions of Section 4.10. In addition, the Managing General Partner may require that the status of any such Partner or Assignee be changed to that of a Non-citizen Assignee and, thereupon, the Managing General Partner shall be substituted for such Non-citizen Assignee as the Limited Partner in respect of his Limited Partner Interests.

(b) The Managing General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Non-citizen Assignees, distribute the votes in the same ratios as the votes of Partners (including without limitation the Managing General Partner) in respect of Limited Partner Interests other than those of Non-citizen Assignees are cast, either for, against or abstaining as to the matter.

(c) Upon dissolution of the Partnership, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Non-citizen Assignee’s share of the distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Non-citizen Assignee of his Limited Partner Interest (representing his right to receive his share of such distribution in kind).

(d) At any time after he can and does certify that he has become an Eligible Citizen, a Non-citizen Assignee may, upon application to the General Partner, request admission as a Substituted Limited Partner with respect to any Limited Partner Interests of such Non-citizen Assignee not redeemed pursuant to Section 4.10, and upon his admission pursuant to Section 10.1, the Managing General Partner shall cease to be deemed to be the Limited Partner in respect of the Non-citizen Assignee’s Limited Partner Interests.

Section 4.10 Redemption of Partnership Interests of Non-citizen Assignees

(a) If at any time a Limited Partner or Assignee fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 4.9(a), or if upon receipt of such Citizenship Certification or other information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership may, unless the Limited Partner or Assignee establishes to the satisfaction of the Managing General Partner that such Limited Partner or Assignee is an Eligible Citizen or has transferred his Partnership Interests to a Person who is an Eligible Citizen and who furnishes a Citizenship Certification to the Managing General Partner prior to the date fixed for redemption as provided below, redeem the Partnership Interest of such Limited Partner or Assignee as follows:

(i) The Managing General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner or Assignee, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Interests and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner or Assignee would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

(ii) The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, in the discretion of the Managing General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 10% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

(iii) Upon surrender by or on behalf of the Limited Partner or Assignee, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank, the Limited Partner or Assignee or his duly authorized representative shall be entitled to receive the payment therefor.

(iv) After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

(b) The provisions of this Section 4.10 shall also be applicable to Limited Partner Interests held by a Limited Partner or Assignee as nominee of a Person determined to be other than an Eligible Citizen.

(c) Nothing in this Section 4.10 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the Managing General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the Managing General Partner in a Citizenship Certification delivered in connection with the Transfer Application that he is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

Section 5.1 Contributions by the Non-Managing General Partner and its Affiliates

(a) Immediately following the Effective Time, the Partnership hereby (i) issues              Class A Units to IPCH Acquisition Corp. in exchange for 789,202 Common Units and (ii) issues              Class A Units to Inergy Partners, LLC in exchange for 2,837,034 Common Units and its economic non-managing general partner interest in the Partnership and (iii) cancels the non-managing general partner interest, the Incentive Distribution Rights and 3,626,236 Common Units.

(b) Immediately following the Effective Time, the Withdrawing General Partner does hereby withdraw as a general partner of the Partnership.

Section 5.2 Interest and Withdrawal

No interest on Capital Contributions shall be paid by the Partnership. No Partner or Assignee shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner or Assignee shall have priority over any other Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners and Assignees agree within the meaning of Section 17-502(b) of the Delaware Act.

Section 5.3 Capital Accounts

(a) The Partnership shall maintain for each Limited Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the Managing General Partner in its sole discretion) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest pursuant to this Agreement and (ii) all items of Partnership income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 5.3(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest pursuant to this Agreement and (y) all items of Partnership deduction and loss computed in accordance with Section 5.3(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.

(b) For purposes of computing the amount of any item of income, gain, loss or deduction which is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

(i) Solely for purposes of this Section 5.3, the Partnership shall be treated as owning directly its proportionate share (as determined by the Managing General Partner based upon the provisions of the Operating Company Agreement) of all property owned by the Operating Company or any other Subsidiary that is classified as a partnership for federal income tax purposes.

(ii) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

(iii) Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(iv) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

(v) In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.3(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; provided, however, that, if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any reasonable method that the Managing General Partner may adopt.

(vi) If the Partnership’s adjusted basis in a depreciable or cost recovery property is reduced for federal income tax purposes pursuant to Section 48(q)(1) or 48(q)(3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Partners pursuant to Section 6.1. Any restoration of such basis pursuant to Section 48(q)(2) of the Code shall, to the extent possible, be allocated in the same manner to the Partners to whom such deemed deduction was allocated.

(c) A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

(d)(i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property or the conversion of a Class B Unit to a Common Unit, the Capital Account of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance or immediately after such conversion (with respect to the conversion of a Class B Unit to a Common Unit) shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance or on the date of such conversion and had been allocated to the Partners in the same manner as any item of gain or loss actually recognized during such period would have been allocated. Any such Unrealized Gain or Unrealized Loss (or items thereof) shall be allocated (A) if the operation of this sentence is triggered by the conversion of a Class B Unit, first to the Partners holding converted Class B Units until the Capital Account of each converted Class B Unit is equal to the Per Unit Capital Amount for a then Outstanding Initial Common Unit, and (B) any remaining Unrealized Gain or Unrealized Loss shall be allocated among the Partners in the same manner as any item of gain or loss actually recognized would have been allocated. If the Unrealized Gain or Unrealized Loss allocated as a result of the conversion of a Class B Unit is not sufficient to cause the Capital Account of each converted Class B Unit to equal the Per Unit Capital Amount for a then Outstanding Initial Common Unit, then Capital Account balances shall be reallocated between the Partners holding converted Class B Units and the Partners holding Common Units (other than converted Class B Units) so as to cause the Capital Account of each converted Class B Unit to equal the Per Unit Capital Amount for a then Outstanding Initial Common Unit, in accordance with Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3). In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests shall be determined by the Managing General Partner using such reasonable method of valuation as it may adopt; provided, however, that the Managing General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time.

(ii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution which is not made pursuant to Section 12.4 or in the case of a deemed contribution and/or distribution, be determined and allocated in the same manner as that provided in Section 5.3(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined and allocated by the Liquidator using such reasonable method of valuation as it may adopt.

Section 5.4 Issuances of Additional Partnership Securities

(a) The Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to the Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as shall be established by the Managing General Partner in its sole discretion, all without the approval of any Limited Partners.

(b) Each additional Partnership Security authorized to be issued by the Partnership pursuant to Section 5.4(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities), as shall be fixed by the Managing General Partner in the exercise of its sole discretion, including (i) the right to share Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may redeem the Partnership Security; (v) whether such Partnership Security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Security will be issued, evidenced by certificates and assigned or transferred; and (vii) the right, if any, of each such Partnership Security to vote on Partnership matters, including matters relating to the relative designations, preferences, rights, powers and duties of such Partnership Security.

(c) The Managing General Partner is hereby authorized and directed to take all actions that it deems necessary or appropriate in connection with (i) each issuance of Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities pursuant to this Section 5.4, (ii) the admission of Additional Limited Partners and (iii) all additional issuances of Partnership Securities. The Managing General Partner is further authorized and directed to specify the relative rights, powers and duties of the holders of the Units or other Partnership Securities being so issued. The Managing General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things it deems to be necessary or advisable in connection with any future issuance of Partnership Securities or in connection with the conversion of the Non-Managing General Partner Interest into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any, National Securities Exchange on which the Units or other Partnership Securities are listed for trading.

(d) Except with respect to Class B Units, no fractional Units shall be issued by the Partnership.

Section 5.5 Splits and Combinations

(a) Subject to Section 5.5(d), the Partnership may make a Pro Rata distribution of Partnership Securities to all Record Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis or stated as a number of Units (including the number of Common Units into which the Class B Units may convert) are proportionately adjusted retroactive to the beginning of the Partnership.

(b) Whenever such a distribution, subdivision or combination of Partnership Securities is declared, the Managing General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The Managing General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Securities to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The Managing General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c) Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates or uncertificated Partnership Securities to the Record Holders of Partnership Securities as of the applicable Record Date representing the new number of Partnership Securities held by such Record Holders, or the Managing General Partner may adopt such other procedures as it may deem appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Securities Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate or uncertificated Partnership Securities, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

(d) Except with respect to Class B Units, the Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of Section 5.4(d) and this Section 5.5(d), each fractional Unit (other than a fractional Class B Unit) shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

Section 5.6 Fully Paid and Non-Assessable Nature of Limited Partner Interests

All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non assessability may be affected by Section 17-607 of the Delaware Act.

Section 5.7 Establishment of Class B Units

(a) General. The Partnership hereby designates and creates a series of Units to be designated as “Class B Units” and consisting of a total of 11,568,560 Class B Units, plus any additional Class B Units issued in kind as a distribution pursuant to Section 5.7(b)(ii) (“PIK Units”), having the same rights and preferences, and subject to the same duties and obligations as the Common Units, except as set forth in this Section 5.7 and Section 6.3.

(b) Rights of Class B Units. The Class B Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:

(i) Distributions.

(A) Commencing with the Quarter ending on             , the holders of the Class B Units as of an applicable Record Date shall be entitled to receive Partnership distributions pursuant to Section 6.3 on a pro rata basis with the Common Units; provided, however, that such distributions shall be paid in PIK Units. When any PIK Units are payable to a holder of Class B Units pursuant to this Section 5.7(b), the Partnership shall issue the PIK Units to such holder no later than forty-five (45) days after the end of each Quarter (each such payment date, a “Class B Distribution Payment Date”). The number of PIK Units to be issued in connection with any Class B Unit distribution shall be determined by dividing (i) the amount of cash paid on one Common Unit with respect to such Quarter, by (ii) greater of (A) the volume weighted average sales price of Common Units during the 20 trading day period ending on the third trading day prior to the public announcement of the transactions contemplated by the Agreement and Plan of Merger and (B) the volume weighted average sales price of Common Units during the 20 trading day period ending on the third day prior to the ex-dividend date for such distribution. Unless otherwise expressly provided, references in this Agreement to Class B Units shall include all PIK Units Outstanding as of the date of such determination.

(B) Notwithstanding anything in this Section 5.7(b)(ii) to the contrary, with respect to Class B Units that are converted into Common Units, the holder thereof shall not be entitled to a Class B Unit distribution and a Common Unit distribution with respect to the same period, but shall be entitled only to the distribution to be paid based upon the class of Units held as of the close of business on the applicable Record Date.

(C) On the Class B Distribution Payment Date, the Partnership shall issue to such Class B Unitholder a certificate or certificates for the number of PIK Units to which such Class B Unitholder shall be entitled. The issuance of the PIK Units pursuant to this Section 5.7(b)(i) shall be deemed to have been made on the first day of the Quarter following the Quarter in respect of which such payment of PIK Units was due.

(ii) Voting Rights.

(A) The Class B Units shall have voting rights that are identical to the voting rights of the Common Units and shall vote with the Common Units as a single class, so that each Class B Unit will be entitled to one vote for each Common Unit into which such Class B Units are convertible on each matter with respect to which each Common Unit is entitled to vote. Each reference in this Agreement to a vote of holders of Common Units shall be deemed to be a reference to the holders of Common Units and Class B Units on an “as if” converted basis, and the definition of “Unit Majority” shall correspondingly be construed to mean at least a majority of the Common Units and the Class B Units, on an “as if” converted basis, voting together as a single class during any period in which any Class B Units are Outstanding.

(B) Notwithstanding any other provision of this Agreement, in addition to all other requirements imposed by Delaware law, and all other voting rights granted under this Agreement, the affirmative vote of the holders of a majority of the Outstanding Class B Units, voting separately as a class based upon one vote per Class B Unit, shall be necessary on any matter (including a merger, consolidation or business combination) that adversely affects any of the rights, preferences and privileges of the Class B Units in any respect or amends or modifies any of the terms of the Class B Units; provided, that the Partnership shall be able to amend this Section 5.7 so long as the amendment does not adversely affect the holders of the Class B Units. Without limiting the generality of the preceding sentence, such adverse effect, amendment or modification includes any action that would:

(1) change the form of payment of distributions, defer the date from which distributions on the Class B Units will accrue, cancel accrued and unpaid distributions on the Class B Units or amend this Section 5.7;

(2) reduce the amount payable or change the form of payment to the holders of the Class B Units upon the voluntary or involuntary liquidation, dissolution or winding up of the Partnership; or

(3) make any distribution of any property other than PIK Units or other Partnership Securities whose distribution is required or permitted by this Section 5.7.

(iii) Certificates.

(A) The Class B Units shall be evidenced by certificates in such form as the Board may approve and, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units; unless and until the Board determines to assign the responsibility to another Person, the Partnership will act as the registrar and transfer agent for the Class B Units. The certificates evidencing Class B Units shall be separately identified and shall not bear the same CUSIP number as the certificates evidencing Common Units.

(B) The certificate(s) representing the Class B Units may be imprinted with a legend in substantially the following form:

“THIS SECURITY IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN THE THIRD AMENDED AND RESTATED AGREEMENT LIMITED PARTNERSHIP OF THE PARTNERSHIP, DATED AS OF              , 2010, A COPY OF WHICH MAY BE OBTAINED FROM THE PARTNERSHIP AT ITS PRINCIPAL EXECUTIVE OFFICES.”

(iv) Conversion. Immediately, following the payment of the Quarterly cash distribution on the Common Units, and the issuance of PIK Units in respect of the Quarterly Class B Unit distribution, for the last Quarter of the four-Quarter period following the Effective Date (the “Initial Period”), 50% of the Class B Units Outstanding that are held by each holder of a Class B Unit, and all of the PIK Units issued during the Initial Period and Outstanding, shall convert into Common Units at a conversion ratio of one Class B Unit or PIK Unit for one Common Unit (the “Conversion Ratio”). Immediately, following the payment of the Quarterly cash distribution on the Common Units, and the issuance of PIK Units in respect of the Quarterly Class B Unit distribution, for the last Quarter of the eight-Quarter period following the Effective Date (the “Final Period”), the remainder of the Outstanding Class B Units and all of the PIK Units issued during the Final Period and Outstanding shall convert into Common Units at the Conversion Ratio.

(v) Other Extraordinary Transactions Affecting the Partnership. Prior to the consummation of any recapitalization, reorganization, consolidation, merger, spin-off or other business combination (not otherwise addressed in this subsection) in which the holders of Common Units are to receive securities, cash or other assets (a “Partnership Event”), the Partnership shall make appropriate provision to ensure that the holders of Class B Units receive in such Partnership Event at least the same consideration as the holders of Common Units. The Partnership may not consummate a Partnership Event in which the consideration paid for each Class B Unit is different than the consideration paid for each Common Unit without the prior written approval of the holders of a majority of the Outstanding Class B Units.

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

Section 6.1 Allocations for Capital Account Purposes

For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.3(b)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

(a) Net Income and Net Loss. After giving effect to the special allocations set forth in Sections 6.1(b) and (c), Net Income and Net Loss for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Income and Net Loss for such taxable period shall be allocated to the Unitholders, Pro Rata.

(b) Certain Special Allocations. All IPCH/Inergy Partners Items shall be allocated to the holders of the Common Units and Class B Units, Pro Rata.

(c) Other Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:

(i) Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(c)(i), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(c)(i) with respect to such taxable period (other than an allocation pursuant to Section 6.1(c)(v) and Section 6.1(c)(vi)). This Section 6.1(c)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(c)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(c)(ii), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(c)(ii), other than Section 6.1(c)(i) and other than an allocation pursuant to Sections 6.1(c)(v) and 6.1(c)(vi), with respect to such taxable period. This Section 6.1(c)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Sections 6.1(c)(i) or 6.1(c)(ii).

(iv) Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, however, that an allocation pursuant to this Section 6.1(c)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(c)(iv) were not in this Agreement.

(v) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the Managing General Partner determines in its good faith discretion that the Partnership’s Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vi) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(vii) Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Percentage Interests.

(viii) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(c) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(ix) Curative Allocation.

(A) Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. Allocations pursuant to this Section 6.1(c)(ix)(A) shall only be made with respect to Required Allocations to the extent the Managing General Partner reasonably determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1(c)(ix)(A)shall be deferred with respect to allocations pursuant to clauses

(1) and (2) hereof to the extent the Managing General Partner reasonably determines that such allocations are likely to be offset by subsequent Required Allocations.

(B) The Managing General Partner shall have reasonable discretion, with respect to each taxable period, to (1) apply the provisions of Section 6.1(c)(ix)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(c)(ix)(A) among the Partners in a manner that is likely to minimize such economic distortions.

(x) Items of income and gain allocated under the foregoing provisions of Sections 6.1(c)(i), 6.1(c)(ii), 6.1(c)(iii) or 6.1(c)(viii) that are IPCH/Inergy Partners Items shall, to the maximum extent possible, be allocated to the holders of the Common Units and Class B Units, Pro Rata.

(xi) Any income, gain, loss, or deduction realized as a direct or indirect result of the issuance of PIK Units to a Partner (the “Issuance Items”) shall be allocated among the Partners so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Partner, shall be equal to the net amount that would have been allocated to each such Partner if the Issuance Items had not been realized.

Section 6.2 Allocations for Tax Purposes

(a) Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.

(b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners as follows:

(i) In the case of a Contributed Property, such items attributable thereto (A) shall be allocated among the Partners in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.

(ii) In the case of an Adjusted Property, such items shall (A) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Sections 5.3(d)(i) or 5.3(d)(ii), (B) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 6.2(b)(i)(A); and (C) third, any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.

(iii) The Managing General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) to eliminate Book-Tax Disparities.

(c) For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the Managing General Partner shall have sole discretion to (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The Managing General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.2(c) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

(d) The Managing General Partner in its discretion may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the Partnership’s common basis of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-1(a)(6) or any successor regulations thereto. If the Managing General Partner determines that such reporting position cannot reasonably be taken, the Managing General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property. If the Managing General Partner chooses not to utilize such aggregate method, the Managing General Partner may use any other reasonable depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests that would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

(e) Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(f) All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(g) Each item of Partnership income, gain, loss and deduction, shall for federal income tax purposes, be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of each month; provided, however, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income or loss realized and recognized other than in the ordinary course of business, as determined by the Managing General Partner in its sole discretion, shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The Managing General Partner may revise, alter or otherwise modify such methods of allocation as it determines necessary or appropriate in its sole discretion, to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

(h) Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the Managing General Partner in its sole discretion.

Section 6.3 Requirement and Characterization of Distributions; Distributions to Record Holders

(a) Subject to Section 5.7(b)(i) and Section 7.5(e), within 45 days following the end of each Quarter, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 17-607 of the Delaware Act, be distributed in accordance with this Article VI by the Partnership to the Unitholders as of the Record Date selected by the Managing General Partner in its reasonable discretion.

(b) Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs, other than from borrowings described in (a)(ii) of the definition of Available Cash, shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(c) In the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(d) The Managing General Partner shall have the discretion to treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners as if they had been distributed to the Partner on whose behalf the taxes were held or paid.

(e) Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

(f) Subject to Section 5.7(b)(i), all IPCH/Inergy Partners Available Cash shall be distributed to the holders of the Common Units and the Class B Units, Pro Rata.

(g) Subject to Section 5.7(b)(i), all other distributions of cash and other property shall be made to the Unitholders, Pro Rata.

Section 6.4 Special Provisions Relating to Class B Unitholders

(a) Subject to transfer restrictions in Section 4.7 of this Agreement, a Unitholder holding a Conversion Common Unit shall provide notice to the Partnership of any Transfer of the Conversion Common Unit by the earlier of (i) thirty (30) days following such Transfer and (ii) the last Business Day of the calendar year during which such transfer occurred, unless (x) the transfer is to an Affiliate of such Unitholder or (y) by virtue of the application of Section 6.2(b), the Partnership has previously determined, based on advice of counsel, that the Conversion Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.4, the Partnership shall take whatever steps are required to provide economic uniformity to the Conversion Common Unit in preparation for a transfer of such Unit; provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units represented by Common Unit Certificates (for this purpose the allocations of income, gains, losses and deductions, and the making of any guaranteed payments or any reallocation of Capital Account balances among the Partners in accordance with Section 6.2(b) hereof and Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(4) with respect to Class B Units or Common Units will be deemed not to have a material adverse effect on the Unitholders holding Common Units).

(b) Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Class B Units (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (ii) in accordance with Sections 5.3(a) and 5.3(d)(i), have a Capital Account as a Partner all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided in Section 5.7 or (ii) be entitled to any distributions other than as provided in Section 5.7 and Article VI.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1 Management

(a) The Managing General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the Managing General Partner, and no Limited Partner or Assignee shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the Managing General Partner under any other provision of this Agreement, the Managing General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it, in its sole discretion, may deem necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into Partnership Securities, and the incurring of any other obligations;

(ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3);

(iv) the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.6(a), the lending of funds to other Persons (including the Operating Company); the repayment of obligations of the Partnership Group and the making of capital contributions to any member of the Partnership Group;

(v) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the Managing General Partner or its assets other than their interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

(vi) the distribution of Partnership cash;

(vii) the selection and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(viii) the maintenance of such insurance for the benefit of the Partnership Group and the Partners as it deems necessary or appropriate;

(ix) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, limited liability companies, corporations or other relationships (including the acquisition of interests in, and the contributions of property to, the Operating Company from time to time) subject to the restrictions set forth in Section 2.4;

(x) the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation;

(xi) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xii) the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.8);

(xiii) the purchase, sale or other acquisition or disposition of Partnership Securities, or the issuance of additional options, rights, warrants and appreciation rights relating to Partnership Securities; and

(xiv) the undertaking of any action in connection with the Partnership’s participation in the Operating Company as a member.

Section 7.2 Certificate of Limited Partnership

The Managing General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act and shall use all reasonable efforts to cause to be filed such other certificates or documents as may be determined by the Managing General Partner in its sole discretion to be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent that such action is determined by the Managing General Partner in its sole discretion to be reasonable and necessary or appropriate, the Managing General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things necessary to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the Managing General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

Section 7.3 Restrictions on Managing General Partner’s Authority

(a) The Managing General Partner may not, without written approval of the specific act by holders of all of the Outstanding Limited Partner Interests or by other written instrument executed and delivered by holders of all of the Outstanding Limited Partner Interests subsequent to the date of this Agreement, take any action in contravention of this Agreement, including, except as otherwise provided in this Agreement, (i) committing any act that would make it impossible to carry on the ordinary business of the Partnership; (ii) possessing Partnership property, or assigning any rights in specific Partnership property, for other than a Partnership purpose; (iii) admitting a Person as a Partner; (iv) amending this Agreement in any manner; or (v) transferring its interest as general partner of the Partnership.

(b) Except as provided in Articles XII and XIV, the Managing General Partner may not sell, exchange or otherwise dispose of all or substantially all of the Partnership’s assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination) or approve on behalf of the Partnership the sale, exchange or other disposition of all or substantially all of the assets of the Operating Company, without the approval of holders of a Unit Majority; provided, however, that this provision shall not preclude or limit the Managing General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership or Operating Company and shall not apply to any forced sale of any or all of the assets of the Partnership or Operating Company pursuant to the foreclosure of, or other realization upon, any such encumbrance. Without the approval of holders of a Unit Majority, the Managing General Partner shall not, on behalf of the Partnership, (i) consent to any amendment to the Operating Company Agreement or, except as expressly permitted by Section 7.9(d), take any action permitted to be taken by a member of the Operating Company, in either case, that would adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to any other class of Partnership Interests) in any material respect or (ii) except as permitted under Sections 4.6, 11.1 and 11.2, elect or cause the Partnership to elect a successor general partner of the Partnership.

Section 7.4 Reimbursement of the Managing General Partner

(a) Except as provided in this Section 7.4 and elsewhere in this Agreement, the Managing General Partner shall not be compensated for its services as a general partner or managing members of any Group Member.

(b) The Managing General Partner shall be reimbursed on a monthly basis, or such other reasonable basis as the Managing General Partner may determine in its sole discretion, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership (including salary, bonus, incentive compensation and other amounts paid to any Person including Affiliates of the Managing General Partner to perform services for the Partnership or for the Managing General Partner in the discharge of its duties to the Partnership), and (ii) all other necessary or appropriate expenses allocable to the Partnership or otherwise reasonably incurred by the Managing General Partner in connection with operating the Partnership’s business (including expenses allocated to the Managing General Partner by its Affiliates). The Managing General Partner shall determine the expenses that are allocable to the Partnership in any reasonable manner determined by the Managing General Partner in its sole discretion. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the Managing General Partner as a result of indemnification pursuant to Section 7.7.

(c) Subject to Section 5.4, the Managing General Partner, in its sole discretion and without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Securities or options to purchase Partnership Securities), or cause the Partnership to issue Partnership Securities in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the Managing General Partner or any one of its Affiliates, in each case for the benefit of employees of the Managing General Partner, any Group Member or any Affiliate, or any of them, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the Managing General Partner or any of its Affiliates any Partnership Securities that the Managing General Partner or such Affiliates are obligated to provide to any employees pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the Managing General Partner in connection with any such plans, programs and practices (including the net cost to the Managing General Partner or such Affiliates of Partnership Securities purchased by the Managing General Partner or such Affiliates from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the Managing General Partner under any employee benefit plans, employee programs or employee practices adopted by the Managing General Partner as permitted by this Section 7.4(c) shall constitute obligations of the Managing General Partner hereunder and shall be assumed by any successor Managing General Partner approved pursuant to Sections 11.1 to 11.2 or the transferee of or successor to all of the Managing General Partner’s General Partner Interest.

Section 7.5 Outside Activities

(a) For so long as it is a General Partner of the Partnership, the Managing General Partner (i) agrees that its sole business will be to act as a general partner or managing member of the Partnership and any other partnership or limited liability company of which the Partnership or the Operating Company is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a limited partner in the Partnership) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member of one or more Group Members or as described in or contemplated by the Registration Statement or (B) the acquiring, owning or disposing of debt or equity securities in any Group Member.

(b) Except as specifically restricted by Section 7.5(a), each Indemnitee (other than the Managing General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty express or implied by law to any Group Member or any Partner or Assignee. Neither any Group Member, any Limited Partner nor any other Person shall have any rights by virtue of this Agreement, the Operating Company Agreement or the partnership relationship established hereby or thereby in any business ventures of any Indemnitee.

(c) Subject to the terms of Section 7.5(a) and Section 7.5(b), but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Indemnitees (other than the Managing General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of the Managing General Partner’s fiduciary duties or any other obligation of any type whatsoever of the Managing General Partner for the Indemnitees (other than the Managing General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership and (iii) the Managing General Partner and the Indemnities shall have no obligation to present business opportunities to the Partnership.

(d) The Managing General Partner and any of their Affiliates may acquire Units or other Partnership Securities and, except as otherwise provided in this Agreement, shall be entitled to exercise all rights of a General Partner or Limited Partner, as applicable, relating to such Units or Partnership Securities.

(e) The term “Affiliates” when used in Section 7.5(a) and Section 7.5(d) with respect to the General Partner shall not include any Group Member or any Subsidiary of the Group Member.

(f) Anything in this Agreement to the contrary notwithstanding, to the extent that provisions of Sections 7.7, 7.8, 7.9, 7.10 or other Sections of this Agreement purport or are interpreted to have the effect of restricting the fiduciary duties that might otherwise, as a result of Delaware or other applicable law, be owed by the Managing General Partner to the Partnership and its Limited Partners, or to constitute a waiver or consent by the Limited Partners to any such restriction, such provisions shall be inapplicable and have no effect in determining whether the Managing General Partner has complied with their fiduciary duties in connection with determinations made by it under this Section 7.5.

Section 7.6 Loans from the Managing General Partner; Loans or Contributions from the Partnership; Contracts with Affiliates; Certain Restrictions on the Managing General Partner

(a) The Managing General Partner or any of its Affiliates may lend to any Group Member, and any Group Member may borrow from the Managing General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the Managing General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm’s-length basis (without reference to the lending party’s financial abilities or guarantees). The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member. No Group Member may lend funds to a General Partner or any of its Affiliates (other than another Group Member).

(b) The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions established in the sole discretion of the Managing General Partner; provided, however, that the Partnership may not charge the Group Member interest at a rate less than the rate that would be charged to the Group Member (without reference to the Managing General Partner’s financial abilities or guarantees) by unrelated lenders on comparable loans. The foregoing authority shall be exercised by the Managing General Partner in its sole discretion and shall not create any right or benefit. in favor of any Group Member or any other Person.

(c) The Managing General Partner may, or may enter into an agreement with any of its Affiliates to, render services to a Group Member or to the Managing General Partner in the discharge of its duties as general partner of the Partnership. Any services rendered to a Group Member by the Managing General Partner or any of its Affiliates shall be on terms that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 7.6(c) shall be deemed satisfied as to (i) any transaction approved by Special Approval, (ii) any transaction, the terms of which are no less favorable to the Partnership Group than those generally being provided to or available from unrelated third parties or (iii) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership Group), is equitable to the Partnership Group. The provisions of Section 7.4 shall apply to the rendering of services described in this Section 7.6(c).

(d) The Partnership Group may transfer assets to joint ventures, other partnerships, corporations, limited liability companies or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as are consistent with this Agreement and applicable law.

(e) Neither the Managing General Partner nor any of their Affiliates shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 7.6(e) shall be deemed to be satisfied as to (i) any transaction approved by Special Approval, (ii) any transaction, the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties, or (iii) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership), is equitable to the Partnership. With respect to any contribution of assets to the Partnership in exchange for Partnership Securities, the Conflicts Committee, in determining whether the appropriate number of Partnership Securities are being issued, may take into account, among other things, the fair market value of the assets, the liquidated and contingent liabilities assumed, the tax basis in the assets, the extent to which tax-only allocations to the transferor will protect the existing partners of the Partnership against a low tax basis, and such other factors as the Conflicts Committee deems relevant under the circumstances.

(f) The Managing General Partner and its Affiliates will have no obligation to permit any Group Member to use any facilities or assets of the Managing General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use, nor shall there be any obligation on the part of the Managing General Partner or its Affiliates to enter into such contracts.

(g) Without limitation of Sections 7.6(a) through 7.6(f), and notwithstanding anything to the contrary in this Agreement, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners.

Section 7.7 Indemnification

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in, or (in the case of a Person other than the Managing General Partner) not opposed to, the best interests of the

Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the Managing General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.7.

(c) The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Partnership may purchase and maintain (or reimburse the Managing General Partner or its Affiliates for the cost of) insurance, on behalf of the Managing General Partner, its Affiliates and such other Persons as the Managing General Partner shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by the Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Partnership.

(f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or-in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.8 Liability of Indemnitees

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, the Assignees or any other Persons who have acquired interests in the Partnership Securities, for losses sustained or liabilities incurred as a result of any act or omission if such Indemnitee acted in good faith.

(b) Subject to its obligations and duties as Managing General Partner set forth in Section 7.1(a), the Managing General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the Managing General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the Managing General Partner in good faith.

(c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the Managing General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or otherwise modify the duties and liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Indemnitee.

(d) Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability to the Partnership, the Limited Partners, the Managing General Partner, and the Partnership’s and the Managing General Partner’s directors, officers and employees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9 Resolution of Conflicts of Interest

(a) Unless otherwise expressly provided in this Agreement or the Operating Company Agreement, whenever a potential conflict of interest exists or arises between the Managing General Partner or any of its Affiliates, on the one hand, and the Partnership, the Operating Company, any Partner or any Assignee, on the other, any resolution or course of action by the Managing General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of the Operating Company Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action is, or by operation of this Agreement is deemed to be, fair and reasonable to the Partnership. The Managing General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution. Any conflict of interest and any resolution of such conflict of interest shall be conclusively deemed fair and reasonable to the Partnership if such conflict of interest or resolution is (i) approved by Special Approval (as long as the material facts known to the Managing General Partner or any of its Affiliates regarding any proposed transaction were disclosed to the Conflicts Committee at the time it gave its approval), (ii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iii) fair to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The Managing General Partner may also adopt a resolution or course of action that has not received Special Approval. The Managing General Partner (including the Conflicts Committee in connection with any Special Approval) shall be authorized in connection with its determination of what is “fair and reasonable” to the Partnership and in connection with its resolution of any conflict of interest to consider (A) the relative interests of any party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interest; (B) any customary or accepted industry practices and any customary or historical dealings with a particular Person; (C) any applicable generally accepted accounting practices or principles; and (D) such additional factors as the Managing General Partner (including the Conflicts Committee) determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances. Nothing contained in this Agreement, however, is intended to nor shall it be construed to require the Managing General Partner (including the Conflicts Committee) to consider the interests of any Person other than the Partnership. In the absence of bad faith by the Managing General Partner, the resolution, action or terms so made, taken or provided by the Managing General Partner with respect to such matter shall not constitute a breach of this Agreement or any other agreement contemplated herein or a breach of any standard of care or duty imposed herein or therein or, to the extent permitted by law, under the Delaware Act or any other law, rule or regulation.

(b) Whenever this Agreement or any other agreement contemplated hereby provides that the Managing General Partner or any of its Affiliates is permitted or required to make a decision (i) in its “sole discretion” or “discretion,” that it deems “necessary or appropriate” or “necessary or advisable” or under a grant of similar authority or latitude, except as otherwise provided herein, the Managing General Partner or such Affiliate shall be entitled to consider only such interests and factors as it desires and shall have no duty or obligation to give any consideration to any interest of, or factors affecting, the Partnership, the Operating Company, any Limited Partner or any Assignee, (ii) it may make such decision in its sole discretion (regardless of whether there is a reference to “sole discretion” or “discretion”) unless another express standard is provided for, or (iii) in “good faith” or under another express standard, the Managing General Partner or such Affiliate shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement, the Operating Company Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation. In addition, any actions taken by the Managing General Partner or such Affiliate consistent with the standards of “reasonable discretion” set forth in the definition of Available Cash shall not constitute a breach of any duty of the Managing General Partner to the Partnership or the Limited Partners. The Managing General Partner shall have no duty, express or implied, to sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business.

(c) Whenever a particular transaction, arrangement or resolution of a conflict of interest is required under this Agreement to be “fair and reasonable” to any Person, the fair and reasonable nature of such transaction, arrangement or resolution shall be considered in the context of all similar or related transactions.

(d) The Unitholders hereby authorize the Managing General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve of actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the Managing General Partner pursuant to this Section 7.9.

Section 7.10 Other Matters Concerning the Managing General Partner

(a) The Managing General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) The Managing General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including an Opinion of Counsel) of such Persons as to matters that such General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

(c) The Managing General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership.

(d) Any standard of care and duty imposed by this Agreement or under the Delaware Act or any applicable law, rule or regulation shall be modified, waived or limited to the extent permitted by law, as required to permit the Managing General Partner to act under this Agreement or any other agreement contemplated by this Agreement and to make any decision pursuant to the authority prescribed in this Agreement, so long as such action is reasonably believed by the Managing General Partner to be in, or not inconsistent with, the best interests of the Partnership.

Section 7.11 Purchase or Sale of Partnership Securities

The Managing General Partner may cause the Partnership to purchase or otherwise acquire Partnership Securities other than Class B Units. As long as Partnership Securities are held by any Group Member, such Partnership Securities shall not be considered Outstanding for any purpose, except as otherwise provided herein. The Managing General Partner or any of its Affiliates may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Securities for their own account, subject to the provisions of Articles IV and X.

Section 7.12 Registration Rights of the Managing General Partner and its Affiliates

(a) If (i) the Managing General Partner or any Affiliate of the Managing General Partner (including for purposes of this Section 7.12, any Person that is an Affiliate of the Managing General Partner at the date of this Agreement notwithstanding that it may later cease to be an Affiliate of the General Partner) holds Partnership Securities that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Securities (the “Holder”) to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then upon the request of such General Partner or any of its Affiliates, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Securities specified by the Holder; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to this Section 7.12(a); and provided further, that if the Conflicts Committee determines in its good faith judgment that a postponement of the requested registration for up to six months would be in the best interests of the Partnership and its Partners due to a pending transaction, investigation or other event, the filing of such registration statement or the effectiveness thereof may be deferred for up to six months, but not thereafter. In connection with any registration pursuant to the immediately preceding sentence, the Partnership shall promptly prepare and file (x) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (y) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and do any and all other acts and things that may reasonably be necessary or advisable to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(b) If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of equity securities of the Partnership for cash (other than an offering relating solely to an employee benefit plan), the Partnership shall use all reasonable efforts to include such number or amount of securities held by the Holder in such registration statement as the Holder shall request. If the proposed offering pursuant to this Section 7.12(b) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder in writing that in their opinion the inclusion of all or some of the Holder’s Partnership Securities would adversely and materially affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of securities held by the Holder which, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(c) If underwriters are engaged in connection with any registration referred to in this Section 7.12, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership’s obligation under Section 7.7, the Partnership shall, to the fullest extent, permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) against any losses, claims, demands, actions, causes of action, assessments, damages, liabilities (joint or several), costs and expenses (including interest, penalties and reasonable attorneys’ fees and disbursements), resulting to, imposed upon, or incurred by the Indemnified Persons, directly or indirectly, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(c) as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Securities were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

(d) The provisions of Sections 7.12(a) and 7.12(b) shall continue to be applicable with respect to the Managing General Partner (and any of the Managing General Partner’s Affiliates) after they cease to be Partners of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Securities with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Securities for which registration was demanded during such two-year period. The provisions of Section 7.12(c) shall continue in effect thereafter.

(e) Any request to register Partnership Securities pursuant to this Section 7.12 shall (i) specify the Partnership Securities intended to be offered and sold by the Person making the request, (ii) express such Person’s present intent to offer such shares for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Securities, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Securities.

Section 7.13 Reliance by Third Parties

Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the Managing General Partner and any officer of the Managing General Partner authorized by the Managing General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the Managing General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the Managing General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the Managing General Partner or any such officer or its representatives be obligated to ascertain that the terms of the Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the Managing General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the Managing General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1 Records and Accounting

The Managing General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders and Assignees of Units or other Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

Section 8.2 Fiscal Year

The fiscal year of the Partnership shall be a fiscal year ending September 30.

Section 8.3 Reports

(a) As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the Managing General Partner shall cause to be mailed or furnished to each Record Holder of a Unit as of a date selected by the Managing General Partner in its discretion, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the Managing General Partner.

(b) As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the Managing General Partner shall cause to be mailed or furnished to each Record Holder of a Unit, as of a date selected by the Managing General Partner in its discretion, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed for trading, or as the Managing General Partner determines to be necessary or appropriate.

ARTICLE IX

TAX MATTERS

Section 9.1 Tax Returns and Information

The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and a taxable year ending on December 31. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable year ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

Section 9.2 Tax Elections

(a) The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the Managing General Partner’s determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the Managing General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are traded during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(g) without regard to the actual price paid by such transferee.

(b) The Partnership shall elect to deduct expenses incurred in organizing the Partnership ratably over a sixty-month period as provided in Section 709 of the Code.

(c) Except as otherwise provided herein, the Managing General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

Section 9.3 Tax Controversies

Subject to the provisions hereof, the Managing General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the Managing General Partner and to do or refrain from doing any or all things reasonably required by the Managing General Partner to conduct such proceedings.

Section 9.4 Withholding

Notwithstanding any other provision of this Agreement, the Managing General Partner is authorized to take any action that it determines in its discretion to be necessary or appropriate to cause the Partnership and the Operating Company to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner or Assignee (including, without limitation, by reason of Section 1446 of the Code), the amount withheld may at the discretion of the Managing General Partner be treated by the Partnership as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Partner.

ARTICLE X

ADMISSION OF PARTNERS

Section 10.1 Admission of Substituted Limited Partner

By transfer of a Limited Partner Interest in accordance with Article IV, the transferor shall be deemed to have given the transferee the right to seek admission as a Substituted Limited Partner subject to the conditions of, and in the manner permitted under, this Agreement. A transferor of a Certificate representing a Limited Partner Interest shall, however, only have the authority to convey to a purchaser or other transferee who does not execute and deliver a Transfer Application (a) the right to negotiate such Certificate to a purchaser or other transferee and (b) the right to transfer the right to request admission as a Substituted Limited Partner to such purchaser or other transferee in respect of the transferred Limited Partner Interests. Each transferee of a Limited Partner Interest (including any nominee holder or an agent acquiring such Limited Partner Interest for the account of another Person) who executes and delivers a Transfer Application shall, by virtue of such execution and delivery, be an Assignee and be deemed to have applied to become a Substituted Limited Partner with respect to the Limited Partner Interests so transferred to such Person. Such Assignee shall become a Substituted Limited Partner (x) at such time as the Managing General Partner consents thereto, which consent may be given or withheld in the Managing General Partner’s discretion, and (y) when any such admission is shown on the books and records of the Partnership. If such consent is withheld, such transferee shall be an Assignee. An Assignee shall have an interest in the Partnership equivalent to that of a Limited Partner with respect to allocations and distributions, including liquidating distributions, of the Partnership. With respect to voting rights attributable to Limited Partner Interests that are held by Assignees, the Managing General Partner shall be deemed to be the Limited Partner with respect thereto and shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, vote such Limited Partner Interests at the written direction of the Assignee who is the Record Holder of such Limited Partner Interests. If no such written direction is received, such Limited Partner Interests will not be voted. An Assignee shall have no other rights of a Limited Partner.

Section 10.2 Admission of Successor General Partners

A successor General Partner approved pursuant to Sections 11.1 or 11.2 or the transferee of or successor to such General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the Managing General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner pursuant to Sections 11.1 or 11.2, or the transfer of such General Partner’s General Partner Interest pursuant to Section 4.6; provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

Section 10.3 Admission of Additional Limited Partners

(a) A Person (other than the General Partners or a Substituted Limited Partner) who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the Managing General Partner (i) evidence of acceptance in form satisfactory to the Managing General Partner of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 2.6, and (ii) such other documents or instruments as may be required in the discretion of the Managing General Partner to effect such Person’s admission as an Additional Limited Partner.

(b) Notwithstanding anything to the contrary in this Section 10.3, no Person shall be admitted as an Additional Limited Partner without the consent of the Managing General Partner, which consent may be given or withheld in the Managing General Partner’s discretion. The admission of any Person as an Additional Limited

Partner shall become effective on the date upon which the name of such Person is recorded as such in the books and records of the Partnership, following the consent of the Managing General Partner to such admission.

Section 10.4 Amendment of Agreement and Certificate of Limited Partnership

To effect the admission to the Partnership of any Partner, the Managing General Partner shall take all steps necessary and appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the Managing General Partner shall prepare and file an amendment to the Certificate of Limited Partnership, and the Managing General Partner may for this purpose, among others, exercise the power of attorney granted pursuant to Section 2.6.

ARTICLE XI

WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1 Withdrawal of the Managing General Partner

(a) The Managing General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”);

(i) The Managing General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

(ii) The Managing General Partner transfers all of its rights as Managing General Partner pursuant to Section 4.6;

(iii) The Managing General Partner is removed pursuant to Section 11.2;

(iv) The Managing General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Managing General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the Managing General Partner or of all or any substantial part of its properties;

(v) A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the Managing General Partner; or

(vi)(A) in the event the Managing General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the Managing General Partner, or 90 days expire after the date of notice to the Managing General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the Managing General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the Managing General Partner; (C) in the event the Managing General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the Managing General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the Managing General Partner.

If an Event of Withdrawal specified in Sections 11.1(a)(iv), 11.1(a)(v) or 11.1(a)(vi)(A), 11.1(a)(vi)(B), 11.1(a)(vi)(C) or 11.1(a)(vi)(E) occurs, the withdrawing Managing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the Managing General Partner from the Partnership.

(b) Withdrawal of the Managing General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 12:00 midnight, Eastern Standard Time, on June 30, 2011, the Managing General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners; provided that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units held by the Managing General Partner and its Affiliates) and the Managing General Partner delivers to the Partnership an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor Managing General Partner) would not result in the loss of the limited liability of any Limited Partner or of a member of the Operating Company or cause the Partnership or the Operating Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such); (ii) at any time after 12:00 midnight, Eastern Standard Time, on June 30, 2011, the Managing General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the Managing General Partner ceases to be the Managing General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the Managing General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the Managing General Partner and their Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the Managing General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the Managing General Partner as general partner or managing member, to the extent applicable, of the other Group Members. If the Managing General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor Managing General Partner. The Person so elected as successor Managing General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the Managing General Partner is a general partner or a managing member. If, prior to the effective date of the Managing General Partner’s withdrawal pursuant to Section 11.1(a)(i), a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1. Any successor Managing General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.

Section 11.2 Removal of the Managing General Partner

The Managing General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the Managing General Partner and its Affiliates). Any such action by such holders for removal of the Managing General Partner must also provide for the election of a successor Managing General Partner by the Unitholders holding a Unit Majority (including Units held by the Managing General Partners and its Affiliates). Such removal shall be effective immediately following the admission of a successor Managing General Partner pursuant to Section 10.2. The removal of the Managing General Partner shall also automatically constitute the removal of the Managing General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the Managing General Partner is a general partner or a managing member. If a Person is elected as a successor Managing General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the Managing General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the Managing General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor Managing General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.

Section 11.3 Interest of Departing Partner and Successor General Partners

(a) In the event of (i) withdrawal of a General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of a the Managing General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if a successor General Partner is elected in accordance with the terms of Sections 11.1 or 11.2, the Departing Partner shall have the option exercisable prior to the effective date of the departure of such Departing Partner to require its successor to purchase its general partner interest (or equivalent interest), if any, in the other Group Members (the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its departure. If the Managing General Partner is removed by the Unitholders under circumstances where Cause exists or if the Managing General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor Managing General Partner is elected in accordance with the terms of Sections 11.1 or 11.2, such successor shall have the option, exercisable prior to the effective date of the departure of such Departing Partner, to purchase the Combined Interest of the Departing Partner for such fair market value of such Combined Interest of the Departing Partner. In either event, the Departing Partner shall be entitled to receive all reimbursements due such Departing Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Managing General Partner for the benefit of the Partnership or the other Group Members.

For purposes of this Section 11.3(a), the fair market value of a Departing Partner’s Combined Interest shall be determined by agreement between the Departing Partner and its successor or, failing agreement within 30 days after the effective date of such Departing Partner’s departure, by an independent investment banking firm or other independent expert selected by the Departing Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing Partner shall designate an independent investment banking firm or other independent expert, the Departing Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest of the Departing Partner. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed, the value of the Partnership’s assets, the rights and obligations of the Departing Partner and other factors it may deem relevant.

(b) If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest of the Departing Partner to Common Units will be characterized as if such General Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.

Section 11.4 Withdrawal of Limited Partners

No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

Section 12.1 Dissolution

The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor Managing General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the Managing General Partner, if a successor Managing General Partner is elected pursuant to Sections 11.1 or 11.2, the Partnership shall not be dissolved and such successor Managing General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

(a) an Event of Withdrawal of the Managing General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Sections 11.1(b) or 11.2 and such successor is admitted to the Partnership pursuant to Section 10.2;

(b) an election to dissolve the Partnership by the Managing General Partner that is approved by the holders of a Unit Majority;

(c) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

(d) the sale of all or substantially all of the assets and properties of the Partnership Group.

Section 12.2 Continuation of the Business of the Partnership After Dissolution

Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the Managing General Partner as provided in Sections 11.1(a)(i) or 11.1(a)(iii) and the failure of the Partners to select a successor to such Departing Partner pursuant to Sections 11.1 or 11.2, then within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Sections 11.1(a)(iv), 11.1(a)(v) or 11.1(a)(vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to reconstitute the Partnership and continue its business on the same terms and conditions set forth in this Agreement by forming a new limited partnership on terms identical to those set forth in this Agreement and having as the successor managing general partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

(i) the reconstituted Partnership shall continue unless earlier dissolved in accordance with this

Article XII;

(ii) if the successor Managing General Partner is not the former Managing General Partner, then the interest of the former Managing General Partner shall be treated in the manner provided in Section 11.3; and

(iii) all necessary steps shall be taken to cancel this Agreement and the Certificate of Limited Partnership and to enter into and, as necessary, to file a new partnership agreement and certificate of limited partnership, and the successor managing general partner may for this purpose exercise the powers of attorney granted the Managing General Partner pursuant to Section 2.6; provided, that the right of the holders of a Unit Majority to approve a successor Managing General Partner and to reconstitute and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner and (y) neither the Partnership, the reconstituted limited partnership nor the Operating Company would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue.

Section 12.3 Liquidator

Upon dissolution of the Partnership, unless the Partnership is continued under an election to reconstitute and continue the Partnership pursuant to Section 12.2, the Managing General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the Managing General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units. The Liquidator (if other than the Managing General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the Managing General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3(b)) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Partnership as provided for herein.

Section 12.4 Liquidation

The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as the Liquidator determines to be in the best interest of the Partners, subject to Section 17-804 of the Delaware Act and the following:

(a) Disposition of Assets. The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may, in its absolute discretion, defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may, in its absolute discretion, distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b) Discharge of Liabilities. Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c) Liquidation Distributions. All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).

Section 12.5 Cancellation of Certificate of Limited Partnership

Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Partnership shall be terminated and the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 12.6 Return of Contributions

The Managing General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

Section 12.7 Waiver of Partition

To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

Section 12.8 Capital Account Restoration

No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership.

ARTICLE XIII

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

Section 13.1 Amendment to be Adopted Solely by the Managing General Partner

Each Partner agrees that the Managing General Partner, without the approval of any Partner or Assignee, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(b) admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c) a change that, in the sole discretion of the Managing General Partner, is necessary or advisable to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Partnership and the Operating Company will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

(d) a change that, in the discretion of the Managing General Partner, (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) is necessary or advisable to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Limited Partner Interests (including the division of any class or classes of Outstanding Limited Partner Interests into different classes to facilitate uniformity of tax consequences within such classes of Limited Partner Interests) or comply with any rule, regulation, guideline or requirement of any

National Securities Exchange on which the Limited Partner Interests are or will be listed for trading, compliance with any of which the Managing General Partner determines in its discretion to be in the best interests of the Partnership and the Limited Partners, (iii) is necessary or advisable in connection with action taken by the Managing General Partner pursuant to Section 5.5 or (iv) is required to effect the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e) a change in the fiscal year or taxable year of the Partnership and any changes that, in the discretion of the Managing General Partner, are necessary or advisable as a result of a change in the fiscal year or taxable year of the Partnership including, if the Managing General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;

(f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the Managing General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g) an amendment that, in the discretion of the Managing General Partner, is necessary or advisable in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.54;

(h) any amendment expressly permitted in this Agreement to be made by the Managing General Partner acting alone;

(i) an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

(j) an amendment that, in the discretion of the Managing General Partner, is necessary or advisable to reflect, account for and deal with appropriately the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;

(k) a merger or conveyance pursuant to Section 14.3(d); or

(l) any other amendments substantially similar to the foregoing.

Section 13.2 Amendment Procedures

Except as provided in Sections 13.1 and 13.3, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed only by or with the consent of the Managing General Partner which consent may be given or withheld in its sole discretion. A proposed amendment shall be effective upon its approval by the holders of a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the Managing General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The Managing General Partner shall notify all Record Holders upon final adoption of any such proposed amendments.

Section 13.3 Amendment Requirements

(a) Notwithstanding the provisions of Sections 13.1 and 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the Managing General Partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.

(b) Notwithstanding the provisions of Sections 13.1 and 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the Managing General Partner or any of its Affiliates without the consent of the Managing General Partner, which consent may be given or withheld in its sole discretion, (iii) change Section 12.1(b), or (iv) change the term of the Partnership or, except as set forth in Section 12.1(b), give any Person the right to dissolve the Partnership.

(c) Except as provided in Section 14.3, and except as otherwise provided, and without limitation of the Managing General Partner’s authority to adopt amendments to this Agreement without the approval of any Partners or Assignees as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.

(d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable law.

(e) Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

Section 13.4 Special Meetings

All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the Managing General Partner or by Limited Partners owning 20% or more of the Outstanding Partnership Securities of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the Managing General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing, agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the Managing General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the Managing General Partner on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

Section 13.5 Notice of a Meeting

Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Limited Partner Interests for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

Section 13.6 Record Date

For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the Managing General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the Managing General Partner to give such approvals.

Section 13.7 Adjournment

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8 Waiver of Notice; Approval of Meeting; Approval of Minutes

The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present, either in person or by proxy, and if, either before or after the meeting, Limited Partners representing such quorum who were present in person or by proxy and entitled to vote, sign a written waiver of notice or an approval of the holding of the meeting or an approval of the minutes thereof. All waivers and approvals shall be filed with the Partnership records or made a part of the minutes of the meeting. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner does not approve, at the beginning of the meeting, of the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting

Section 13.9 Quorum

The holders of a majority of the Outstanding Partnership Securities of the class or classes for which a meeting has been called (including Limited Partner Interests deemed owned by the Managing General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Limited Partner Interests, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Partnership Securities that in the aggregate represent a majority of the Outstanding Partnership Securities entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Partnership Securities that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Partnership Securities specified in this Agreement (including Outstanding Partnership Securities deemed owned by the Managing General Partner). In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Partnership Securities entitled to vote at such meeting (including Outstanding Partnership Securities deemed owned by the Managing General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

Section 13.10 Conduct of a Meeting

The Managing General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The Managing General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the Managing General Partner. The Managing General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

Section 13.11 Action Without a Meeting

If authorized by the Managing General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Limited Partner Interests (including Limited Partner Interests deemed owned by the General Partner) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The Managing General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the Managing General Partner. If a ballot returned to the Partnership does not vote all of the Limited Partner Interests held by the Limited Partners the Partnership shall be deemed to have failed to receive a ballot for the Limited Partner Interests that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the Managing General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the Managing General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the Managing General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) are otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

Section 13.12 Voting and Other Rights

(a) Only those Record Holders of the Limited Partner Interests on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Limited Partner Interests have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Limited Partner Interests shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Limited Partner Interests.

(b) With respect to Limited Partner Interests that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Limited Partner Interests are registered, such other Person shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, and unless the arrangement between such Persons provides otherwise, vote such Limited Partner Interests in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

ARTICLE XIV

MERGER

Section 14.1 Authority

The Partnership may merge or consolidate with one or more corporations, limited liability companies, business trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a general partnership or limited partnership, formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation (“Merger Agreement”) in accordance with this Article XIV.

Section 14.2 Procedure for Merger or Consolidation

Merger or consolidation of the Partnership pursuant to this Article XIV requires the prior approval of the Managing General Partner. If the Managing General Partner shall determine, in the exercise of its discretion, to consent to the merger or consolidation, the Managing General Partner shall approve the Merger Agreement, which shall set forth:

(a) The names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

(b) The name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(c) The terms and conditions of the proposed merger or consolidation;

(d) The manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partner interests, rights, securities or obligations of any limited partnership, corporation, trust or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their general or limited partner interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(e) A statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(f) The effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of the certificate of merger, the effective time shall be fixed no later than the time of the filing of the certificate of merger and stated therein); and

(g) Such other provisions with respect to the proposed merger or consolidation as are deemed necessary or appropriate by the Managing General Partner.

Section 14.3 Approval by Limited Partners of Merger or Consolidation

(a) Except as provided in Section 14.3(d), the General Partner, upon its approval of the Merger Agreement, shall direct that the Merger Agreement be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement shall be included in or enclosed with the notice of a special meeting or the written consent.

(b) Except as provided in Section 14.3(d), the Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement contains any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require for its approval the vote or consent of a greater percentage of the Outstanding Limited Partner Interests or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement.

(c) Except as provided in Section 14.3(d), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 14.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

(d) Notwithstanding anything else contained in this Article XIV or in this Agreement, the Managing General Partner is permitted, in its discretion, without Limited Partner approval, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such Merger other than those it receives from the Partnership or other Group Member if (i) the Managing General Partner has received an Opinion of Counsel that the merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner or any member in the Operating Company or cause the Partnership or the Operating Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the Managing General Partner with the same rights and obligations as are herein contained.

Section 14.4 Certificate of Merger

Upon the required approval by the Managing General Partner and the Unitholders of a Merger Agreement, a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

Section 14.5 Effect of Merger

(a) At the effective time of the certificate of merger:

(i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(b) A merger or consolidation effected pursuant to this Article shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.

ARTICLE XV

RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

Section 15.1 Right to Acquire Limited Partner Interests

(a) Notwithstanding any other provision of this Agreement, if at any time not more than 20% of the total Limited Partner Interests of any class then Outstanding, other than the Class A Units or Class B Units, is held by Persons other than the Managing General Partner and its Affiliates, the Managing General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the Managing General Partner, exercisable in its sole discretion, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the Managing General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1 is mailed and (y) the highest price paid by a General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed. As used in this Agreement, (i) “Current Market Price” as of any date of any class of Limited Partner Interests means the average of the daily Closing Prices (as hereinafter defined) per limited partner interest of such class for the 20 consecutive Trading Days (as hereinafter defined) immediately prior to such date; (ii) “Closing Price” for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted for trading on the principal National Securities Exchange on which such Limited Partner Interests of such class are listed or admitted to trading or, if such Limited Partner Interests of such class are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the

Nasdaq Stock Market or any other system then in use, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the Managing General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined reasonably and in good faith by the Managing General Partner; and (iii) “Trading Day” means a day on which the principal National Securities Exchange on which such Limited Partner Interests of any class are listed or admitted to trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

(b) If the Managing General Partner, any Affiliate of the Managing General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the Managing General Partner shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the Managing General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the Managing General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the Managing General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Articles IV, V, VI and XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests, and such Limited Partner Interests shall thereupon be deemed to be transferred to the Managing General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the Managing General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Articles IV, V, VI and XII).

(c) At any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

ARTICLE XVI

GENERAL PROVISIONS

Section 16.1 Addresses and Notices

Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner or Assignee at the address described below. Any notice, payment or report to be given or made to a Partner or Assignee hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Securities at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Securities by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the Managing General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner or Assignee at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners and Assignees. Any notice to the Partnership shall be deemed given if received by the Managing General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The Managing General Partner may rely and shall be protected in relying on any notice or other document from a Partner, Assignee or other Person if believed by it to be genuine.

Section 16.2 Further Action

The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 16.3 Binding Effect

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.4 Integration

This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 16.5 Creditors

None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 16.6 Waiver

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 16.7 Counterparts

This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Unit, upon accepting the certificate evidencing such Unit or executing and delivering a Transfer Application as herein described, independently of the signature of any other party.

Section 16.8 Applicable Law

This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

Section 16.9 Invalidity of Provisions

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 16.10 Consent of Partners

Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

[Rest of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above:

MANAGING GENERAL PARTNER:

INERGY GP, LLC

John J. Sherman
President and Chief Executive Officer

LIMITED PARTNERS:
All Limited Partners now and hereafter admitted as Limited Partners of the Partnership, pursuant to powers of attorney now and hereafter executed in favor of, and granted and delivered to the Managing General Partner.

By:	Inergy GP, LLC

General Partner, as attorney-in-fact for the Limited Partners pursuant to the Powers of Attorney granted pursuant to Section 2.6.

By:
John J. Sherman
President and Chief Executive Officer

WITHDRAWING GENERAL PARTNER

INERGY PARTNERS, LLC

Name:
Title:

IPCH ACQUISITION CORP.

Name:
Title:

SIGNATURE PAGE

EXHIBIT A

to the Third Amended and

Restated Agreement of Limited Partnership of

Inergy, L.P.

Certificate Evidencing Common Units

Representing Limited Partner Interests in

Inergy, L.P.

No.	Common Units

In accordance with Section 4.1 of the Third Amended and Restated Agreement of Limited Partnership of Inergy, L.P., as amended, supplemented or restated from time to time (the “Partnership Agreement”), Inergy, L.P., a Delaware limited partnership (the “Partnership”), hereby certifies that                      (the “Holder”) is the registered owner of Common Units representing limited partner interests in the Partnership (the “Common Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed and accompanied by a properly executed application for transfer of the Common Units represented by this Certificate. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at Two Brush Creek, Suite 200, Kansas City, Missouri 64112. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the powers of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.

This Certificate shall not be valid far any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.

Dated:	Inergy, L.P.

Countersigned and Registered by:	By:	Inergy GP LLC, its Managing General Partner
By:
as Transfer Agent and Registrar	Name:

By:		By:
	Authorized Signature		Secretary

A-1

[Reverse of Certificate]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM -	as tenants in common	UNIF GIFT/TRANSFERS MIN ACT
TEN ENT -	as tenants by the entireties	Custodian
(Cust) (Minor)
JT TEN -	as joint tenants with right of survivorship and not as tenants in common	under Uniform Gifts/Transfers to CD Minors Act (State)

Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF COMMON UNITS

in

INERGY, L.P.

IMPORTANT NOTICE REGARDING INVESTOR RESPONSIBILITIES

DUE TO TAX SHELTER STATUS OF INERGY, L.P.

You have acquired an interest in Inergy, L.P., Two Brush Creek Blvd., Suite 200, Kansas City, Missouri 64112, whose taxpayer identification number is 43-1918951. The Internal Revenue Service has issued Inergy, L.P. the following tax shelter registration number:

YOU MUST REPORT THIS REGISTRATION NUMBER TO THE INTERNAL REVENUE SERVICE IF YOU CLAIM ANY DEDUCTION, LOSS, CREDIT OR OTHER TAX BENEFIT OR REPORT ANY INCOME BY REASON OF YOUR INVESTMENT IN INERGY, L.P.

You must report the registration number as well as the name and taxpayer identification number of Inergy, L.P. on Form 8271. FORM 8271 MUST BE ATTACHED TO THE RETURN ON WHICH YOU CLAIM THE DEDUCTION, LOSS, CREDIT OR OTHER TAX BENEFIT OR REPORT ANY INCOME BY REASON OF YOUR INVESTMENT IN INERGY, L.P.

If you transfer your interest in Inergy, L.P. to another person, you are required by the Internal Revenue Service to keep a list containing (a) that person’s name, address and taxpayer identification number, (b) the date on which you transferred the interest and (c) the name, address and tax shelter registration number of Inergy, L.P. If you do not want to keep such a list, you must (1) send the information specified above to the Partnership, which will keep the list for this tax shelter, and (2) give a copy of this notice to the person to whom you transfer your interest. Your failure to comply with any of the above-described responsibilities could result in the imposition of a penalty under Section 6707(b) or 6708(a) of the Internal Revenue Code of 1986, as amended, unless such failure is shown to be due to reasonable cause.

A-2

ISSUANCE OF A REGISTRATION NUMBER DOES NOT INDICATE THAT THIS INVESTMENT OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE INTERNAL REVENUE SERVICE.

FOR VALUE RECEIVED, hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of Assignee)	(Please insert Social Security or other identifying number of Assignee)

         Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint                      as its attorney-in-fact with full power of substitution to transfer the same on the books of Inergy, L.P.

Date:	NOTE:	The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.

SIGNATURE(S) MUST BE GUARANTEED BY A MEMBER FIRM OF THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC. OR BY A COMMERCIAL BANK OR TRUST COMPANY SIGNATURE(S) GUARANTEED		(Signature) (Signature)

No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer and an Application for Transfer of Common Units has been executed by a transferee either (a) on the form set forth below or (b) on a separate application that the Partnership will furnish on request without charge. A transferor of the Common Units shall have no duty to the transferee with respect to execution of the transfer application in order for such transferee to obtain registration of the transfer of the Common Units.

A-3

APPLICATION FOR TRANSFER OF COMMON UNITS

The undersigned (“Assignee”) hereby applies for transfer to the name of the Assignee of the Common Units evidenced hereby.

The Assignee (a) requests admission as a Substituted Limited Partner and agrees to comply with and be bound by, and hereby executes, the Amended and Restated Agreement of Limited Partnership of Inergy, L.P. (the “Partnership”), as amended, supplemented or restated to the date hereof (the “Partnership Agreement”), (b) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (c) appoints the Managing General Partner of the Partnership and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Assignee’s attorney-in-fact to execute, swear to, acknowledge and file any document, including, without limitation, the Partnership Agreement and any amendment thereto and the Certificate of Limited Partnership of the Partnership and any amendment thereto, necessary or appropriate for the Assignee’s admission as a Substituted Limited Partner and as a party to the Partnership Agreement, (d) gives the powers of attorney provided for in the Partnership Agreement, and (e) makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms not defined herein have the meanings assigned to such terms in the Partnership Agreement.

Date:

Social Security or other identifying number	Signature of Assignee

Purchase Price including commissions, if any	Name and Address of Assignee

Type of Entity (check one):

☐	Individual	☐	Partnership	☐	Corporation

☐	Trust	☐	Other (specify)

Nationality (check one):

☐	U.S. Citizen, Resident or Domestic Entity

☐	Foreign Corporation	☐	Non-resident Alien

If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.

Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the “Code”), the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is required with respect to the undersigned interestholder’s interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interestholder).

A-4

Complete Either A or B:

A.	Individual Interestholder

1.	I am not a non-resident alien for purposes of U.S. income taxation.

2.	My U.S. taxpayer identification number (Social Security Number) is .

3.	My home address is .

B.	Partnership, Corporation or Other Interestholder

1.	is not a foreign corporation, foreign partnership, foreign trust (Name of Interestholder) or foreign estate (as those terms are defined in the Code and Treasury Regulations).

2.	The interestholder’s U.S. employer identification number is .

3.	The interestholder’s office address and place of incorporation (if applicable) is .

The interestholder agrees to notify the Partnership within sixty (60) days of the date the interestholder becomes a foreign person.

The interestholder understands that this certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.

Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of:

Name of Interestholder

Signature and Date

Title (if applicable)

Note: If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the Assignee will hold the Common Units shall be made to the best of the Assignee’s knowledge.

A-5

Annex C

SUPPORT AGREEMENT

by and among

INERGY, L.P.

and

JOHN J. SHERMAN, PHILLIP L. ELBERT, R. BROOKS SHERMAN, JR,

ANDREW L. ATTERBURY, WILLIAM C. GAUTREAUX, AND CARL A.

HUGHES

Dated as of August 7, 2010

C-i

SUPPORT AGREEMENT

This SUPPORT AGREEMENT, dated as of August 7, 2010 (this “Agreement”), is entered into by and among Inergy, L.P., a Delaware limited partnership (“Inergy”), and John J. Sherman, Phillip L. Elbert, R. Brooks Sherman, Jr., Andrew L. Atterbury, William C. Gautreaux and Carl A. Hughes (collectively, the “Unitholders” and, individually, a “Unitholder”).

WITNESSETH:

WHEREAS, concurrently with the execution of this Agreement, Inergy, Inergy GP LLC, a Delaware limited liability company and the managing general partner of Inergy (“Inergy GP”), Inergy Partners, L.L.C., a Delaware limited liability company and the non-managing general partner of Inergy (“Inergy Partners”), Inergy Holdings L.P., a Delaware limited partnership (“Holdings”), Inergy Holdings GP, LLC, a Delaware limited liability company and the general partner of Holdings (“Holdings GP”), NRGP Limited Partner, L.L.C., a Delaware limited liability company and a wholly-owned subsidiary of Holdings GP (“New NRGP LP”) and NRGP Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of Holdings GP (“MergerCo”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”) pursuant to which, among other things, MergerCo will, subject to the terms and conditions set forth herein, merge with and into Holdings, with Holdings surviving (the “Merger”), such that following the Merger, New NRGP LP will be the sole limited partner of Holdings, and each outstanding Common Unit will be converted into the right to receive the merger consideration specified therein;

WHEREAS, as of the date hereof, each Unitholder is the beneficial owner, in the aggregate, of the number of Common Units set forth opposite such Unitholder’s name on Schedule I hereto (the “Existing Units”); and

WHEREAS, as a material inducement to Inergy entering into the Merger Agreement, Inergy has required that the Unitholders agree, and the Unitholders have agreed, to enter into this Agreement and abide by the covenants and obligations with respect to the Existing Units set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

GENERAL

Section 1.1 Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Affiliate” has the meaning set forth in Rule 405 of the rules and regulations under the Securities Act, unless otherwise expressly stated herein. For purposes of this Agreement, with respect to each Unitholder or other Person, Affiliate shall not include Holdings or any Person that is directly or indirectly, through one or more intermediaries, controlled by Holdings. For the avoidance of doubt, no officer or director of Holdings, Holdings GP, Inergy, Inergy GP or any of their controlled Affiliates shall be deemed to be an Affiliate of a Unitholder or other Person by virtue of his or her status as a director or officer of Holdings, Holdings GP, Inergy, Inergy GP or any of their controlled Affiliates.

“Beneficial Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, including through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security. The terms “Beneficially Own” and “Beneficially Owned” shall have a correlative meaning.

“Existing Units” has the meaning ascribed to that term in the recitals to this Agreement, subject to Section 4.2. For the avoidance of doubt, Existing Units do not include any Common Units acquired by any Unitholder after the date hereof, including Common Units acquired pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is available or exercisable as of the date hereof).

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).

“Unitholder Agreement” means the Unitholder Agreement, dated April 14, 2005, among Holdings (formerly, Inergy Holdings, LLC) and certain unitholders named therein.

ARTICLE II

VOTING

Section 2.1 Agreement to Vote. Each Unitholder hereby irrevocably and unconditionally agrees that, during the term of this Agreement, at the Holdings Meeting and at any other meeting of the unitholders of Holdings, however called, including any adjournment or postponement thereof, and in connection with any written consent of the unitholders of Holdings relating to the Merger or an Acquisition Proposal, such Unitholder shall to the fullest extent that the Existing Units are entitled to vote thereon or consent thereto:

(a) appear at each such meeting or otherwise cause its Existing Units to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering all of the Existing Units (i) in favor of the approval and adoption of the Merger Agreement, the approval of the Merger and any other action required in furtherance thereof submitted for the vote or written consent of unitholders; (ii) against any Acquisition Proposal; and (iii) against any action, agreement or transaction that would or would reasonably be expected to materially impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the Merger or the other transactions contemplated by the Merger Agreement.

Nothing in this Section 2.1 shall require any Unitholder to take any action inconsistent with his fiduciary obligations as an officer, manager or director of Holdings or Holdings GP.

Section 2.2 No Inconsistent Agreements. Each Unitholder hereby covenants and agrees that, except for this Agreement, such Unitholder (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust governing its Existing Units that remains in effect, (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to voting its Existing Units that remains in effect (other than a proxy or proxies to vote its Existing Units in a manner consistent with this Agreement) and (c) shall not knowingly take any action at any time while this Agreement remains in effect that would make any representation or warranty of such Unitholder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling such Unitholder from performing any of its obligations under this Agreement in any material respect.

Section 2.3 Proxy. In order to secure the obligations set forth herein, each Unitholder hereby irrevocably appoints during the term of this Agreement as its proxy and attorney-in-fact, as the case may be John J. Sherman and Laura L. Ozenberger, in their respective capacities as officers of Inergy or Inergy GP, and any individual who shall hereafter succeed to any such officer of Inergy or Inergy GP, as the case may be, and any other Person designated in writing by Inergy or Inergy GP (collectively, the “Grantees”), each of them individually, with full power of substitution, to vote or execute written consents with respect to the Existing Units in accordance with Section 2.1 and, in the discretion of the Grantees, with respect to any proposed postponements or adjournments of any annual or special meeting of the Unitholders of Holdings at which any of the matters described in Section 2.1(b) are to be considered; provided, that any exercise of this proxy by such Grantees shall be subject to the approval of such exercise by the Special Committee of the Inergy GP Board. To the fullest extent permitted by law, this proxy is coupled with an interest and shall be irrevocable, and each Unitholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by such Unitholder with respect to the Existing Units to the extent that such proxy is inconsistent with the provisions of this Agreement. Inergy may terminate this proxy with respect to any Unitholder at any time at its sole election by written notice provided to such Unitholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of Each Unitholder. Each Unitholder hereby severally but not jointly represents and warrants to Inergy as follows:

(a) Organization; Authorization; Validity of Agreement; Necessary Action. Such Unitholder has the requisite power and authority to execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by such Unitholder of this Agreement, the performance by it of the obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by such Unitholder, and no other actions or proceedings on the part of such Unitholder are necessary to authorize the execution and delivery of this Agreement, the performance by such Unitholder of its obligations hereunder or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Unitholder and, assuming the due authorization, execution and delivery of this Agreement by Inergy and the other parties hereto, constitutes a legal, valid and binding agreement of such Unitholder, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(b) Ownership. Such Unitholder’s Existing Units are Beneficially Owned by such Unitholder as set forth on Schedule I hereto. Such Unitholder, individually or through such Unitholder’s Affiliates, has good and marketable title to the Existing Units, free and clear of any Lien, except for (i) those arising under the Unitholder Agreement, and (ii) those identified on Schedule II hereto. Except as set forth on Schedule III hereto, such Unitholder has and will have at all times through the Closing Date sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article II hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Unitholder’s Existing Units.

(c) No Violation. Except as set forth on Schedule IV hereto, neither the execution and delivery of this Agreement by such Unitholder nor the performance by such Unitholder of its obligations under this Agreement will (i) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the Existing Units or result in being declared void, voidable, or without further binding effect, or otherwise result in a material detriment to such Unitholder under, any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which such Unitholder is a party or by which such Unitholder or any of its respective properties, rights or assets may be bound or (ii) violate any judgments, decrees, injunctions, rulings, awards, settlements, stipulations, orders (collectively, “Orders”) or laws applicable to such Unitholder or any of its material properties, rights or assets or result in a violation or breach of or conflict with its certificate of incorporation or bylaws, partnership agreement, or limited liability company agreement (as applicable).

(d) Consents and Approvals. No consent, approval, Order or authorization of, or registration, declaration or filing with, any governmental authority is necessary to be obtained or made by such Unitholder in connection with such Unitholder’s execution, delivery and performance of this Agreement or the consummation by such Unitholder of the transactions contemplated hereby, except (i) for any reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) as set forth in the Merger Agreement, (iii) as would not reasonably be expected to prevent, materially delay or otherwise materially impair such Unitholder’s ability to perform its obligations hereunder, or (iv) as set forth on Schedule V hereto.

(e) Absence of Litigation. There is no action, litigation or proceeding pending and no Order of any governmental authority outstanding that may, nor, to the knowledge of such Unitholder, is any such action, litigation, proceeding or Order threatened, against such Unitholder or its Existing Units which would be reasonably be expected to, prevent or materially delay such Unitholder from performing its obligations under this Agreement or consummating the transactions contemplated hereby.

(f) Reliance by Inergy. Such Unitholder understands and acknowledges that Inergy is entering into the Merger Agreement in reliance upon such Unitholder’s execution and delivery of this Agreement and the representations and warranties of such Unitholder contained herein.

(g) Non-Solicitation. Such Unitholder understands and acknowledges the non-solicitation covenants set forth in Section 6.6 of the Merger Agreement.

Section 3.2 Representations and Warranties of Inergy. Inergy hereby represents and warrants to each Unitholder that the execution and delivery of this Agreement by Inergy and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Inergy.

ARTICLE IV

OTHER COVENANTS

Section 4.1 Prohibition on Transfers, Other Actions. During the term of this Agreement, each Unitholder hereby agrees not to (i) Transfer any of the Existing Units, Beneficial Ownership thereof or any other interest therein, except that each Unitholder shall be permitted to Transfer up to 10% of such Unitholder’s Existing Units, the Beneficial Ownership thereof and any other interest therein; (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, Unitholder’s representations, warranties, covenants and obligations under this Agreement; or (iii) take any action that could restrict or otherwise affect Unitholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement. Any Transfer in violation of this provision shall be null and void. Notwithstanding any Transfer of Existing Units by a Unitholder in accordance with this Section 4.1, Inergy shall issue, and such Unitholder shall accept, the PIK Units to be distributed to him pursuant to the Merger Agreement.

Section 4.2 Distributions, etc. In the event of a unit split, unit distribution, or any change in the Common Units by reason of any split-up, reverse unit split, recapitalization, combination, reclassification, exchange of units or the like, the term “Existing Units” shall be deemed to refer to and include the number of Common Units set forth opposite each Unitholder’s name on Schedule I hereto as well as all such unit distributions and any securities into which or for which any or all of such units may be changed or exchanged or which are received in such transaction.

Section 4.3 Further Assurances. From time to time, during the term of this Agreement, at Inergy’s request and without further consideration, each Unitholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or advisable to effect the actions and consummate the transactions contemplated by this Agreement.

Section 4.4 Unitholder Capacity. Each Unitholder has entered into this Agreement solely in its capacity as a Beneficial Owner of Existing Units. Notwithstanding anything to the contrary contained in this Agreement: (i) none of the provisions of this Agreement shall be construed to prohibit, limit or restrict any Representative of a Unitholder who is an officer of Holdings GP or Inergy GP or a member of the Inergy GP Board or Holdings GP Board from exercising his or her fiduciary duties to Holdings or Inergy by voting or taking any other action whatsoever in his or her capacity as an officer or director, including with respect to the Merger Agreement and the transactions contemplated thereby; and (ii) no action taken by Holdings or Inergy in respect of the Merger Agreement and the transactions contemplated thereby shall serve as the basis of a claim that a Unitholder is in breach of its obligations hereunder notwithstanding the fact that such Unitholder’s Representative, in his or her capacity as an officer or director of Holdings GP or Inergy GP, has provided advice or assistance to Holdings or Inergy in connection therewith.

Section 4.5 Continued Ownership of Holdings GP and General Partner Interest in Holdings.

(a) During the term of this Agreement, each of the Unitholders agrees, except as otherwise permitted in Section 4.1, not to Transfer its ownership interest in the Existing Units or Beneficial Ownership thereof or any other interest therein, and not to cause Holdings GP not to dissolve or liquidate.

(b) Each of the Unitholders agrees not to take any action that would reasonably be expected to cause Holdings GP not to transfer its general partner interest in Holdings, or Beneficial Ownership thereof or any other interest therein.

ARTICLE V

MISCELLANEOUS

Section 5.1 Termination. This Agreement shall remain in effect until the earliest to occur of (i) the Effective Time; (ii) a Holdings Change in Recommendation, (iii) the termination of the Merger Agreement in accordance with its terms, other than as a result of a breach by one or more Unitholders of the terms of this Agreement; or (iv) the written agreement of the Unitholders and Inergy to terminate this Agreement. In addition, this Agreement shall terminate immediately after December 31, 2010, unless all parties have agreed to a continuation of this Agreement beyond such date. After the occurrence of such applicable event, this Agreement shall terminate and be of no further force and effect. Nothing in this Section 5.1 and no termination of this Agreement shall relieve or otherwise limit any party of liability for any breach of this Agreement occurring prior to such termination.

Section 5.2 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Inergy any direct or indirect ownership or incidence of ownership of or with respect to any Existing Units. All rights, ownership and economic benefit relating to the Existing Units shall remain vested in and belong to each Unitholder (or such Unitholder’s Affiliates), and Inergy shall have no authority to direct such Unitholder in the voting (except as otherwise provided herein) or disposition of any of the Existing Units.

Section 5.3 Publicity. Each Unitholder hereby permits Inergy and Holdings to include and disclose in the Registration Statement, the Proxy Statement and in such other schedules, certificates, applications, agreements or documents as such entities reasonably determine to be necessary or appropriate in connection with the consummation of the Merger and the transaction contemplated in the Merger Agreement such Unitholder’s identity and ownership of the Existing Units and the nature of such Unitholder’s commitments, arrangements and understandings pursuant to this Agreement.

Section 5.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (1) on the date of delivery, if delivered personally, (2) on the first Business Day following the date of dispatch if delivered by a recognized next day courier service and (3) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Inergy, to:

Inergy, L.P.

Two Brush Creek Boulevard, Suite 200

Kansas City, Missouri 64112

Attention: General Counsel

Fax: (816) 531-3685

With copies to:

Inergy, L.P.

Two Brush Creek Boulevard, Suite 200

Kansas City, Missouri 64112

Attention: Chairman of the Special Committee

and

Husch Blackwell Sanders LLP

Attention: Steven F. Carman, Esq.

4801 Main Street, Suite 1000

Kansas City, Missouri 64112

Fax: (816) 983-8080

If to Holdings, to:

Inergy Holdings L.P.

Two Brush Creek Boulevard, Suite 200

Kansas City, Missouri 64112

Attention: General Counsel

Fax: (816) 531-3685

With copies to:

Inergy Holdings L.P.

Two Brush Creek Boulevard, Suite 200

Kansas City, Missouri 64112

Attention: Chairman of Conflicts Committee

and

Andrews & Kurth LLP

Attention: G. Michael O’Leary, Esq.

600 Travis Street, Suite 4200

Houston, Texas 77002

Fax: (713) 238-7130

If to the Unitholder(s):

[Unitholder Name]

Two Brush Creek Boulevard, Suite 200

Kansas City, Missouri 64112

Section 5.5 Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

Section 5.6 Counterparts. This Agreement may be executed by facsimile and in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 5.7 Entire Agreement. This Agreement, together with the schedule annexed hereto, and, solely to the extent of the defined terms referenced herein and as provided in Section 4.3 hereof, the Merger Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written and oral, that may have related to the subject matter hereof in any way.

Section 5.8 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and interpreted in accordance with, the Laws of the State of Delaware, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of federal or Delaware law govern). The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware (and any appellate court of the State of Delaware) and the Federal courts of the United States of America located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (and any appellate court of the State of Delaware) and the Federal courts of the United States of America located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or a Federal court of the United States of America located in the State of Delaware. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 5.4 shall be deemed effective service of process on such party.

(b) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 5.8.

Section 5.9 Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by Inergy and each Unitholder. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to Inergy and the Unitholders.

Section 5.10 Remedies.

(a) Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

(b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

Section 5.11 Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner adverse to any party or its equityholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties as closely as possible and to the end that the transactions contemplated hereby shall be fulfilled to the maximum extent possible.

Section 5.12 Action by Inergy. No waiver, consent or other action by or on behalf of Inergy pursuant to or as contemplated by this Agreement shall have any effect unless such waiver, consent or other action is expressly approved by the Special Committee of the Inergy GP Board.

Section 5.13 Successors and Assigns; Third Party Beneficiaries. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (by operation of law or otherwise), by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than (a) the parties hereto or (b) the parties’ respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

Inergy, L.P.

By:	Inergy GP, LLC, its managing general partner

	By:	/s/ Laura L. Ozenberger
	Name:	Laura L. Ozenberger
	Title:	Senior Vice President,
General Counsel and Secretary

THE UNITHOLDERS

/s/ John J. Sherman	/s/ Phillip L. Elbert
JOHN J. SHERMAN	PHILLIP L. ELBERT

/s/ R. Brooks Sherman, Jr.	/s/ Andrew L. Atterbury
R. BROOKS SHERMAN, JR.	ANDREW L. ATTERBURY

/s/ William C. Gautreaux	/s/ Carl A. Hughes
WILLIAM C. GAUTREAUX	CARL A. HUGHES

Schedule I

Existing Units

Name	Beneficial Ownership
John J. Sherman	23,817,361
Phillip L. Elbert	2,622,347
R. Brooks Sherman, Jr.	1,139,693
Andrew L. Atterbury	2,951,907
William C. Gautreaux	2,830,330
Carl A. Hughes	2,626,136

TOTAL	35,987,774

Schedule II

Pledged Units

227,932 units pledged by Andrew L. Atterbury

65,000 units pledged by William C. Gautreaux

Schedule III

Voting Power

None

Schedule IV

No Violation

None

Schedule V

Consents and Approvals

None

Annex D

August 7, 2010

Conflicts Committee of the Board of Directors of

Inergy Holdings GP, LLC

Two Brush Creek Boulevard, Suite 200

Kansas City, MO 64112

Dear Members of the Committee:

You have requested our opinion as to the fairness from a financial point of view to the holders of the common units representing limited partner interests (the “Common Units”) of Inergy Holdings, L.P. (“Holdings”), other than the Common Units held by Inergy Holdings GP, LLC (“Holdings GP”) and its affiliates, officers and directors, of the Consideration (as defined below) to be received by such holders, in the aggregate, pursuant to the Agreement and Plan of Merger, dated as of August 7, 2010 (the “Agreement”), by and among Inergy, L.P. (“Inergy”), Inergy GP, LLC (“Inergy GP”), NRGP Limited Partner, LLC (“New NRGP LP”), Holdings, Holdings GP, and NRGP MS, LLC (“MergerCo” and, together with Inergy, Inergy GP, Inergy Partners, New NRGP LP, Holdings and Holding GP, the “Parties”).

The Agreement provides for a series of transactions, including the merger of MergerCo with and into Holdings, as a result of which each issued and outstanding Common Unit will be converted into the right to receive 0.770 common units of Inergy (the “LP Units”), except that certain affiliates of Holdings holding Common Units will receive instead a combination of LP Units, Class A Units of Inergy and Class B Units of Inergy The transactions contemplated by the Agreement are referred to herein as the “Transactions.” The consideration to be received by the holders of Common Units pursuant to the Agreement shall be referred to herein collectively as the “Consideration.” In connection with the Transactions, certain affiliated unitholders of Holdings, who collectively beneficially own approximately 57.8% of Holdings, have agreed with Inergy to vote for the Transactions pursuant to the Holdings Unitholder Support Agreement, dated August 7, 2010 (the “Support Agreement”). The terms and conditions of the Transactions are set forth in more detail in the Agreement, the form of Third Amended and Restated Agreement of Limited Partnership of Inergy (the “Inergy Amended and Restated Partnership Agreement”) attached as an annex to the Agreement, the form of Second Amended and Restated Agreement of Limited Partnership of Holdings (the “Holdings Amended and Restated Partnership Agreement”) attached as an annex to the Agreement and the Support Agreement, as applicable.

Tudor, Pickering, Holt & Co. Securities, Inc. (“TudorPickering”) and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. TudorPickering also engages in securities trading and brokerage, private equity activities, equity research and other financial services, and in the ordinary course of these activities, TudorPickering and its affiliates may from time to time acquire, hold or sell, for their own accounts and for the accounts of their customers, (i) equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of Holdings, any of the other Parties and any of their respective affiliates and (ii) any currency or commodity that may be involved in the Transactions and the other matters contemplated by the Agreement. In addition, TudorPickering and its affiliates and certain of its employees, including members of the team performing services in connection with the Transactions, as well as certain private equity funds associated or affiliated with TudorPickering in which they may have financial interests, may from time to time acquire, hold or make direct or indirect investments in or otherwise finance a wide variety of companies, including Holdings, other prospective purchasers and their respective affiliates. We have acted as financial advisor to the Conflicts Committee of the Board of Directors of Holdings GP (the “Conflicts Committee”) in connection with, and have participated in certain negotiations leading to, the Transactions. We expect to receive fees for our services, the principal portion of which is contingent upon the consummation of the Transaction, and Holdings has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. Other than with respect to this Transaction, TudorPickering has not provided investment banking services to, or otherwise had any material relationship with, Holdings, Inergy or any of their respective affiliates. We may provide investment banking or other financial services to Holdings, Inergy or any of the other Parties or their respective unitholders, affiliates or portfolio companies in the future. In connection with such investment banking or other financial services, we may receive compensation.

In connection with this opinion, we have reviewed, among other things, (i) the Agreement; (ii) the form of Holdings Amended and Restated Partnership Agreement; (iii) the form of Inergy Amended and Restated Partnership Agreement; (iv) the Support Agreement; (v) annual reports to unitholders and Annual Reports on Form 10-K of Holdings and Inergy for the two years ended September 30, 2009; (vi) certain interim reports to unitholders and Quarterly Reports on Form 10-Q of Holdings and Inergy; (vii) certain current reports on Form 8-K of Holdings and Inergy; (viii) draft earnings releases and draft Quarterly Reports on Form 10-Q of Holdings and Inergy for the quarter ended June 30, 2010; (ix) certain other communications from Holdings and Inergy to their respective unitholders; (x) certain internal financial information and forecasts for Holdings and Inergy prepared by the management of Holdings, as reviewed, adjusted and approved for our use by the Conflicts Committee (the “Forecasts”); (xi) certain publicly available research analyst reports with respect to the future financial performance of Holdings and Inergy, which we discussed with the senior management of Holdings and the Conflicts Committee; and (xii) certain cost savings and operating synergies projected by the management of Holdings to result from the Transactions, as reviewed and approved for our use by the Conflicts Committee (the “Synergies”). We also have held discussions with members of the senior management of Holdings and the Conflicts Committee regarding their assessment of the strategic rationale for, and the potential benefits of, the Transactions and the past and current business operations, financial condition and future prospects of Holdings, Inergy and their respective subsidiaries. In addition, we have (i) reviewed the reported unit price and trading activity for the Common Units and LP Units; (ii) compared certain financial and stock market information for Holdings and Inergy with similar information for certain other companies the securities of which are publicly traded; (iii) compared the financial terms of the Agreement with the financial terms of certain recent business combinations in the midstream sector of the energy industry, including business combinations involving master limited partnerships; and (iv) performed such other studies and analyses, and considered such other factors, as we considered appropriate.

For purposes of our opinion, we have assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax and other information provided to, discussed with or reviewed by or for us, or publicly available. In that regard, we have assumed with your consent that the Forecasts and Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the senior management of Holdings and the Conflicts Committee, and that such Forecasts and Synergies will be realized in the amounts and time periods contemplated thereby. We have also assumed that all governmental, regulatory or other consents or approvals necessary for the consummation of the Transactions will be obtained without any material adverse effect on Holdings, any of the other Parties, the holders of Common Units or the expected benefits of the Transactions in any way meaningful to our analysis and have assumed that the Transactions will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Holdings or any of its subsidiaries or Inergy or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. Our opinion does not address any legal, regulatory, tax or accounting matters.

Our opinion does not address the underlying business decision of Holdings to engage in the Transactions, or the relative merits of the Transactions as compared to any other alternative transaction that might be available to Holdings. This opinion addresses only the fairness from a financial point of view, as of the date hereof, to the holders of Common Units (other than Holdings GP and its affiliates, officers and directors) of the Consideration to be paid pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement, the Holdings Amended and Restated Partnership Agreement, the Inergy Amended and Restated Partnership Agreement, the Support Agreement or the Transactions, including, without limitation, the fairness of the Transactions to, or any consideration received in connection therewith by, creditors or other constituencies of Holdings or Inergy; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Holdings or Inergy, or any class of such persons, in connection with the Transactions, whether relative to the Consideration pursuant to the Agreement or otherwise. We are not expressing any opinion as to the price at which the Common Units will trade at any time. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no obligation to update, revise or reaffirm our opinion and expressly disclaim any responsibility to do so based on circumstances, developments or events occurring after the date hereof. Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Conflicts Committee in connection with its consideration of the Transactions and such opinion does not constitute a recommendation as to how any holder of Common Units should vote with respect to such Transactions or any other matter. This opinion has been reviewed and approved by TudorPickering’s fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid to the holders of outstanding Common Units (other than Common Units held by Holdings GP and its affiliates, officers and directors) pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours, TUDOR, PICKERING, HOLT & CO. SECURITIES, INC.

By:	/S/ LANCE GILLILAND
Name:	Lance Gilliland
Title:	Managing Director

D-4